Exhibit (a)(1)(A)
Offer to Exchange
Each Outstanding Share of Hampton Roads Bankshares, Inc.
8.75% Non-cumulative Perpetual Preferred Stock, Series A (CUSIP No. 409321205)
(“Series A Preferred”)
For
375 Shares of Hampton Roads Bankshares, Inc. Common Stock
And
Offer to Exchange
Each Outstanding Share of Hampton Roads Bankshares, Inc.
12.00% Non-cumulative Perpetual Preferred Stock, Series B (CUSIP No. 409321304)
(“Series B Preferred”)
For
375 Shares of Hampton Roads Bankshares, Inc. Common Stock
(“Common Stock”)
     Hampton Roads Bankshares, Inc. (“Company”) is offering to exchange, upon the terms and subject to the conditions described in this document (“Exchange Offer Memorandum”) and in the related letter of transmittal, each properly tendered and accepted share of Series A Preferred for 375 newly issued shares of our Common Stock. In addition, we are offering to exchange, upon the terms and subject to the conditions described in this Exchange Offer Memorandum and in the related letter of transmittal, each properly tendered and accepted share of Series B Preferred for 375 newly issued shares of our Common Stock.
     The offers to exchange with holders of Series A Preferred and Series B Preferred are collectively referred to herein as the “Exchange Offers.” The number of shares of Common Stock issued for each preferred share is known as the “Exchange Ratio.” Each share of Series A Preferred and Series B Preferred has a face value and liquidation preference of $1,000 per share (“Liquidation Value”). The Exchange Ratio was unanimously approved by a Special Committee of the Company’s board of directors (the “Board of Directors”) and unanimously approved by the Board of Directors.
     The maximum number of shares of Common Stock issuable in both Exchange Offers on a combined basis is 22,806,000 shares (the “Maximum Amount”). We reserve the right, but are not obligated, to increase or decrease the Maximum Amount.
     The Exchange Offers will expire at 5:00 p.m., New York City time, on September 27, 2010 (the “Expiration Date”), unless extended or earlier terminated by us.

You must validly tender your shares of Series A Preferred and Series B Preferred (collectively, “Preferred Stock”) for exchange in the Exchange Offers on or prior to the Expiration Date to receive the exchange offer consideration. You should carefully review the procedures for tendering shares of Preferred Stock beginning on page 59 of this Exchange Offer Memorandum and the related letter of transmittal. You may withdraw shares of Preferred Stock tendered in the Exchange Offers at any time prior to 5:00 p.m., New York City time, on the Expiration Date. At that time, any tender made by you will be irrevocable, subject only to the satisfaction or waiver of the conditions of the Exchange Offers as described under “The Exchange Offers — Conditions of the Exchange Offers.”
     The Exchange Offers are conditioned on the closing conditions discussed under “The Exchange Offers — Conditions of the Exchange Offers” and “The Exchange Offers — Additional Conditions.” These conditions include, among others, your vote in favor of certain amendments to the preferred stock designations (the “Preferred Amendments”) at a special meeting of the holders of Preferred Stock as further described below and in the proxy statement attached as Annex A.
     The shares of Preferred Stock are not listed for trading on any securities exchange. Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “HMPR.” The last reported sale price of our Common Stock on August 27, 2010, was $0.98 per share. The shares of our Common Stock to be issued in the Exchange Offers will be approved for listing on the NASDAQ Global Select Market.
     The terms of this document (and the related Schedule TO and letter of transmittal to which this document relates) and the transactions described are intended to comply with the provisions of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). References to “the Exchange Offers” and other similar references in this document, the letter of transmittal and the Schedule TO which this document relates refer to each exchange offer in respect of each series of Preferred Stock described herein. Unless otherwise specified in this document or the letter of transmittal, the terms applicable to each exchange offer are identical, including the Expiration Date and extensions of the offers, conditions of the offers, settlement and other exchange procedures.
     You are encouraged to read and carefully consider the Exchange Offer Memorandum in its entirety, in particular the “Risk Factors” section of this Exchange Offer Memorandum beginning on page 26 before you make any decision regarding the Exchange Offers.
     You must make your own decision regarding whether to tender shares of Preferred Stock in the Exchange Offers, and, if so, the amount of Preferred Stock to tender. Neither we nor any other person is making any recommendation as to whether or not you should tender your Preferred Stock in the Exchange Offers. We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this Exchange Offer Memorandum is truthful or complete. Any representation to the contrary is a criminal offense.
The Company is the Exchange Agent and Information Agent for the Exchange Offers and may be
contacted:
c/o Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer
Hampton Roads Bankshares, Inc.
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510

Telephone (757) 217-3634 if you have any questions.
E-mail at dglenn@bofhr.com
THE DATE OF THIS EXCHANGE OFFER MEMORANDUM IS AUGUST 30, 2010.

AVAILABLE INFORMATION
     You should rely only on the information contained or incorporated by reference in this Exchange Offer Memorandum. Neither we, the Information Agent, nor the Exchange Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted.
     We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (“Securities Act”), to exempt the Exchange Offers from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act or other applicable exemptions under state securities laws and regulations to exempt the Exchange Offers from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offers.
     We currently file reports and other information with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act. Such reports and other information (including the documents incorporated by reference into this Exchange Offer Memorandum) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at its Washington address. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC. You may also view such documents on our website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242. Written requests for copies of the documents we file with the SEC may also be directed to Attn: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.
     Copies of the materials referred to in the preceding paragraph, as well as copies of this Exchange Offer Memorandum and any related current amendment or supplement, may also be obtained from the Information Agent at its address listed on the back cover of this Exchange Offer Memorandum.
FORWARD-LOOKING STATEMENTS
     Statements included or incorporated by reference herein may constitute forward-looking statements. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those described in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion of and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as amended, which are incorporated herein by reference, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, which is attached to this document as Annex B.
     We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
DOCUMENTS INCORPORATED BY REFERENCE
     This Exchange Offer Memorandum incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this Exchange Offer Memorandum. As allowed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, the below documents are incorporated by reference and therefore are considered part of this Exchange Offer Memorandum. Important information is disclosed to you by referring you to these documents.
     The following documents we filed with the SEC are incorporated herein by reference and shall be deemed to be a part of this document:
(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended;

(2)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as amended;

(3)	the Company’s Current Reports on Form 8-K filed on January 6, 2010, February 10, 2010, February 17, 2010, April 7, 2010, April 23, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), May 19, 2010, May 24, 2010, May 27, 2010, June 7, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), June 10, 2010 (as amended on June 11, 2010), June 14, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), June 17, 2010, July 1, 2010, July 7, 2010, July 12, 2010, July 13, 2010, July 27, 2010, August 10, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), August 12, 2010, August 17, 2010 and August 18, 2010; and

(4)	the Company’s Definitive Proxy Statement related to its 2010 annual meeting of shareholders, as filed with the SEC on August 30, 2010.
     Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Exchange Offer Memorandum to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Exchange Offer Memorandum and a copy of any or all other contracts or documents which are referred to in this Exchange Offer Memorandum. Requests should be directed to: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

BACKGROUND INFORMATION
     This Background Information section highlights certain significant aspects of our business contained elsewhere or incorporated by reference in this Exchange Offer Memorandum. As a result, it does not contain all of the information that you should consider before making a decision as to whether or not to participate in the Exchange Offers. You should carefully read this entire Exchange Offer Memorandum, including annexes, the related letter of transmittal and the documents incorporated in the Exchange Offer Memorandum by reference, including the “Risk Factors” section and the financial data and related notes, before making your decision.
     Like many financial institutions across the United States, we have been affected by deteriorating economic conditions and related financial losses. The report of our independent registered public accounting firm on our consolidated financial statements, as of and for the year ended December 31, 2009, contains an explanatory paragraph regarding the uncertainty of our ability to continue as a going concern. As of June 30, 2010, Shore Bank (“Shore”) was “well-capitalized” and Bank of Hampton Roads (“BOHR”) was “significantly undercapitalized” within the standards of their banking regulators. Under our written agreement with our regulators (which is discussed in more detail below) we are required to raise substantial capital. As a result, we have an immediate need to raise capital.
     Due to the Great Recession, we have been pursuing strategic alternatives to raise capital and strengthen our balance sheet for more than a year. Following the withdrawal of the Company’s underwritten public offering of Common Stock in August 2009, the Board of Directors has worked closely with management and the Company’s advisors to evaluate potential alternatives for raising additional capital, including possibly selling common or preferred stock in public or private offerings, issuing subordinated debt and/or warrants, disposing of branches or related assets, trading deposits or loans, and considering other strategic alternatives.
     As a result, the Investors1 and the Company entered into various definitive Investment Agreements2 to purchase 637,500,000 shares of Common Stock of the Company for $0.40 per share as part of an aggregate $255 million private placement (the “Private Placements”), in two separate closings. In addition, the Company will raise a minimum of $20 million and a maximum of $40 million in a rights offering, as described below.
     The initial closing (the “First Closing”) for $235 million will occur following:
•	the approval of the Private Placements and other matters by the common shareholders at the Company’s annual meeting of shareholders to be held on September 28, 2010 (the “Annual Meeting”); and

•	the approval of the Preferred Amendments by the Common and Preferred Stock shareholders, as further described below and in the attached Annex A.
     The First Closing for $235 million will occur at the same time as:

[1]	The Investors are affiliates of The Carlyle Group (“Carlyle”), Anchorage Advisors, L.L.C. (“Anchorage” together with Carlyle, the “Anchor Investors”), CapGen Capital Group IV, LP (“CapGen”), affiliates of Davidson Kempner Capital Management (“Davidson Kempner”), affiliates of Fir Tree, Inc. (“Fir Tree”), C12 Protium Value Opportunities Ltd. (“C12”) and Goldman, Sachs & Co (“Goldman”).

[2]	The Investment Agreements are the Second Amended and Restated Investment Agreement, dated August 11, 2010, by and among the Company and the Anchor Investors, the Amended and Restated CapGen Investment Agreement, dated August 11, 2010, by and between the Company and CapGen, certain Second Amended and Restated Securities Purchase Agreements, dated August 11, 2010, entered into by the Company with Davidson Kempner, Fir Tree and C12, and the Amended and Restated Goldman Securities Purchase Agreement, dated, August 11, 2010, by and between the Company and Goldman.

•	the conversion into 52,225,550 shares of Common Stock (the “TARP Conversion”) of our Series C-1 mandatorily convertible fixed rate cumulative perpetual preferred stock (the “Series C-1 Preferred”) to be issued to the United States Department of the Treasury (“Treasury”) in exchange for our outstanding shares of Series C fixed rate cumulative perpetual preferred stock (the “Series C Preferred”) held by Treasury (the “TARP Exchange”);

•	the exchange of Series A Preferred and Series B Preferred for up to 22,806,000 shares of Common Stock under the terms of these Exchange Offers; and

•	the satisfaction or waiver of other closing conditions as described in the Investment Agreements.
     The second closing for an additional $20 million from the Investors (the “Second Closing” and collectively with the First Closing, the “Closings”) will occur upon the closing of the rights offering described below and the satisfaction or waiver of the other closing conditions as described in the Investment Agreements.3
     As soon as practical after the First Closing, the Company will conduct a rights offering for a minimum of $20 million and a maximum of $40 million, that will allow existing shareholders4 to purchase common shares at the same $0.40 purchase price per share as the Investors (the “Rights Offering”). Any portion of the Rights Offering not purchased by existing shareholders will be purchased by certain or all of the Investors, subject to certain limitations.
     Additionally, as soon as practical after the First Closing, the Board will appoint three new directors, a director designated by Carlyle, a director designated by Anchorage, and a director designated by CapGen (the “Investor Designated Directors”). These Investor Designated Directors will stand for election by the shareholders at the 2011 Annual Meeting. It is expected that upon the First Closing, several of the Board’s incumbent directors may voluntarily resign to bring the Board down to a more efficient size of eleven.
     The Company’s “Recapitalization Plan” includes the Private Placements, Rights Offering, Exchange Offers, TARP Exchange, TARP Conversion, and Preferred Amendments, which are discussed in more detail below.5 The Recapitalization Plan is subject to regulatory and shareholder approval and other conditions. If the Company is unable to complete its Recapitalization Plan, it would materially and adversely affect the Company’s business, financial results, and prospects and the Company may be unable to continue as a going concern in the future.
     The Preferred Amendments assure that any shares of Series A Preferred and Series B Preferred that do not participate in the Exchange Offers can be mandatorily converted to Common Stock in the sole discretion of the Company on or after the first business day following the First Closing, on the same economic terms as if such shares of Series A Preferred and Series B Preferred had participated in the

[3]	The consummation of the Private Placements is subject to a number of conditions, including the receipt of regulatory approvals, receipt of required shareholder approvals, approval of amendments to the Company’s Articles of Incorporation to increase the authorized shares of Common Stock to a number sufficient to allow for such transactions, certain amendments to the terms of the Company’s Series A Preferred and Series B Preferred, the consummation of an offer with Treasury to exchange its Series C Preferred for mandatorily convertible shares of preferred stock, which would convert into shares of Common Stock, the Exchange Offers, certain changes to the Board of Directors, continued listing of the Common Stock on NASDAQ, the absence of burdensome regulatory conditions or agreements at closing, and the satisfaction of minimum liquidity and capitalization conditions following completion of the transactions, among other conditions.

[4]	The existing shareholders are the common shareholders excluding the Investors, and those Series A Preferred and B Preferred shareholders who tender preferred shares pursuant to the Exchange Offers.

[5]	The Company is also seeking the approval of its common shareholders to conduct a future reverse stock split.

Exchange Offers — except that these shares will have no rights of participation in the Rights Offering. The conversion ratio for the Series A Preferred and Series B Preferred that are converted will have the same conversion ratio as those shares of Preferred Stock tendered in the Exchange Offers. It is expected that the Company will exercise this conversion right as soon as practical after the First Closing. A proxy statement and proxy card relating to the special meeting called to vote on the Preferred Amendments is attached as Annex A. See “Questions and Answers about the Exchange Offers — What are the purposes of the Preferred Amendments?”
     Summaries of the material terms of the Investment Agreements are qualified in their entirety by reference to the full text of each document, copies of which are attached as Exhibits 10.1-10.9 to our Form 8-K filed on August 17, 2010, and are incorporated by reference herein.
     Finally, the Exchange Offers, in conjunction with the rest of the transactions in our Recapitalization Plan, are expected to return both BOHR and the Company significantly above “well-capitalized” status.
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS
     These answers to questions that you may have as a holder of our Preferred Stock are highlights of selected information included elsewhere or incorporated by reference in this Exchange Offer Memorandum. To fully understand the Exchange Offers and the other considerations that may be important to your decision about whether to participate in them, you should carefully read this Exchange Offer Memorandum in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Exchange Offer Memorandum. See “Available Information” and “Documents Incorporated by Reference.” Except as otherwise specified, the words “Hampton Roads Bankshares,” the “Company,” “we,” “our,” “ours,” and “us” refer to Hampton Roads Bankshares, Inc. and its subsidiaries.
Why are we making the Exchange Offers and proposing the Preferred Amendments?
     The Investors will not purchase $255 million of Common Stock in the Private Placements unless a number of conditions are satisfied, including the exchange of no less than 51% of our outstanding Series A Preferred and Series B Preferred for Common Stock under the Exchange Offers, the approval of the Preferred Amendments, and the TARP Conversion of all soon to be outstanding Series C-1 Preferred into Common Stock. Treasury will not exchange its Series C Preferred for Series C-1 Preferred, giving the Company and Treasury the right to convert the Series C-1 Preferred into Common Stock, unless a number of conditions are satisfied, including the exchange of no less than 51% of our outstanding Series A Preferred and Series B Preferred for Common Stock under the Exchange Offers and the approval of the Preferred Amendments.
What are the purposes of the Preferred Amendments?
     Among other things, the Preferred Amendments assure that any shares of Series A Preferred and Series B Preferred that do not participate in the Exchange Offers can be mandatorily converted to Common Stock in the sole discretion of the Company on or after the first business day following the First Closing, on the same economic terms as if such shares of Series A Preferred and Series B Preferred had participated in the Exchange Offers except that these shares will have no rights of participation in the Rights Offering. The conversion ratio for the Series A Preferred and Series B Preferred that are converted will have the same conversion ratio as those shares of Preferred Stock tendered in the Exchange Offers. It is expected that the Company will exercise this conversion right as soon as practical after the First Closing.

     Among other things, the Preferred Amendments:
•	give the Company the right to convert each outstanding share of Series A Preferred and Series B Preferred into 375 shares of Common Stock;

•	eliminate the requirement that dividends on outstanding Series A Preferred and Series B Preferred be paid or declared before any dividends are paid or declared on outstanding Common Stock with respect to the same dividend period;

•	eliminate the prohibitions that prevent dividends on Common Stock from being declared or paid during any calendar year unless a pro-rata portion of the stated annual dividend for that calendar year has been paid in full to holders of the Series A Preferred and Series B Preferred;

•	eliminate the dividend payable on Series A Preferred and Series B Preferred;

•	reduce the liquidation preference of each share of the Series A Preferred and Series B Preferred from $1,000 plus the amount of any declared but unpaid dividend to $100 per share; and

•	reduce the redemption rate of $1,000 for each share of Series A Preferred and Series B Preferred to $100 per share.
Am I required to vote in favor of the Preferred Amendments in order to participate in the Exchange Offers?
          Yes. A condition of participating in the Exchange Offers is voting all shares of your Preferred Stock in favor of the Preferred Amendments. A proxy statement and proxy card relating to the special meeting called to vote on the Preferred Amendments is attached as Annex A. You will be required to execute and submit to the Company (and not revoke) the proxy card, indicating approval of the Preferred Amendments, as a condition to participation in the Exchange Offers.
Can I vote in favor of the Preferred Amendments if I do not participate in the Exchange Offers?
          Yes. There are no conditions for voting in favor of the Preferred Amendments.
What shares of Preferred Stock are being sought in the Exchange Offers?
          We are offering to exchange each outstanding share of Series A Preferred for 375 shares of Common Stock. In addition, we are offering to exchange each outstanding share of Series B Preferred for 375 Shares of Common Stock. We will not exchange any shares, however, unless at least 51% of outstanding shares of Series A Preferred and B Series B Preferred are tendered in the Exchange Offers.
What will I receive in the Exchange Offers if I tender my shares of Preferred Stock and they are accepted?
          Below is a table showing the approximate aggregate amount of Common Stock that may be issued in the Exchange Offers assuming the tender of all outstanding shares of Preferred Stock.

Price Per					Shares of	Common
Common		Aggregate			Common	Shares to be
Share used in		Series A and			Offered	Issued for all
Determining	Type of	B Preferred			Per	Series A and
Exchange	Preferred	Shares	Liquidation	Exchange	Preferred	B Preferred
Ratio	Security	Outstanding	Value	Factor	Share	Stock
$0.40	Series A	23,266	$1,000	15%	375	8,724,750
$0.40	Series B	37,550	$1,000	15%	375	14,081,250

22,806,000

     No fractional shares of Common Stock shall be issued upon exchange of any shares of the Series A Preferred or Series B Preferred. Instead, any fractional share of Common Stock that would otherwise be issuable upon exchange shall be rounded up to one whole common share. See “The Exchange Offers—Fractional Shares.”
     Your right to receive consideration in the Exchange Offers is subject to all of the conditions described in this Exchange Offer Memorandum and the related letter of transmittal.
Do I have a choice in whether to tender shares my Preferred Stock?
     Yes. You are not required to tender any shares of Preferred Stock under the Exchange Offers. However, if less than 51% of our outstanding Series A Preferred and Series B Preferred are tendered for Common Stock in the Exchange Offers, no Series A Preferred or Series B Preferred will be exchanged and the $255 million Private Placements and Rights Offering will not occur.
     If you do not tender your shares of Preferred Stock in the Exchange Offers, the Company will have the right on or after the first business day following the First Closing to convert your remaining shares of Preferred Stock into Common Stock if the Preferred Amendments are approved. However, those shares of Common Stock will not give you rights to participate in the Rights Offering. Because the record date for the Rights Offering to our common shareholders will occur before the date on which your non-tendered Preferred Stock is expected to be converted to Common Stock, those shares will not give you rights to participate in the Rights Offering.
May I tender only a portion of the Preferred Stock that I hold?
     Yes. You do not have to tender all of your Preferred Stock to participate in the Exchange Offers. You may choose to tender in the Exchange Offers all or any portion of the Preferred Stock that you hold. To the extent you hold shares of more than one series of Preferred Stock, you may also tender shares of one series without tendering shares of the other. Note, however, that if you do not tender all of your shares of Preferred Stock in the Exchange Offers, the Company will have the right on or after the first business day following the First Closing to convert your shares into Common Stock if the Preferred Amendments are approved. Because the record date for the Rights Offering to our common shareholders will occur before the date on which the non-tendered portion of your Preferred Stock is expected to be converted to Common Stock, those shares will not give your rights to participate in the Rights Offering.
How could tendering shares of your Series A Preferred or Series B Preferred in the Exchange Offers be advantageous?
•	If at least 51% of the Series A Preferred and Series B Preferred are tendered in the Exchange Offers, a necessary condition for the $255 Private Placements and follow-on Rights Offering will be satisfied.

•	Shares of Preferred Stock that are not tendered in the Exchange Offers will be subject to the Preferred Amendments, if approved by the shareholders, which eliminate all dividend rights, reduce the liquidation preference of the Preferred Stock from $1,000 to $100 per share, and, at the option of the Company, provide for the conversion of all Series A Preferred and Series B Preferred not voluntarily exchanged in the Exchange Offers on or after the first business day following the First Closing. This is because the record date for the Rights Offering to our common shareholders will occur after the date on which your tendered Preferred Stock is exchanged for Common Stock under the Exchange Offers.
•	The existing non-cumulative dividend preference on your Preferred Stock is of uncertain value. As a result of our recent operating losses, the Company has negative retained earnings. This means that we cannot pay dividends on our Preferred Stock or Common Stock again until we accumulate positive retained earnings. We cannot assure you when that will be. Moreover, the Series A Preferred and Series B Preferred dividends are non-cumulative, which means that, if dividend payments are made in the future, the Company has no obligation to pay any past dividends which were not declared. In addition, no dividends may be paid on the Preferred Stock until the prior unpaid dividends on the cumulative Series C Preferred and the Trust Preferred have been paid in full.

•	There is no sinking fund for the retirement of the Series A Preferred and Series B Preferred and it is not redeemable. As a result, its marketability is limited. Subject to certain risks, our Common Stock is currently listed with NASDAQ and is a more liquid investment than our Preferred Stock.

•	The price of any Common Stock you receive in the Exchange Offers may increase in the future.
How could tendering shares of your Preferred Stock in the Exchange Offers be disadvantageous?
•	The Series A Preferred and Series B Preferred carry a dividend preference over the Common Stock. This means that when legally permitted, the Preferred Stock must receive a dividend before any dividends can be paid on the Common Stock. However, Series A Preferred and Series B Preferred unpaid dividends for prior years do not have to be made up because they are non-cumulative.

•	The Series A Preferred and Series B Preferred each have a liquidation preference of $1,000 per share. That means if the Company is liquidated, holders of each share of Series A Preferred and Series B Preferred must receive $1,000 for each share before the holders of Common Stock receive any liquidating distribution but only after the creditors and depositors are paid in full.

•	To the extent you exchange Preferred Stock for Common Stock, you will be giving up the liquidation and dividend preference.

•	The price of any Common Stock you receive in the Exchange Offers may decrease in the future.
I understand that exchanging Preferred Stock for Common Stock in the Exchange Offers helps the Company satisfy a closing condition of the Private Placements, but could I give up my liquidation preference and dividend preference in the Exchange Offers without the First Closing of the Private Placements and TARP Conversion occurring?
          No. Preferred Stock will not be exchanged for Common Stock in the Exchange Offers unless the First Closing of the Private Placements and the TARP Conversion also occur.
How was the Exchange Ratio for the Series A Preferred and Series B Preferred determined?
          Each share of Series A Preferred and Series B Preferred has a Liquidation Value of $1,000 per share. If the Company proceeds with the Exchange Offers, it will issue 375 of shares of Common Stock for each share of Series A Preferred or Series B Preferred Stock that may be tendered for exchange. This is known as the Exchange Ratio. The Exchange Ratio is based on 15% of the respective Liquidation Value of each share of Series A Preferred or Series B Preferred or $150, divided by $0.40 per Common share, the same purchase price per share of Common Stock in the Private Placements and Rights Offering. The Exchange Ratio is fixed and will not change. The actual market value per share of our Common Stock will likely be less than or greater than this $0.40 per share assumed value, and no adjustment will be made to the Exchange Ratio to account for this difference. The Exchange Ratio was unanimously approved by a Special Committee of the Board of Directors and unanimously approved by the Board of Directors.
What is the exchange ratio for the Series C-1 Preferred?
     All of the 80,347 shares of our outstanding Series C Preferred previously issued to Treasury are expected be exchanged for 80,347 shares of Series C-1 Preferred. The Series C-1 Preferred will have a liquidation value of $1,000 per share. If the Company proceeds with the TARP Conversion, it will issue 650 shares of Common Stock for each then outstanding share of Series C-1 Preferred. This valuation equals 26% of the respective liquidation value of each share of Series C-1 Preferred, assuming that the dollar value per share of Common Stock exchanged therefore is $0.40 per share, the same purchase price per share of Common Stock in the Private Placements and Rights Offering. This exchange ratio was unanimously approved by a Special Committee of the Board of Directors and unanimously approved by the Board of Directors.
Why does the preferred stock that Treasury will own have a more favorable exchange ratio than the Exchange Ratio for the Series A Preferred and Series B Preferred?
     Treasury, as the current holder of our Series C Preferred, and soon to be the holder of our Series C-1 Preferred, is receiving a more favorable exchange ratio because the current Series C Preferred dividend rights are cumulative, whereas the Series A Preferred and Series B Preferred dividend rights are non-cumulative. Moreover, the Series C Preferred control rights are superior to those of the Series A Preferred and Series B Preferred. For example, the Series C Preferred has the right to elect two individuals to serve on our Board if the Company misses two additional cumulative dividend payments. It also has additional protections afforded by Federal law and regulations.
Will the Common Stock received by tendering holders of Preferred Stock be freely tradable? 6
     Shares of Common Stock received in the Exchange Offers by those holders who are not our executive officers, directors, or “affiliates” (as defined in the Securities Act) will be freely tradable for purposes of the Securities Act without regard to any, manner of sale, volume limitation or notice provisions of Rule 144.
     Shares of our Common Stock issued under the Exchange Offers to our executive officers, directors, or “affiliates” must be sold or transferred in accordance with the requirements of Rule 144 of the Securities Act. In general, under Rule 144, our affiliates may sell, within any three month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. The

[6]	The Exchange Offers are being made pursuant to an exemption from the registration requirements of the Securities Act, contained in Section 3(a)(9) of the Securities Act. Because the shares of Preferred Stock were registered with the SEC, the shares of Common Stock to be received in the Exchange Offers will not be subject to any holding period and, consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, the shares will be freely tradable to non-affiliates.

shares must be sold in a brokers’ transaction and certain filing requirements must be satisfied. Our affiliates are subject to these limitations as long as they remain affiliates and for 90 days thereafter.
Will the Common Stock to be issued in the Exchange Offers be listed for trading?
     Yes. The shares of our Common Stock to be issued in the Exchange Offers are expected to be approved for listing on the NASDAQ Global Select Market under the symbol “HMPR.” For more information regarding the market for our Common Stock, see the section of this Exchange Offer Memorandum entitled “Market Price, Dividend and Distribution Information.”
Are we making a recommendation regarding whether you should tender in the Exchange Offers?
     We are not making any recommendation regarding whether you should tender or refrain from tendering your Preferred Stock in the Exchange Offers. Accordingly, you must make your own independent determination as to whether to tender your Preferred Stock in the Exchange Offers and, if so, the number of shares of Preferred Stock to tender. Before making your decision, we urge you to carefully read this Exchange Offer Memorandum in its entirety, including the information disclosed in the section of this Exchange Offer Memorandum entitled “Risk Factors,” and the other documents incorporated by reference in this Exchange Offer Memorandum.
When do the Exchange Offers expire?
     Unless earlier terminated by us, the Exchange Offers will expire at 5:00 p.m., New York City time, on September 27, 2010, or at such other time if this date is extended by us. Preferred Stock tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. If a broker, dealer, commercial bank, trust company or other custodian holds your Preferred Stock, such custodian may have an earlier deadline for acceptance. You should promptly contact the broker, dealer, commercial bank, trust company or other custodian that holds your Preferred Stock to determine its deadline.
What are the conditions of the Exchange Offers?
     The Exchange Offers are conditioned on the closing conditions described under “The Exchange Offers — Conditions of the Exchange Offers” and “The Exchange Offers — Additional Conditions.” We may waive certain conditions of the Exchange Offers. We will not be required, but we reserve the right, to accept for exchange any shares of Preferred Stock tendered (or, alternatively, we may terminate the Exchange Offers) if any of the conditions of the Exchange Offers as described under “The Exchange Offers — Conditions of the Exchange Offers” remain unsatisfied.
Under what circumstances can the Exchange Offers be extended, amended or terminated?
     We reserve the right to extend the Exchange Offers for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offers in any respect prior to the Expiration Date of the Exchange Offers. Further, we may be required by law to extend the Exchange Offers if we make a material change in the terms of the Exchange Offers or in the information contained in this Exchange Offer Memorandum or waive a material condition to the Exchange Offers. During any extension of the Exchange Offers, Preferred Stock that was previously tendered and not validly withdrawn will remain subject to the Exchange Offers. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Exchange Offers at any time prior to the Expiration Date, including if any condition to the Exchange Offers is not met. If the Exchange Offers are terminated, no shares of Preferred Stock will be accepted for exchange, and any shares of Preferred Stock that have been tendered will be returned to the holder. For more information regarding our right to extend, amend or terminate the Exchange Offers, see “The Exchange Offers — Expiration Date; Extensions; Termination; Amendment.”
How will I be notified if the Exchange Offers are extended, amended or terminated?
     If the Exchange Offers are extended, amended or terminated, we will promptly make a public announcement thereof. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see “The Exchange Offer — Expiration Date; Extensions; Termination; Amendment.”
How do I tender shares of Preferred Stock in the Exchange Offers?
     You must deliver to the Company: (1) the certificates for the shares of your Preferred Stock to be exchanged, together with a written notice of your consent and/or tender certification (each, as defined below) in the manner specified in the accompanying letter of transmittal and (2) a proper assignment of the shares of Preferred Stock to “Hampton Roads Bankshares, Inc.” or to any transfer agent for the shares of Preferred Stock, or in blank.
     If you hold your shares of Preferred Stock through a bank, broker or other custodian, in order to validly tender your shares of Preferred Stock in the Exchange Offers, you must follow the instructions provided by your bank, broker, custodian, commercial bank, trust company or other custodian with regard to procedures for tendering. You are urged to appropriately instruct your bank, broker, custodian, commercial bank, trust company or other custodian at least five business days prior to the Expiration Date in order to allow adequate processing time.
     Should you have any questions as to the procedures for tendering your shares of Preferred Stock, please call your bank, broker, custodian, trust company or other custodian; or call the Exchange Agent at (757) 217-3634.
We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours on or prior to the Expiration Date at 5:00 p.m., New York time, on September 27, 2010. If you hold your shares of Preferred Stock through a broker, dealer, custodian, commercial bank, trust company or other custodian, you should keep in mind that such entity may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender shares of Preferred Stock on your behalf on or prior to the Expiration Date. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and have no effect. You must deliver to the Exchange Agent the Preferred Stock certificate to be exchanged, together with a written notice of your consent and/or tender certification in the manner specified in the accompanying letter of transmittal and a proper assignment of the shares of Preferred Stock to “Hampton Roads Bankshares, Inc.,” or to any transfer agent for the shares of Preferred Stock, or in blank.
     For more information regarding the procedures for tendering your Preferred Stock, see “The Exchange Offer — Procedures for Tendering” beginning on page 59.
If I change my mind, can I withdraw my tender of Preferred Stock?
     You may withdraw previously tendered Preferred Stock at any time until the Exchange Offers have expired at 5:00 p.m., New York City time, on September 27, 2010, unless extended by us. See “The

Exchange Offer — Withdrawal of Tenders.” At that time, your tender will become irrevocable, subject only to the satisfaction or waiver of the conditions of the Exchange Offers as described under “The Exchange Offers — Conditions of the Exchange Offers” and “—Additional Conditions.”
Will I have to pay any fees or commissions if I tender my shares of Preferred Stock?
     Tendering holders are not obligated to pay brokerage fees or commissions to us. If your shares of Preferred Stock are held through a bank, broker or other custodian who tenders the Preferred Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your bank, broker or other custodian to determine whether any charges will apply. See “The Exchange Offer.”
What risks should I consider in deciding whether or not to tender any or all of my Preferred Stock?
     In deciding whether to participate in the Exchange Offers, you should carefully consider the discussion of risks and uncertainties pertaining to the Exchange Offers, and those affecting our businesses, described in this section “Questions and Answers About the Exchange Offers,” in the section entitled “Risk Factors” and in the documents incorporated by reference in this Exchange Offer Memorandum.
What are the U.S. federal income tax considerations of participating in the exchange offer?
     Please see the section of this Exchange Offer Memorandum entitled “Material United States Federal Income Tax Consequences” on page 80. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offers.
What is the impact of the Exchange Offers to the Company’s earnings per share and capitalization?
     As a result of the exchanges of the Preferred Stock described herein, the number of outstanding shares of our Common Stock will increase, which will have a negative impact on our earnings per Common share. While future dividends on the Preferred Stock exchanged will no longer be paid, which will have a favorable impact on our earnings per share, the declaration and payment of all dividends on all outstanding shares of Preferred Stock have already been suspended, thereby reducing the favorable impact on our earnings per share as a result of the exchange. See “Pro Forma Financial Information.”
     After giving effect to the Maximum Amount and the Company’s other Recapitalization Plan transactions, we would have 834,685,195 shares of our Common Stock outstanding, an increase of 812,531,550 shares from the amount outstanding on June 30, 2010. For the assumptions used in calculating this amount, See “Pro Forma Financial Information — Dilution Table (Assuming a $40 million Rights Offering)”. Additionally, in the period in which the exchanges are recorded, we will incur a one-time adjustment to income available to common shareholders in the calculation of earnings per share reflecting an increase in such amount equivalent to the excess of the liquidation value of Preferred Stock acquired in the exchange over the fair value of our Common Stock issued in the Exchange Offers. See “The Exchange Offers — Accounting Treatment.”
Are the Company’s executive officers and directors eligible to participate in the Exchange offers? Have any of these officers of directors indicated that they intend to participate in the Exchange Offers?
     Yes. William Brumsey, III, William A. Paulette, Billy G. Roughton, Ollin B. Sykes, David R. Twiddy, Frank T. Williams, Kevin Pack and Jerry Womack, each an officer or director, collectively hold 5,050 shares of Series A Preferred, representing approximately 22% of the outstanding Series A Preferred. Billy G. Roughton, Roland Carroll Smith, Sr., Robert R. Kinser, Herman A. Hall, III, Emil A. Viola, W. Lewis Witt, Henry P. Custis, Jr., Richard F. Hall, III, Ollin B. Sykes and William A. Paulette, each a director of the Company, collectively hold 12,000 shares of Series B Preferred, representing approximately 32% of the outstanding Series B Preferred. None of the Company’s Executive Officers own Preferred Stock, except Messers. Pack and Mr. Twiddy, who are each Named Executive Officers of the Company.
     As of the filing date of this Exchange Offer Memorandum, all of these individuals have advised the Company that they intend to tender in the Exchange Offers.
What percentage of the outstanding shares of Common Stock will the Company’s officers and directors own if the Maximum Amount of Shares of Common Stock are issued in the Exchange Offers, assuming full officer and director participation in the Exchange Offers (or the conversion of any untendered Preferred Stock) and the completion of all of the transactions contemplated under the Company’s Recapitalization Plan?
     As of May 24, 2010, the Company’s officers and directors beneficially owned approximately 15.43% of the issued and outstanding shares of the Common Stock. If the Maximum Amount of common shares were to be issued in the Exchange Offers, the Company’s officers’ and directors’ beneficial ownership would be reduced to approximately 1.18% of the Common Stock, assuming no participation in the Rights Offering, after completion of the Exchange Offers, Private Placements, Rights Offering (of $40 million), TARP Conversion. This percentage assumes a 100% level of participation by all preferred holders in the Exchange Offers or, in the alternative, the conversion of all remaining untendered shares of Series A Preferred and Series B Preferred.
Will the Company receive any cash proceeds from the Exchange Offers?
     No. The Company will not receive any cash proceeds from the Exchange Offers.
With whom may I talk if I have questions about the Exchange Offers?
     If you have questions regarding the procedures for tendering in the Exchange Offers or require assistance in tendering your shares of Preferred Stock, please contact the Exchange Agent. If you would like additional copies of this Exchange Offer Memorandum, our annual, quarterly, and current reports, proxy statement or other information that are incorporated by reference in this Exchange Offer Memorandum, please contact the Information Agent. The telephone number for the Exchange Agent and Information Agent is: (757) 217-3634. The address of the Exchange Agent and Information Agent is: Hampton Roads Bankshares, Inc. c/o Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer, 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.
     Holders of Preferred Stock may also contact their brokers, dealers, commercial banks, trust companies or other custodians through whom they hold their Preferred Stock with questions and requests for assistance.
What do we intend to do with the shares of Preferred Stock that are tendered in the Exchange Offers?
     Shares of Preferred Stock accepted for exchange by us in the Exchange Offers will be retired and cancelled and restored to the status of authorized but unissued shares of preferred stock undesignated as to series.
What provisions of the SEC’s tender offer rules govern the Exchange Offers?
     The terms of this document (and the related Schedule TO and letter of transmittal to which this document relates) and the transactions described herein are intended to comply with the provisions of

Rule 13e-4 under the Exchange Act, which govern the terms of a tender offer made by an issuer for its own securities.

SUMMARY
     This summary highlights certain significant aspects of our business contained elsewhere or incorporated by reference in this Exchange Offer Memorandum. As a result, it does not contain all of the information that you should consider before making a decision as to whether or not to participate in the Exchange Offers. You should carefully read this entire Exchange Offer Memorandum, including annexes, the related letter of transmittal and the documents incorporated in the Exchange Offer Memorandum by reference, including the “Risk Factors” section and the financial data and related notes, before making your decision.
HAMPTON ROADS BANKSHARES, INC.
Company Overview
     Hampton Roads Bankshares, Inc. is the parent company of the sixth largest Virginia-domiciled commercial bank. Through our network of 60 financial centers and 72 ATMs, we emphasize personalized customer service and provide a full range of financial products targeting the needs of individuals and small to medium sized businesses in our primary market areas, which include Hampton Roads, Virginia, the Northeastern, Southeastern and Research Triangle regions of North Carolina and Richmond, Virginia.
     Our principal business is to attract deposits and to loan or invest those deposits on profitable terms. We offer all traditional loan and deposit banking services, as well as telephone banking, Internet banking, remote deposit capture, and debit cards. We accept both commercial and consumer deposits. These deposits are in varied forms of both demand and time accounts, including checking accounts, interest checking, money market accounts, savings accounts, certificates of deposit, and IRA accounts.
     We complement our core banking operations by offering a wide range of services through our various non-banking subsidiaries, which include Hampton Roads Investments, Inc., which provides securities brokerage and investment advisory services, Shore Investments, Inc., which provides securities brokerage and investment advisory services, Gateway Insurance Services, Inc., which provides insurance brokerage services, Gateway Investment Services, Inc., which provides investment advisory services, Gateway Bank Mortgage, Inc., which provides mortgage brokerage services, and Gateway Title Agency, Inc., which offers real property title insurance and real property settlement services.
     Our authorized capital stock currently consists of 100,000,000 shares of Common Stock, $0.625 par value per share, and 1,000,000 shares of undesignated preferred stock, no par value per share. As of June 30, 2010, there were 22,153,645 shares of Common Stock outstanding, 23,266 shares of Series A Preferred outstanding, 37,550 shares of Series B Preferred outstanding, and 80,347 shares of Series C Preferred outstanding. Treasury also holds a warrant to purchase up to 1,325,858 shares of the Common Stock, with an initial per share exercise price of $9.09. In addition, there is a proposal before the Company’s common shareholders to approve an amendment to our Amended and Restated Articles of Incorporation, as amended, (“Article of Incorporation”) to increase the amount of Common Stock authorized for issuance by 900,000,000 shares to accommodate the combined issuance of Common Stock in Exchange Offers and other proposed transactions comprising part of the Company’s Recapitalization Plan. For an illustration of the proposed uses of such additional shares see “The Exchange Offers — Source of Common Shares.”

     At June 30, 2010, we had total consolidated assets of approximately $2.88 billion, net total loans of $2.08 billion, total deposits of $2.55 billion, and consolidated shareholders’ equity of approximately $34.2 million.
     We currently have two banking subsidiaries—BOHR and Shore, which operate 60 financial centers located throughout Virginia, North Carolina and Maryland. Of these financial centers, 24 operate by trade name as Gateway Bank (“Gateway”), 28 as BOHR, and eight as Shore. On June 1, 2008, the Company acquired Shore, and on December 31, 2008, the Company acquired Gateway.
     The Company is a bank holding company organized under the laws of the Commonwealth of Virginia and is registered under the federal Bank Holding Company Act of 1956. The Company was incorporated on February 28, 2001, primarily to serve as a holding company for BOHR. BOHR is a Virginia-chartered bank that was incorporated in March, 1987.
     Our Common Stock is traded on the NASDAQ Global Select Market under the ticker symbol “HMPR.” Our principal executive offices are located at 999 Waterside Drive, Suite 200, Norfolk, Virginia 23510 and our telephone number is (757) 217-1000. Our Internet address is http://www.hamptonroadsbanksharesinc.com. The information contained on our web site is not part of this Exchange Offer Memorandum.
Recent Developments
     Execution of Treasury Exchange Agreement
     On August 12, 2010, the Company and Treasury executed an exchange agreement (the “Exchange Agreement”) that provides for (i) the exchange of the 80,347 shares of the Series C Preferred for 80,347 shares of a newly-created Series C-1 Preferred with a liquidation preference of $1,000, (ii) the conversion of the Series C-1 Preferred at a discounted conversion value of $260 per share into 52,225,550 shares of Common Stock at a conversion price of $0.40 per share; and (iii) the amendment of the terms of the warrant currently held by Treasury to provide for the purchase of up to 1,325,858 shares of Common Stock at an exercise price of $0.40 per share for a ten-year term following the issuance of the amended warrant. As a result, all stock held by the Treasury will be Tier 1 capital at all times for regulatory purposes as a result of its immediate mandatory conversion into Common Stock. The Exchange Agreement and related annexes and exhibits are attached as Exhibits 10.1-10.3 to our Current Report on Form 8-K, filed on August 18, 2010, and are incorporated by reference herein.
     Execution of Amended Investment Agreements
     On August 11, 2010, the Company amended its existing agreements with the Investors, who had previously committed, subject to the terms of those agreements, collectively to purchase Common Stock totaling $255 million in the Private Placements. The Private Placements were initially announced on May 24, 2010, and the Company filed Current Reports on Form 8-K on that date, on May 27, 2010, and on July 1, 2010 with respect to the Private Placements. The latest amendments reflect the entry by the Company into the Exchange Agreement, as reported on its Current Reports on Form 8-K, filed on August 12, 2010 and August 18, 2010, as discussed above. The Investment Agreements are attached as Exhibits 10.1-10.9 to our Form 8-K filed on August 17, 2010, and are incorporated by reference herein.
     Restatement of Year End and First Quarter Financial Statements
     On August 10, 2010, the Company announced that it would restate its financial statements for the fiscal year ended December 31, 2009 and the fiscal quarter ended March 31, 2010 (the “Restatements”).

Management, the Audit Committee and the Board of Directors of the Company determined that they should provide for an increase in the valuation allowance against the Company’s deferred tax asset of approximately $56 million for the year ended December 31, 2009 and $14.3 million for the period ended March 31, 2010. This will result in an increase in the Company’s losses by approximately $56 million for the period ended December 31, 2009 and $14.3 million for the period ended March 31, 2010. The allowance does not affect the Company’s cash or liquidity in any way. The Restatements have now been filed. See Amendment No. 2 to the Company’s Form 10-K for the year ended December 31, 2009, filed by the Company with the SEC on August 13, 2010 and Amendment No. 1 to the Company’s Form 10-Q for the quarter ended March 31, 2010, filed by the Company with the SEC on August 13, 2010.
     The Written Agreement with Federal Reserve Bank of Richmond and Virginia Bureau of Financial Institutions
     Effective June 17, 2010, the Company and BOHR entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Richmond (“Reserve Bank”) and the Virginia Bureau of Financial Institutions (the “Bureau”). Shore is not a party to the Written Agreement.
     Under the terms of the Written Agreement, BOHR has agreed to develop and submit for approval within the time periods specified in the Written Agreement, written plans to:
•	strengthen board oversight of management and BOHR’s operations;

•	strengthen credit risk management policies;

•	improve BOHR’s position with respect to loans, relationships, or other assets in excess of $2.5 million which are now or in the future become past due more than 90 days, are on BOHR’s problem loan list, or adversely classified in any report of examination of BOHR;

•	review and revise, as appropriate, current policy and maintain sound processes for determining, documenting and recording an adequate allowance for loan and lease losses;

•	improve management of BOHR’s liquidity position and funds management policies;

•	provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario;

•	reduce BOHR’s reliance on brokered deposits; and

•	improve BOHR’s earnings and overall condition.
     In addition, BOHR has agreed that it will:
•	not extend, renew, or restructure any credit that has been criticized by the Reserve Bank or the Bureau absent prior Board of Directors approval in accordance with the restrictions in the Written Agreement;

•	eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the Reserve Bank;

•	comply with legal and regulatory limitations on indemnification payments and severance payments; and

•	appoint a committee to monitor compliance with the terms of the Written Agreement.
     In addition, the Company has agreed that it will:
•	not take any other form of payment representing a reduction in BOHR’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities (“Trust Preferred”) absent prior regulatory approval;

•	take all necessary steps to correct certain technical violations of law and regulation cited by the Reserve Bank;

•	refrain from guaranteeing any debt without the prior written approval of the Reserve Bank and the Bureau; and

•	refrain from purchasing or redeeming any shares of its stock without the prior written consent of the Reserve Bank or the Bureau.
     Under the terms of the Written Agreement, the Company and BOHR have agreed to submit for approval capital plans to maintain sufficient capital at the Company, on a consolidated basis, and at BOHR, on a stand-alone basis, and to refrain from declaring or paying dividends absent prior regulatory approval.
     This description of the Written Agreement is qualified in its entirety by reference to the copy of the Written Agreement filed with the Company’s Current Report on Form 8-K, filed June 17, 2010. To date, the Company and BOHR have met all of the deadlines for taking actions required by the Reserve Bank and the Bureau under the terms of the Written Agreement. The Audit Committee has been appointed to oversee the Company’s compliance with the terms of the agreement and has met each month to review compliance. Written plans have been submitted for strengthening board oversight, strengthening credit risk management practices, improving liquidity and reducing the reliance on brokered deposits, improving capital, and curing the technical violations of laws and regulations. The Company has also submitted its written policies and procedures for maintaining an adequate allowance for loan and lease losses and its plans for all Other Real Estate Owned and non-accrual and delinquent loans in excess of $2.5 million. Additionally, the Company instituted the required review process for all classified loans. Previously, the Company had already charged off the assets identified as loss from the previous examination. Management believes the Company and BOHR are in full compliance with the terms of the agreement.
The Exchange Offers
     The following summary is provided solely for the convenience of holders of the Preferred Stock. This summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Exchange Offer Memorandum. Holders of Preferred Stock are urged to read this Exchange Offer Memorandum in its entirety.

Offeror	Hampton Roads Bankshares, Inc.

The Exchange Offers	We are offering to exchange properly tendered and accepted shares of Series A Preferred and Series B Preferred for 375 newly issued shares of our Common Stock.

We are offering shares of our Common Stock for the Preferred Stock subject to the Exchange Offers. See “The Exchange Offers —Terms of the Exchange Offers.”

Any shares of Preferred Stock not exchanged will initially remain outstanding until converted into Common Stock by the Company. The shares of Preferred Stock validly tendered and accepted for exchange in the Exchange Offers will be retired and cancelled.

Fractional Shares	Fractional shares will rounded up to the nearest whole number.

Expiration Date	The Exchange Offers will expire at 5:00 p.m., New York City time, on September 27, 2010, unless extended or earlier terminated by us. At that time, your tender will become irrevocable, subject only to the satisfaction or waiver of the conditions of the Exchange Offers as described under “The Exchange Offers — Conditions of the Exchange Offers.” If a broker, dealer, commercial bank, trust company or other custodian holds your Preferred Stock, such custodian may have an earlier deadline for accepting the Exchange Offers. You should promptly contact the broker, dealer, commercial bank, trust company or other custodian that holds your shares of Preferred Stock to determine its deadline.

Settlement Date	The settlement date in respect of any shares of Preferred Stock that are validly tendered prior to the Expiration Date is expected to be promptly following the Expiration Date and is anticipated to be on or about September 27, 2010. See “The Exchange Offers — Settlement Date.”

Conditions of the Exchange Offers	The Exchange Offers are conditioned on the closing conditions described in “The Exchange Offers — Conditions of the Exchange Offers” and the additional conditions described under “The Exchange Offers — Additional Conditions.” Among other things, each holder of Preferred Stock who wishes to exchange for Common Stock must execute and deliver to the Company (and not revoke) a proxy card voting his or her Preferred Stock in favor of the Preferred Amendments. A proxy statement and proxy card relating to the special meeting called to vote on the Preferred Amendments is attached as Annex A.

The Exchange Offers are not conditioned upon any minimum amount of Preferred Stock being tendered. However, the Investment Agreements require that 100% of the Company’s outstanding shares of Preferred Stock must be tendered in exchange for shares of Common Stock or not less than 51% of Preferred Stock must be tendered in exchange for shares of Common Stock and vote in favor of the Preferred Amendments. If these conditions are not met, the Company will not able to complete any portion of its Recapitalization Plan, including the Exchange Offers. We reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offers, in whole or in part.

No Appraisal or Dissenters’ Rights	No appraisal or dissenters’ rights are available to holders of Preferred Stock in connection with the Exchange Offers.

Procedures For Tendering Shares	If you hold your shares of Preferred Stock through a bank, broker or other custodian, in order to validly tender your shares of Preferred Stock in the Exchange Offers, you must follow the instructions provided by your bank, broker, custodian, commercial bank, trust company or other custodian.

You are urged to instruct appropriately your bank, broker, custodian, commercial bank, trust company or other custodian at least five business days prior to the Expiration Date in order to allow adequate processing time.

Should you have any questions as to the procedures for tendering your shares of Preferred Stock, please call the Exchange Agent at (757) 217-3634.

On the date of any tender for exchange, you must do each of the following in order to validly tender for exchange:

•    Complete and manually sign the accompanying letter of transmittal provided and deliver the signed letter to surrender the certificates for your shares of Preferred Stock to Hampton Roads Bankshares, Inc.;

• Surrender the certificates of your shares of Preferred Stock to the Exchange Agent;

• Execute and deliver to the Company (and not revoke) a proxy card voting your shares of Preferred Stock in favor of the Preferred Amendments; and

• If required, furnish appropriate endorsements and transfer documents; and, if required, pay all transfer or similar taxes.

You may obtain copies of the required form of the letter of transmittal from the Exchange Agent.

We describe the procedures for tendering shares of Preferred Stock in more detail in the section of this Exchange Offer Memorandum entitled “The Exchange Offers — Procedures for Tendering.”

Withdrawal Rights	You may withdraw any Preferred Stock tendered in the Exchange Offers at any time prior to 5:00 p.m., New York City time, on September 27, 2010. If we decide for any reason not to accept any shares of Preferred Stock tendered for exchange, the Preferred Stock will be returned to the registered holder at our expense promptly after the expiration or termination of the Exchange Offers.

For further information regarding the withdrawal of tendered Preferred Stock, see “Terms of the Exchange Offers — Withdrawal of Tenders.”

Risk Factors	You should consider carefully all of the information discussed in this Exchange Offer Memorandum and, in particular, you should evaluate the specific factors discussed under “Risk Factors” before deciding whether to participate in the Exchange Offers.

Material United States Federal Income Tax Considerations For Preferred Stock Holders	It is intended that, for United States federal income tax purposes: (i) the exchange of Preferred Stock for Common Stock shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and (ii) this Exchange Offer Memorandum, in combination with the related letter of transmittal, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

For a discussion of the U.S. federal income tax considerations of participating in the Exchange Offers please see the section titled “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the tender of the Preferred Stock subject to the Exchange Offers.

Brokerage Commissions	If your shares of Preferred Stock are held in the custody of a bank, broker or other custodian who tenders shares of Preferred Stock on your behalf, your custodian may charge you a commission for doing so.

Exchange Agent and Information Agent	Hampton Roads Bankshares, Inc. c/o Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer, 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

Market-Trading	Our shares of Preferred Stock are not traded on any exchange. Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “HMPR.” The shares of our Common Stock to be issued in the Exchange Offers will be approved for listing on the NASDAQ Global Select Market. See “Market Price, Dividend and Distribution Information.”

Further Information	If you have questions regarding the procedures for tendering in the Exchange Offers or require assistance in tendering your shares of Preferred Stock, please contact the Information Agent. If you would like additional copies of this Exchange Offer Memorandum, our annual, quarterly, and current reports, proxy statement and other information that we incorporate by reference in this Exchange Offer Memorandum, please contact either the Information Agent or our Investor Relations Department. The contact information for the Information Agent is listed on the back cover of this Exchange Offer Memorandum. The contact information for our Investors Relations Department is noted above under “Documents Incorporated by Reference.”

RISK FACTORS
     In considering whether to participate in the Exchange Offers, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this Exchange Offer Memorandum.
Risks Related to the Exchange Offers
The market price of our Common Stock may fluctuate, and the market price of the shares of Common Stock you receive upon settlement of the Exchange Offers could be less than the market price at the time you tender your Preferred Stock.
     The market price of the Common Stock at the time you receive it on the settlement date, when we deliver Common Stock in exchange for Preferred Stock, could be less than the market price at the time you tender your Preferred Stock. The market price of our Common Stock has recently been subject to significant fluctuations and volatility. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Preferred Stock for exchange in the Exchange Offers and the settlement date, when we deliver Common Stock in exchange for Preferred Stock, or any extension of the Exchange Offers. We are valuing the exchange offer consideration at a fixed Exchange Ratio equal to only 15% of the liquidation preference per share of Series A Preferred and 15% of the liquidation preference per share of Series B Preferred and Common Stock valued at $0.40 per share. Depending upon the value of the Common Stock at the time of settlement of the Exchange Offers, the consideration received could represent an even lower percentage of liquidation preference upon settlement.
The value of the Common Stock that you receive may fluctuate.
     We are offering to exchange shares of our Common Stock for each share of Preferred Stock. The price of our Common Stock may fluctuate widely in the future. If the market price of our Common Stock declines, the value of the shares you will receive in exchange for your shares of Preferred Stock will decline. The trading value of our Common Stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. Please see “Risks Factors — Risks Related to the Exchange Offers.”
Holders of our Common Stock will experience immediate and substantial dilution.
     Recipients of Common Stock issued in the Exchange Offers will experience immediate and substantial dilution after the Exchange Offers are completed due the large number of shares of our Common Stock expected to be issued under the other Recapitalization Plan transactions expected to be completed at the same time as the Exchange Offers. See “Pro Forma Financial Information — Dilution Table (Assuming a $40 Million Rights Offering),” for additional information on the potential dilutive effect of the Recapitalization Plan transactions.
     The Company may also sell shares of authorized but unissued Common Stock at fair market value at any time without shareholder approval. The Company may also sell authorized but unissued shares of Common Stock (or warrants to purchase shares of Common Stock) at a discount to fair market value, provided that the issuance is less than 19.99% of the outstanding shares of Common Stock, without shareholder approval. In order to raise capital, the Company may sell Common Stock or warrants as described above, which may be dilutive. However, the Company would only do so if it believed that it was in the best interest of the shareholders.

The price of our Common Stock is depressed and may not recover.
     The price of our Common Stock has declined significantly from a closing price of $8.73 on December 31, 2008, to a closing price of $0.98 on August 27, 2010, the last trading day prior to the date of this document. See “Market Price, Dividend and Distribution Information.” There can be no assurance that our stock price will recover to prior levels or to any particular level. Many factors that we cannot predict or control, including the factors listed under “The value of the Common Stock that you receive may fluctuate” above, may cause sudden changes in the price of our Common Stock or prevent the price of our Common Stock from recovering.
     In addition, as a result of the Recapitalization Plan, to include the Exchange Offers described herein, the number of outstanding shares of our Common Stock will increase, which will have a negative impact on our earnings per share. While future dividends on the Preferred Stock exchanged will no longer be paid, which will have a favorable impact on our earnings per share, the declaration and payment of all dividends on all outstanding shares of Preferred Stock have already been suspended, thereby reducing the favorable impact on our earnings per share as a result of the Exchange Offers. See “Summary — Recent Developments.”
All of our debt obligations and our Preferred Stock, including any shares of Preferred Stock that remain outstanding after the Exchange Offers, will have priority over our Common Stock with respect to payment in the event of a liquidation, dissolution or winding up.
     In any liquidation, dissolution or winding up of the Company, our Common Stock would rank below all debt claims against us and all of our outstanding shares of Preferred Stock, including the shares of Preferred Stock that are not tendered and accepted by us in the Exchange Offers. As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of Preferred Stock have been satisfied.
By tendering your shares of Preferred Stock, you will lose your right to receive certain cash payments and other rights associated with the Preferred Stock.
     Holders of shares of the Preferred Stock are entitled to non-cumulative monthly dividends which are paid when, if and as declared by our Board of Directors. In addition, the Company’s Articles of Incorporation currently require us to pay dividends on our Preferred Stock before we pay any dividends on our Common Stock. On October 30, 2009, our Board of Directors announced that it had suspended the declaration and payment of all dividends on all outstanding shares Preferred Stock. The suspension of dividends is effective and commenced with the dividends for the month of November 2009 for the fourth quarter of 2009. If your shares of Preferred Stock are validly tendered and accepted for exchange, you will lose the right to receive any dividend payments that may be made in the future on such shares after completion of the Exchange Offers. Similarly, you will lose other rights associated with Preferred Stock, such as the liquidation preference.
Risks Related to Holding Shares of Preferred Stock after the Exchange Offers
Your rights as a holder of Preferred Stock are subject to change as a result of the Preferred Amendments.

     If you do not tender your shares of Preferred Stock in the Exchange offers, you may be subject the Preferred Amendments, which will reduce your rights as a holder of Preferred Stock. Among other things, the Preferred Amendments will have the following effects on your rights as a holder of Preferred Stock:
•	give the Company the right to convert each outstanding share of Series A Preferred and Series B Preferred into 375 shares of Common Stock. It is expected that the Company will exercise its conversion right as soon as practical after the First Closing;

•	eliminate the requirement that dividends on outstanding Series A Preferred and Series B Preferred be paid or declared before any dividends are paid or declared on outstanding common shares with respect to the same dividend period;

•	eliminate the prohibitions that prevent dividends on common shares from being declared or paid during any calendar year unless a pro-rata portion of the stated annual dividend for that calendar year has been paid in full to holders of the Series A Preferred and Series B Preferred;

•	eliminate the dividend payable on Series A Preferred and Series B Preferred;

•	reduce the liquidation preference of each share of the Series A Preferred and Series B Preferred from $1,000 plus the amount of any declared but unpaid dividend to $100 per share; and

•	reduce the redemption rate of $1,000 for each share of Series A Preferred and Series B Preferred to $100 per share.
     In addition, if you do not tender any of your shares in the Exchange Offers, and do not otherwise own shares of our Common Stock, you will not be able to participate in the Rights Offering.
If you do not participate in the Exchange Offers, your Preferred Stock will likely be converted into shares of Common Stock.
     Subject to restrictions under our Articles of Incorporation, we may, at our option, redeem, repurchase or otherwise acquire the outstanding non-cumulative Preferred Stock. The Preferred Amendments, to be voted on by the common shareholders at the Annual Meeting and the Preferred Stock shareholders at the Special Meeting, give the Company the right to convert, on or after the first business day following the First Closing of the Private Placements, each outstanding share of Series A Preferred and Series B Preferred into 375 shares of Common Stock, which the Company intends to do under its Recapitalization Plan. In addition, if you do not tender any of your shares of Preferred Stock in the Exchange Offers and do not otherwise own shares of our Common Stock, you will not be entitled to participate in the Rights Offering. A proxy statement and proxy card relating to the special meeting called to vote on the Preferred Amendments is attached as Annex A.
We may not be able to pay cash dividends on our Preferred Stock.
     On October 30, 2009, our Board of Directors announced the suspension of the declaration and payment of all dividends on our outstanding shares of Preferred Stock in order to preserve our capital. Our ability to pay dividends in the future is limited by the banking laws and regulations. It is unlikely that we will pay any dividends on our capital stock in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings, capital needs and financial condition of the Company, general economic and market conditions and other factors deemed relevant by our Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Additional Risks Related to the Exchange Offers
We make no recommendation as to whether the Exchange Offers are fair to holders of the Preferred Stock.
     We are not making a recommendation as to whether you should exchange your shares of Preferred Stock in the Exchange Offers. You must make your own independent decision regarding your participation in the Exchange Offers.
Risks Relating to our Business
We may be unable to close on the Private Placements or carry out our Recapitalization Plan.
     Regulatory authorities have required us to maintain certain levels of capital to support our operations. As of June 30, 2010, the Company was “critically undercapitalized” and BOHR was “significantly undercapitalized.” Accordingly, we have an immediate need to raise capital. We believe that our previously-announced capital infusion of at least $275 million, which is expected to close in the third or fourth quarter of this year, will restore BOHR to significantly above “well-capitalized” status. However, we may be unable to close on the Private Placements, which are vital to our Recapitalization Plan. We may be unable to close these transactions in a timely manner, or at all, because of the failure to obtain required regulatory approvals, shareholder approvals or satisfy other closing requirements, which would adversely affect our financial position, results of operations and ability to restore our capital ratios. In this event, we may be placed in receivership by our regulators.
We need to raise additional capital that may not be available to us.
     Even if we succeed in closing on the Private Placements and receive our much needed capital, we may need to raise additional capital in the future due to additional losses or regulatory mandates. The ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance.
     Accordingly, additional capital may not be raised, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to increase our capital ratios could be materially impaired, and we could face additional regulatory challenges. In addition, if we issue additional equity capital, it may be at a lower price than current market value and, in the case of all such issuances, our existing shareholders’ interest would be diluted.
The uncertainty regarding our ability to continue as a going concern may affect our business relationships.
     The report of our independent registered public accounting firm on our consolidated financial statements, as of and for the year ended December 31, 2009, contains a going concern emphasis paragraph related to the uncertainty of our ability to continue as a going concern. Any such concerns about our financial condition could have a material adverse effect on our business relationships and results of operations in the future.
The Company has restated its financial statements, which may have a future adverse effect.
     The Company may continue to suffer adverse effects from the restatement of its previously issued financial statements that were included in its annual report on Form 10-K for the year ended

December 31, 2009, as amended, and its quarterly report on Form 10-Q for the quarter ended March 31, 2010.
     As a result of this matter, the Company may become subject to civil litigation or regulatory actions. Any of these matters may contribute to further ratings downgrades, negative publicity and difficulties in attracting and retaining customers, employees and management personnel.
BOHR is restricted from accepting brokered deposits and offering interest rates on deposits that are substantially higher than the prevailing rates in our markets.
     Section 29 of the Federal Deposit Insurance Act (“FDIA”) limits the use of brokered deposits by institutions that are less than “well-capitalized” and allows the Federal Deposit Insurance Corporation (the “FDIC”) to place restrictions on interest rates that institutions may pay. Because BOHR is no longer considered “well-capitalized” for regulatory purposes, it is, among other restrictions, prohibited from paying rates in excess of 75 basis points above the national market average on deposits of comparable maturity. Effective January 1, 2010, financial institutions that are not “well-capitalized” are prohibited from paying yields for deposits in excess of 75 basis points above a new national average rate for deposits of comparable maturity, as calculated by the FDIC. If a restriction on the rates that BOHR is able to pay on deposit accounts negatively impacts its ability to compete for deposits in our market area, BOHR may be unable to attract or maintain core deposits, and its liquidity and ability to support demand for loans could be adversely affected.
     Because we believe Shore met the definition of “well-capitalized” at June 30, 2010, it is not subject to these restrictions.
BOHR may become subject to additional regulatory restrictions or be placed in receivership in the event that its regulatory capital levels continue to decline.
     As of June 30, 2010, BOHR was “significantly undercapitalized” under the prompt corrective action provision of the FDIA and related regulations. However, if we are unable to raise capital, BOHR is at risk of becoming “critically undercapitalized” in the near future. Under the FDIA, depository institutions that are “critically undercapitalized” must be placed into conservatorship or receivership within 90 days of becoming critically undercapitalized, unless the institution’s primary federal regulator (in our case, the Reserve Bank) determines and documents that “other action” would better achieve the purposes of FDIA. If an institution remains critically undercapitalized on average during the calendar quarter beginning 270 days after it became critically undercapitalized, the FDIA requires the appointment of a receiver unless the Reserve Bank and the FDIC can certify that the institution is viable and not expected to fail and also affirmatively can determine that the institution has positive net worth, is in compliance with an approved capital restoration plan, is profitable or shows a sustainable upward trend in earnings and is reducing its ratio of nonperforming loans to total loans. We believe that our previously-announced capital infusion will prevent BOHR from being placed into conservatorship or receivership. However, if this transaction does not close, it is possible that BOHR we will be placed into conservatorship or receivership. If BOHR is placed into conservatorship or receivership, the Company would suffer a complete loss of the value of its ownership interest in BOHR. Further, if one of our subsidiary banks fails and is placed into receivership, it is highly likely the FDIC will exercise its “cross guarantee” rights and close our other subsidiary bank in order to reduce any loss or cost to the FDIC. Such a course of events could cause the Company to file for bankruptcy or become subject to an involuntary bankruptcy filing and could result in a loss of all of the value of the Company’s outstanding securities.

Current and future increases in FDIC insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, will decrease our earnings. In addition, FDIC insurance assessments will likely increase from the inability to maintain a well-capitalized status, which would further decrease earnings.
     The Emergency Economic Stabilization Act of 2008 (“EESA”) temporarily increased the limit on FDIC coverage to $250,000 for all accounts through December 31, 2013. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), signed by President Obama on July 21, 2010, permanently lifted the FDIC coverage limit to $250,000. The Dodd-Frank Act also revised the assessment methodology for funding the Deposit Insurance Fund, requiring that assessments be based on an institution’s total liabilities, not just deposit liabilities. In addition, in May of 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund. The assessment is equal to five basis points of the Company’s total assets minus Tier 1 capital as of June 30, 2009. This represented a charge of approximately $1.4 million, which was recorded as a pre-tax charge during the second quarter of 2009. The FDIC has indicated that future special assessments are possible.
     In addition, the regulatory capital ratios of BOHR decreased to “significantly undercapitalized” status as of June 30, 2010, based on regulatory standards. FDIC insurance assessments for BOHR will likely increase substantially due to this change in regulatory capital status. Any increases in FDIC insurance assessments would decrease our earnings.
We have entered into the Written Agreement with the Reserve Bank and the Bureau, which requires us to dedicate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities.
     We have entered into the Written Agreement with the Reserve Bank and the Bureau. The Written Agreement could, among other things, inhibit our ability to grow our assets and further inhibit our ability pay dividends.
     In addition, the Written Agreement requires us to implement plans to improve our credit risk management, operating and financial management and capital plans. While subject to the Written Agreement, we expect that our management and Board of Directors will be required to focus considerable time and attention on taking corrective actions to comply with its terms. There can be no assurance that we will be able to successfully address the regulators’ concerns in the Written Agreement or that we will be able to comply with the terms of the Written Agreement. If we do not comply with the Written Agreement, we could be subject to the assessment of civil money penalties, further regulatory sanctions, or other regulatory enforcement actions.
     For more information regarding the Written Agreement, see “Summary—Recent Developments—Written Agreement with Federal Reserve Bank of Richmond and Virginia Bureau of Financial Institutions.”
Our estimate for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected.
     We maintain an allowance for loan losses, which is a reserve established through a provision for possible loan losses charged to our expenses and represents management’s best estimate of probable losses within our existing portfolio of loans. Our allowance for loan losses amounted to $173.2 million at June 30, 2010, as compared to $84.5 million at June 30, 2009 and $132.7 million at December 31, 2009. The level of the allowance reflects management’s estimates and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political, and regulatory conditions, and unidentified losses inherent in the current loan portfolio, which have been increasing in light of recent economic conditions. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Any such increases in the allowance for loan losses may have a material adverse effect on our results of operations, financial condition, and the value of our Common Stock.
We have had and may continue to have large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans.
     Our non-performing assets as a percentage of total assets increased to 11.68% at June 30, 2010 from 8.64% at December 31, 2009 and 4.95% at June 30, 2009. On June 30, 2010, 0.94% of our loans are 30 to 89 days delinquent and are treated as performing assets. Based on these delinquencies, we expect more loans to become non-performing. The administration of non-performing loans is an important function in attempting to mitigate any future losses related to our non-performing assets.
     In the past, our management of non-performing loans was, at times, not as strong as we would prefer. In 2009, we hired an independent third party to review a significant portion of our loans. The independent third party discovered several issues with our loan management that we have since taken significant remedial steps to address. The following issues were identified: updated appraisals on problem loans and large loans secured by real estate were not always being obtained; better organized credit files were needed; additional resources were needed to manage problem loans; and a lack of well-defined internal workout policies and procedures.
     A variety of initiatives were undertaken in 2009 to remediate the conditions noted above as well as other enhancements to our credit review and collection processes. Initiatives and procedures which augmented the credit administration function included acquisition and development loan reviews, interest reserve loan reviews, past due loan reviews, forecasting reviews, standard loan reviews, loans presented for approval and renewal, relationship reviews, and global cash flow analyses. We have improved the organization of our credit files and have made efforts to attain appraisal updates in a timelier manner. In addition to the internal review of credit quality, we engaged an independent credit consulting firm to conduct an analysis of our loan portfolio. We also increased staffing in credit administration and established and staffed a separate special assets function to manage problem assets.
     Although we have made significant enhancements to our loan management processes to address these issues, we can give you no assurances that we will be able to successfully manage our problem loans, our loan administration, and origination process. If we are unable to do so in a timely manner, our loan losses could increase significantly and this could have a material adverse effect on our results of operations and the value of, or market for, our Common Stock.
Our lack of eligibility to continue to use a short form registration statement on Form S-3 may affect our short-term ability to access the capital markets.
     Any resulting delay in the ability to regain Form S-3 eligibility may result in offering terms that may not be advantageous to us. The ability to conduct primary offerings under a registration statement on Form S-3 has benefits to issuers who are eligible to use this short form registration statement. Form S-3 permits an eligible issuer to incorporate by reference its past and future filings and reports made under the Exchange Act. In addition, Form S-3 enables eligible issuers to conduct primary offerings “off the shelf” under Rule 415 of the Securities Act. The shelf registration process under Form S-3, combined with the ability to incorporate information on a forward basis, allows issuers to avoid additional delays and interruptions in the offering process and to access the capital markets in a more expeditious and efficient manner than raising capital in a standard registered offering on Form S-1. The ability to register securities for resale may also be limited as a result of the loss of Form S-3 eligibility.
     One of the requirements for Form S-3 eligibility is for an issuer to have remained current on all of its cumulative dividend payments. During 2009, we suspended the payment of dividends on the Series C Preferred, which pays cumulative dividends. In addition, we have been unable to pay our Trust Preferred dividend payments. Another requirement for Form S-3 eligibility is for an issuer to have timely filed its Exchange Act reports (including Forms 10-K, 10-Q, and certain Forms 8-K) for the 12-month period and any portion of the month immediately before the filing of such Form S-3. We were unable to timely file the Form 10-K for the fiscal year ending December 31, 2009. Without Form S-3 eligibility, we may experience delays in our ability to raise capital in the capital markets until we are current on all cumulative dividend payments. Assuming we were to become current on all cumulative dividend payments prior to the end of 2010 and timely file our required Exchange Act reports for approximately the next 12 months, the earliest we could regain the ability to use Form S-3 is April 1, 2011.
If our Company were to suffer loan losses similar in amounts to those that may be predicted by a SCAP test, they could have a material adverse effect on our results of operations and the price, and market for, our Common Stock.
     Treasury, in connection with its Supervisory Capital Assessment Program (“SCAP”), in 2009 administered a stress or SCAP test to the nation’s 19 largest banks based upon their loan balances at December 31, 2008. It has not administered a SCAP test to the Company. The SCAP test is based on a 2-year cumulative loan loss assumption that represents two scenarios, a “baseline” and “more adverse” than expected scenario. These scenarios are not forecasts or projections of expected loan losses. However, if the SCAP test were to be applied, as of December 31, 2008, we believe our potential cumulative loan losses over the next two years under the “baseline” scenario may be $170 million, and under the “more adverse” scenario may be $280 million. These scenarios do not take into account our existing loan loss allowance or existing loan mark downs, so our future loan loss provision could be significantly less than these amounts. Nevertheless, if our Company were to suffer loan losses similar in amounts to those that may be predicted by a SCAP test, they could have a material adverse effect on our results of operations and the price, and market for, our stock.
We have recently had significant turnover in our senior management team, and this turnover could negatively impact our future results of operations.
     Our success depends substantially on the skill and abilities of our executive officers and senior lending officers. The recent loss of key personnel has disrupted our operations. During 2009, the Chief Executive Officer of the Company, the President of the Company (and former Chief Executive Officer of Gateway), the Chief Credit Officer of the Company, and the President of Shore resigned and in 2010 our Chief Financial Officer resigned. We have now filled many of these positions, most recently hiring our new Chief Credit Officer in October 2009 and our new President and Chief Executive Officer in July 2009. In 2009, the Company established a special assets group and hired a Senior Vice President to lead the group. We cannot guarantee you that this new management team will be successful in executing our strategy and improving our current results of operations.
Governmental regulation and regulatory actions against us may impair our operations or restrict our growth.
     We are subject to significant governmental supervision and regulation. These regulations are intended primarily for the protection of depositors, rather than shareholders. Statutes and regulations affecting our business may be changed at any time and the interpretation of these statutes and regulations by examining authorities may also change. Within the last several years, Congress and the President have passed and enacted significant changes to these statutes and regulations. There can be no assurance that such changes to the statutes and regulations or to their interpretation will not adversely affect our business. In addition to governmental supervision and regulation, we are subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry. We are subject to the rules and regulations of the Reserve Bank. If we fail to comply with federal and state bank regulations, the regulators may limit our activities or growth and impose monetary penalties, which could severely limit or end our operations. Banking laws and regulations change from time to time. Bank regulations can hinder our ability to compete with financial services companies that are not regulated in the same manner or are less regulated. Federal and state bank regulatory agencies regulate many aspects of our operations. These areas include:
•	The level of capital that must be maintained;

•	The kinds of activities that can be engaged in;

•	The kinds and amounts of investments that can be made;

•	The locations of our financial centers;

•	Insurance of deposits and the premiums that we must pay for this insurance; and

•	The amount of cash we must set aside as reserves for deposits.
     Bank regulatory authorities have the authority to bring enforcement actions against banks and bank holding companies for unsafe or unsound practices in the conduct of their businesses or for violations of any law, rule or regulation, any condition imposed in writing by the appropriate bank regulatory agency or any written agreement with the authority.
     We are aware of and previously disclosed to our regulators that $21.5 million of a loan from BOHR to the Company is inadequately secured in violation of Regulation W promulgated by the Reserve Bank. Additionally, as of June 30, 2010, we are aware of and previously disclosed to our regulators that loans from Shore to its affiliates exceeded 20% of its capital stock and surplus. Possible enforcement actions against us could include the issuance of a cease-and-desist order that could be judicially enforced; the imposition of civil monetary penalties; the issuance of directives to increase capital or enter into a strategic transaction, whether by merger or otherwise, with a third party; the appointment of a conservator or receiver; the termination of insurance of deposits; the issuance of removal and prohibition orders against institution-affiliated parties; and the enforcement of such actions through injunctions or restraining orders. Any such regulatory action may have a material adverse effect on our ability to operate our bank subsidiaries and execute our strategy.
If the value of real estate in the markets we serve were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us.
     With approximately three-fourths of our loans concentrated in the regions of Hampton Roads and Richmond, Virginia, the Eastern Shore of Maryland, and the Triangle region of North Carolina, a decline in local economic conditions could adversely affect the value of the real estate collateral securing our loans. Moreover, our markets in Wilmington, North Carolina and the Outer Banks of North Carolina have been especially hard hit by recent declines in real estate values. A further decline in property values would diminish our ability to recover on defaulted loans by selling the real estate collateral, making it more likely that we would suffer losses on defaulted loans. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would negatively impact our profits. Also, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose real estate loan portfolios are more geographically diverse. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, governmental rules or policies, and natural disasters.
Our commercial real estate and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability.
     Our business strategy centers, in part, on offering commercial and equity line loans secured by real estate in order to generate interest income. These types of loans generally have higher yields and shorter maturities than traditional one-to-four family residential mortgage loans. At June 30, 2010, commercial and residential loans secured by real estate totaled $1.23 billion, which represented 54.74% of total loans. Such loans increase our credit risk profile relative to other financial institutions that have higher concentrations of one-to-four family loans.
     Loans secured by commercial real estate properties are generally for larger amounts and involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on loans secured by these properties generally are dependent on the income produced by the underlying properties which, in turn, depends on the successful operation and management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. While we seek to minimize these risks in a variety of ways, there can be no assurance that these measures will protect against credit-related losses.
     Equity line loans typically involve a greater degree of risk than one-to-four family residential mortgage loans. Equity line lending allows a customer to access an amount up to their line of credit for the term specified in their agreement. At the expiration of the term of an equity line, a customer may have the entire principal balance outstanding as opposed to a one-to-four family residential mortgage loan where the principal is disbursed entirely at closing and amortizes throughout the term of the loan. We cannot predict when and to what extent our customers will access their equity lines. While we seek to minimize this risk in a variety of ways, including attempting to employ conservative underwriting criteria, there can be no assurance that these measures will protect against credit-related losses.
A significant amount of our loan portfolio contains loans used to finance construction and land development
     Although we are no longer making new loans to finance construction and land development, a significant amount of our portfolio contains such loans. Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate. Risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property’s value at completion of construction, the marketability of the property, and the bid price and estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders, the cost of construction breakdown is provided by the builder, as well as supported by the appraisal. Although our underwriting criteria were designed to evaluate and minimize the risks of each construction loan, there can be no guarantee that these practices will have safeguarded against material delinquencies and losses to our operations.

     At June 30, 2010, we had loans of $653.2 million or 29% of total loans outstanding to finance construction and land development. Construction and land development loans are dependent on the successful completion of the projects they finance, however, in many cases such construction and development projects in our primary market areas are not being completed in a timely manner, if at all.
Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations.
     A portion of our residential and commercial lending is secured by vacant or unimproved land. Loans secured by vacant or unimproved land are generally more risky than loans secured by improved property for one-to-four family residential mortgage loans. Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business. These loans are susceptible to adverse conditions in the real estate market and local economy.
Difficult market conditions have adversely affected our industry.
     The global and U.S. economies continue to experience a protracted slowdown in business activity as a result of disruptions in the financial system, including a lack of confidence in the worldwide credit markets. Currently, the U.S. economy remains in the midst of one of its longest economic recessions in recent history. Dramatic declines in the housing market over the past 24 months, with falling home prices and increasing foreclosures, unemployment, and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. Market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility, and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets could continue to adversely affect our business, financial condition, and results of operations. Market developments may continue to affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and could have a material adverse effect on the value of, or market for, our Common Stock.
We are not paying dividends on our Preferred Stock or Common Stock and are deferring distributions on our Trust Preferred, and we are prevented in otherwise paying cash dividends on our Common Stock. The failure to resume paying dividends on our Series C Preferred and Trust Preferred may adversely affect us.
     We historically paid cash dividends prior to the third quarter of 2009. During the third quarter of 2009, we suspended dividend payments on our Common Stock. In the fourth quarter of 2009, we also suspended Series A Preferred and Series B Preferred Stock dividends and began to defer dividends on our Series C Preferred and on our Trust Preferred.

     We are prevented from paying dividends until our financial position improves. There is no assurance that we will be able to resume paying cash dividends. Even if allowed to resume paying dividends again, future payment of cash dividends on our Common Stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on our Series C Preferred and Trust Preferred.
     In addition, all dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, regulatory capital requirements, and such other factors as our Board of Directors may deem relevant. Further, dividend payments on our Series C Preferred and distributions on our Trust Preferred are cumulative, and therefore, unpaid dividends and distributions will accrue and compound on each subsequent dividend payment date. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, holders of the Series C Preferred shall be entitled to receive for each share of Series C Preferred the liquidation amount plus the amount of any accrued and unpaid dividends. If we miss six quarterly dividend payments, whether or not consecutive, the Treasury will have the right to appoint two directors to our Board of Directors until all accrued but unpaid dividends have been paid. We cannot pay dividends on our outstanding shares of Series C Preferred or our Common Stock until we have paid in full all deferred distributions on our Trust Preferred.
     The ability of our banking subsidiaries to pay dividends to us is limited by obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to our banking subsidiaries. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our Common Stock. Holders of our Common Stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. We are subject to formal regulatory restrictions that do not permit us to declare or pay any dividend without the prior written approval of our banking regulators. Although we can seek to obtain a waiver of this prohibition, banking regulators may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance improves significantly. Therefore, we may not be able to resume payments of dividends in the future.
Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations.
     Our access to funding sources in amounts adequate to finance our activities on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. In managing our balance sheet, a primary source of funding is customer deposits. The amount of our certificates of deposit has decreased during 2009, primarily due to interest rate fluctuations. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities. Further, BOHR is prohibited from obtaining or renewing brokered deposits because it is not “well-capitalized.” BOHR, because it is not “well-capitalized,” is further prohibited from paying rates in excess of 75 basis points above the national market average. At June 30, 2010, our total risk based capital was $129.8 million below the minimum standard for being “well-capitalized” on a consolidated basis. Our potential inability to maintain adequate sources of funding may, among other things, impact our ability to resume the payment of dividends or satisfy our obligations.

Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations.
     Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of investments or loans, the issuance of equity and debt securities, and other sources could have a substantial negative affect on our liquidity. Factors that could detrimentally impact our access to liquidity sources include operating losses; rising levels of non-performing assets; a decrease in the level of our business activity as a result of a downturn in the markets in which our loans or deposits are concentrated or as a result of a loss of confidence in us by our customers, lenders, and/or investors; or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial industry in light of the turmoil faced by banking organizations and the continued deterioration in credit markets. Under current market conditions, the confidence of depositors, lenders, and investors is critical to our ability to maintain our sources of liquidity.
     The management of liquidity risk is critical to the management of our business and to our ability to service our customer base. In managing our balance sheet, a primary source of liquidity is customer deposits. Our ability to continue to attract these deposits and other funding sources is subject to variability based upon a number of factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities. The availability and level of deposits and other funding sources, including borrowings and the issuance of equity and debt securities, is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, which such perception can change quickly in response to market conditions or circumstances unique to a particular company. Concerns about our financial condition or concerns about our credit exposure to other persons could adversely impact our sources of liquidity, financial position, regulatory capital ratios, results of operations, and our business prospects. If our capital ratios or liquidity position further deteriorate, we potentially face regulatory action, including a takeover of BOHR.
The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit our access to certain sources of funding and liquidity.
     If the level of deposits were to materially decrease, we would have to raise additional funds by increasing the interest that we pay on certificates of deposit or other depository accounts, seek other debt or equity financing or draw upon our available lines of credit. We rely on commercial, retail, and brokered deposits as well as advances from the Federal Home Loan Bank (the “FHLB”) and the Reserve Bank discount window to fund our operations. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future if, among other things, our results of operations or financial condition or the results of operations or financial condition of the FHLB or market conditions were to change or because we are restricted from doing so by regulatory restrictions. For example, BOHR is prohibited from obtaining brokered deposits because it is not “well-capitalized.” Additionally, the FHLB or Reserve Bank could limit our access to additional borrowings. We constantly monitor our activities with respect to liquidity and evaluate closely our utilization of our cash assets; however, there can be no assurance that our liquidity or the cost of funds to us may not be materially and adversely impacted as a result of economic, market or operational considerations that we may not be able to control.

We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability.
     Deposit pricing pressures may result from competition as well as changes to the interest rate environment. Under current conditions, pricing pressures also may arise from depositors who demand premium interest rates from what they perceive to be a troubled financial institution. Current economic conditions have intensified competition for deposits. The competition has had an impact on interest rates paid to attract deposits as well as fees charged on deposit products. In addition to the competitive pressures from other depository institutions, we face heightened competition from non-depository financial products such as securities and other alternative investments.
     Furthermore, technology and other market changes have made it more convenient for bank customers to transfer funds for investing purposes. Bank customers also have greater access to deposit vehicles that facilitate spreading deposit balances among different depository institutions to maximize FDIC insurance coverage. In addition to competitive forces, we also are at risk from market forces as they affect interest rates. It is not uncommon when interest rates transition from a low interest rate environment to a rising rate environment for deposit and other funding costs to rise in advance of yields on earning assets. In order to keep deposits required for funding purposes, it may be necessary to raise deposit rates without commensurate increases in asset pricing in the short term. Finally, we may see interest rate pricing pressure from depositors concerned about our financial condition and levels of non-performing assets.
We may continue to incur losses if we are unable to successfully manage interest rate risk.
     Our profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest bearing liabilities. These rates are normally in line with general market rates and rise and fall based on management’s view of our needs. Changes in interest rates will affect our operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, and the volume of loan originations in our mortgage banking business. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. This could in turn have a material adverse affect on the value of our Common Stock.
A substantial decline in the value of our FHLB common stock may result in an “other-than-temporary” impairment charge.
     We own common stock of the FHLB in order to qualify for membership in the FHLB system, which enables us to borrow funds under the FHLB advance program. The carrying value and fair market value of our FHLB common stock was approximately $19.7 million as of June 30, 2010. On January 30, 2009, the FHLB announced that in light of the other-than-temporary impairment analysis that it was still completing for the fourth quarter of 2008, it was deferring the declaration of its fourth quarter dividend, although such dividends have since been reinstated. If such dividends are to be deferred again there is a risk that our investment in common stock of the FHLB could be deemed other-than-temporarily impaired at some time in the future, which would adversely affect our earnings and the value, or market for, of our Common Stock.
Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.
     We face vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions for deposits, loans, and other financial services that serve our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. While we believe we compete effectively with these other financial institutions serving our primary markets, we may face a competitive disadvantage to larger institutions. If we have to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, our net interest margin and income could be negatively affected. Failure to compete effectively to attract new, or to retain existing, clients may reduce or limit our margins and our market share and may adversely affect our results of operations, financial condition, growth, and the value of our Common Stock.
Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area.
     Because a substantial portion of our loans are with customers and businesses located in the central and coastal portions of Virginia, North Carolina, and Maryland, catastrophic events, including natural disasters such as hurricanes which historically have struck the east coast of the United States with some regularity, or terrorist attacks could disrupt our operations. Any of these natural disasters or other catastrophic events could have a negative impact on our financial centers and customer base as well as collateral values and the strength of our loan portfolio. Any natural disaster or catastrophic event affecting us could have a material adverse impact on our operations and the value of our Common Stock.
We face a variety of threats from technology based frauds and scams.
     Financial institutions are a prime target of criminal activities through various channels of information technology. We attempt to mitigate risk from such activities through policies, procedures, and preventative and detective measures. In addition, we maintain insurance coverage designed to provide a level of financial protection to our business. However, risks posed by business interruption, fraud losses, business recovery expenses, and other potential losses or expenses that may be experienced from a significant event are not readily predictable and, therefore, could have an impact on our results of operations.
     Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock.
     Our Articles of Incorporation, as well as the Company’s Bylaws (the “Bylaws”), contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of the Company. These provisions include the division of our Board of Directors into classes and the ability of our board to set the price, term, and rights of, and to issue, one or more additional series of our preferred stock. Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board, to affect its policies generally, and to benefit from actions that are opposed by the current board.

Our directors and officers have significant voting power.
     As of March 24, 2010, the Company’s officers and directors beneficially owned approximately 15.43% of the issued and outstanding shares of the Common Stock and approximately 27.8% of the issued and outstanding shares of the Company’s Preferred Stock. By voting against a proposal submitted to shareholders, the directors and officers have the ability to influence voting results for proposals requiring the approval of shareholders such as mergers, share exchanges, asset sales, and amendments to our Articles of Incorporation. However, each member of our Board of Directors has executed a voting agreement which requires each director to vote all shares of stock beneficially owned by such director in favor of all proposals submitted to shareholders that are related to the transactions described in the Investment Agreements, including the Preferred Amendments.
We may be unable to recruit, motivate, and retain qualified employees.
     Our success depends, in part, upon our ability to attract, motivate, and retain a sufficient number of qualified employees. Our financial condition and recent history of consecutive quarterly losses might make it difficult to attract and retain qualified employees. Our inability to recruit, motivate, and retain such individuals may result in higher employee turnover, which could have a further material adverse effect on our business, financial condition, results of operations, and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.
Risks Relating to our Existing Capital Structure and Ability to Raise Capital
Current levels of market volatility are unprecedented.
     The capital and credit markets have been experiencing volatility and disruption for nearly 30 months. The volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices, including the price of our Common Stock, and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience a more adverse effect on our Common Stock, our ability to access capital, and on our business, financial condition, and results of operations.
The Company has issued three series of preferred stock that have rights that are senior to those of its common shareholders.
     The Company has issued 23,266 shares of Series A Preferred, 37,550 shares of Series B Preferred Stock and 80,347 shares of Series C Preferred. Each of these series of Preferred Stock of the Company ranks senior to its shares of Common Stock. As a result, the Company must make dividend payments on each series of the Preferred Stock before any dividends can be paid on its Common Stock and, in the event of its bankruptcy, dissolution, or liquidation, the holders of each series of the Preferred Stock must be satisfied before any distributions can be made on its Common Stock. The Company has the right to defer distributions on its Preferred Stock for any period of time, during which time no dividends may be paid on its Common Stock. The dividends declared on Preferred Stock will reduce the net income available to common shareholders and the Company’s earnings per common share.

Because of our participation in TARP, we are subject to several restrictions including restrictions on compensation paid to our executives.
     As required by the Troubled Asset Relief Program (“TARP”), we adopted certain standards for executive compensation and corporate governance for the period during which the Treasury holds an investment in us. These standards generally apply to our five most highly compensated senior executive officers, including our Chief Executive Officer, and certain of these restrictions also apply to our twenty most highly compensated senior executives. The standards include, among other things, ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; a required claw back of any bonus or incentive compensation paid to a senior executive officer or one of the next twenty most highly compensated employees based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; a prohibition on making golden parachute payments to senior executives; an agreement not to deduct for tax purposes annual compensation in excess of $500,000 for each senior executive; and a limitation on bonuses. In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods and may make it more difficult to attract suitable candidates to serve as executive officers.
Risks Relating to Market, Legislative, and Regulatory Events
Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.
     Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to participating in Treasury’s Capital Purchase Program (“CPP”) and Capital Assistance Program, the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insured deposits. These programs subject us and other financial institutions who have participated in these programs to additional restrictions, oversight and/or costs that may have an impact on our business, financial condition, results of operations or the price of our Common Stock.
     Compliance with such regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner. We also will be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact our results of operations.
     New proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on us. Additional regulation could affect us in a substantial way and could have an adverse effect on its business, financial condition and results of operations.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors.
     We are subject to supervision by several governmental regulatory agencies. The regulators’ interpretation and application of relevant regulations, are beyond our control, may change rapidly and unpredictably, and can be expected to influence our earnings and growth. In addition, these regulations may limit our growth and the return to our investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits, the use of brokered deposits, and the creation of financial centers. Although these regulations impose costs on us, they are intended to protect depositors. The regulations to which we are subject may not always be in the best interests of investors.
The fiscal, monetary and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations.
     The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its policies determine, in large part, the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect the net interest margin. It also can materially decrease the value of financial assets we hold, such as debt securities. Its policies also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans.
     In addition, as a public company we are subject to securities laws and standards imposed by the Sarbanes-Oxley Act. Because we are a relatively small company, the costs of compliance are disproportionate compared with much larger organizations. Continued growth of legal and regulatory compliance mandates could adversely affect our expenses, future results of operations and the value of our Common Stock. In addition, the government and regulatory authorities have the power to impose rules or other requirements, including requirements that we are unable to anticipate, that could have an adverse impact on our results of operations and the value of our Common Stock.
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may adversely affect our business, financial condition and results of operations.
     On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) into law. The Dodd-Frank Act makes extensive changes to the laws regulating financial services firms and requires significant rule-making. In addition, the legislation mandates multiple studies, which could result in additional legislative or regulatory action. While the full effects of the Dodd-Frank Act on the Company cannot yet be determined, this legislation is generally perceived as negatively impacting the financial services industry.
     Although management does not expect the Dodd-Frank Act to have a material adverse effect on the Company, it is not possible to predict at this time all the effects the Dodd-Frank Act will have on the Company and the rest of the financial institution industry. It is possible that the Company’s interest expense could increase and deposit insurance premiums could change, and steps may need to be taken to increase qualifying capital.
There can be no assurance that legislation enacted to stabilize the U.S. financial system will be effective.
     On October 3, 2008, President Bush signed EESA into law. The legislation was the result of a proposal by then Secretary of the Treasury Henry Paulson to the U.S. Congress in response to the financial crises affecting the banking system and financial markets and threats to investment banks and other financial institutions. Under the EESA, the Treasury has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the Treasury announced the CPP, a program under the EESA under which it would make senior preferred stock investments in participating financial institutions. On October 14, 2008, the FDIC announced the development of a guarantee program under the systemic risk exception to the FDIA under which the FDIC would offer a guarantee of certain financial institution indebtedness in exchange for an insurance premium to be paid to the FDIC by issuing financial institutions (the “FDIC Temporary Liquidity Guarantee Program”). Also, on February 17, 2009, President Obama signed American Recovery and Reinvestment Act (“ARRA”) into law, which contains a wide array of provisions aimed at stimulating the U.S. economy.
     There can be no assurance, however, as to the actual impact that the EESA, ARRA and their implementing regulations, the FDIC programs, or any other governmental program will have on the financial markets. The failure of the EESA, ARRA, the FDIC, or the U.S. government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations and access to credit or the trading price of our Common Stock.
The soundness of other financial institutions could adversely affect us.
     Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations and the value of, or market for, our Common Stock.
USE OF PROCEEDS
     We will not receive any cash proceeds from the Exchange Offers. We will pay all fees and expenses related to the Exchange Offers, other than any commissions or concessions of any broker or dealer.
PRO FORMA FINANCIAL INFORMATION
     The following tables contain certain financial information as of June 30, 2010 and for the periods ended June 30, 2010 and December 31, 2009:
•	on an actual basis and

•	on a pro forma, as adjusted, basis to give effect to the Recapitalization Plan (which includes the Private Placements, the Exchange Offers (assuming the tender and acceptance of all outstanding shares of Series A Preferred and Series B Preferred, or alternatively, the conversion of any all remaining untendered shares of such Preferred

           Stock), the TARP Exchange, the TARP Conversion, the Rights Offering and the change in par value (discussed in more detail below).
     These tables should be read together with our consolidated historical financial statements and Management’s Discussion and Analysis, which appeared in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as amended, which are incorporated herein by reference herein, and our Quarterly Report on Form 10-Q for the fiscal quarter June 30, 2010, the applicable portions of which are contained in Appendix B, which is attached to this document.7
Pro Forma Balance Sheet(7)
($ in thousands, except per share amounts)

	June 30, 2010			June 30, 2010 As
	As Reported	Adjustments		Adjusted
Cash and cash equivalent	$326,880	$295,000	(2)	$596,880
		(25,000	)(2)
Securities available for sale	201,679			201,679
Loans	2,251,937			2,251,937
Less: allowance for loan losses	(173,226)			(173,226)
Net loans	2,078,711			2,078,711
Other assets	269,841			269,841
Total assets	$2,877,111	$270,000		$3,147,111

Deposits	2,548,381			2,548,381
Other borrowings	274,566			274,566
Other liabilities	19,917	(3,896	)(3)	16,021
Total liabilities	$2,842,864	(3,896)		$2,838,968

Preferred stock	135,717	(135,717	)(3)	—
Common stock	13,843	(13,621	)(1)	8,347
		7,375	(2)
		750	(3)
Additional paid in capital	165,475	13,621	(1)	474,604
		262,625	(2)
		29,263	(3)
		(5,762	)(4)
		9,382	(5)

Retained earnings	(283,013)	109,600	(3)	(177,033)
		5,762	(4)
		(9,382	)(5)

Other	2,225			2,225
Total shareholders’ equity	34,247	273,896		308,143
Total liabilities and shareholder’s equity	$2,877,111	$270,000		$3,147,111

Book Value Per Share	($5.12)	$5.16		$0.04

[7]	The Pro Forma information and the Dilution Table information is calculated using the exact share numbers we expect to be issued pursuant to the Recapitalization Plan.

(1)	Represents the change in the par value of our Common Stock, which will change from $0.625 per share to $0.01 per share.

(2)	The following table illustrates the impact of each of the proposed transactions. Footnote (3) provides additional details on the conversion of preferred stock. Estimated cash fees and expenses associated with the deal are $25,000 and are net of the proceeds.

				Additional paid in
	Shares	Cash	Common Stock	capital	Retained earnings

Beginning amounts	22,153,645	$326,880	$13,843	$165,475	$(283,013)
Change in par value	—	—	(13,621)	13,621	—
The investment	637,500,000	255,000	6,375	248,625	—
The rights offering	100,000,000	40,000	1,000	39,000
The exchange offers	22,806,000	—	228	8,895	50,728
The TARP conversion	52,225,550	—	522	20,368	58,872
The TARP exchange	—	—	—	(5,762)	5,762
Cash transaction costs		(25,000)		(25,000)
Warrants issued				9,382	(9,382)

	834,685,195	$596,880	$8,347	$474,604	$(177,033)

(3)	The following table illustrates the conversion of the preferred shares and associated accrued and unpaid dividends on the Series C Preferred shares.

		Accrued and				Additional
	Carrying	Unpaid		Common Shares	Par	Paid-in	Difference to
Title of Security	Value	Dividends	Total	Issued	Value	Capital	Retained Earnings
Series A Preferred	$20,733		$20,733	8,724,750	$87	$3,403	$17,243
Series B Preferred	$39,117		$39,117	14,081,250	$140	$5,492	$33,485
Series C Preferred	$75,867	$3,896	$79,763	52,225,550	$523	$20,368	$58,872

	$135,717	$3,896	$139,613		$750	$29,263	$109,600
The difference between the fair value of Common Stock issued at $.40 per share and the carrying value of the preferred stock plus accrued and unpaid dividends is recorded as income available to common shareholders in the pro forma income statement and a resulting adjustment to retained earnings.

(4)	Treasury warrants:

Old Warrant	$6,050	(Recorded Value)
New Warrant	288	(Fair Value)

	$5762

Fair value was determined using a Black-Scholes pricing model. The value of the New Warrant was determined in a manner consistent with the Old Warrant, but updated to reflect current assumptions.

(5)	The fair value of warrants issued to certain Investors in lieu of cash fees is $9,382 and is recorded as noninterest expense in the pro forma income statements. Fair value was determined using a Black-Scholes pricing model. The value of the warrants issued to certain Investors was determined in a manner consistent with the New Warrant to be issued to Treasury, discussed in footnote 4 above.

(6)	Assumes 20 basis points of earnings on net new cash which is recorded as additional interest income in the pro forma income statements.

(7)	Reflects the Recapitalization Plan transactions, including the maximum possible amount to be received under the Rights Offering.

(8)	Reflects the elimination of preferred dividends paid during the period, plus the difference in fair value of warrants issued as described in note (4) and the difference between the fair value of Common Stock issued and the carrying value of Preferred Stock as described in note (3) without inclusion of the accrued and unpaid dividends.

(9)	Pro forma earnings per share are calculated using weighted average shares outstanding of 834,685.
Pro Forma Income Statement(7)
For the year ended December 31, 2009
(in thousands, except per share amounts)

	As Reported	Adjustments		Pro Forma

Interest Income	$149,445	$540	(6)	$149,985
Interest Expense	44,294			44,294

Net interest income	105,151	540		105,691
Provision for loan losses	134,223			134,223

Net interest income after provision for loan losses
losses	(29,072)	540		(28,532)
Noninterest income	22,325			22,325
Noninterest expenses	170,795	9,382	(5)	180,177

Income (loss) before provision for income taxes	(177,542)	(8,842)		(186,384)
Income tax expense	23,908			23,908

Net income (loss)	(201,450)	(8,842)		(210,292)

Preferred stock dividends and accretion of discount	8,689	(120,155	)(8)	(111,466)

Net income (loss) available to common shareholders	$(210,139)	$111,313		$(98,826)

Earnings (loss) per share (basic) (9)	$(9.63)			$(0.12)

Earnings (loss) per share (fully diluted) (9)	$(9.63)			$(0.12)

Pro Forma Income Statement(7)
For the 6 months ended June 30, 2010
(in thousands, except per share amounts)

	As Reported	Adjustments		Pro Forma
Interest Income	$64,120	$270	(6)	$64,390
Interest Expense	24,490			24,490

Net interest income	39,630	270		39,900
Provision for loan losses	100,251			100,251

Net interest income after provision for loan losses
losses	(60,621)	270		(60,351)
Noninterest income	10,932			10,932
Noninterest expenses	44,035	9,382	(5)	53,417

Income (loss) before provision for income taxes	(93,724)	(9,112)		(102,836)
Income tax expense	(2,134)			(2,134)

Net income (loss)	(91,590)	(9,112)		(100,702)
Preferred stock dividends and accretion of discount	2,968	(114,264	)(8)	(111,296)

Net income (loss) available to common shareholders	$(94,558)	$105,152		$10,594

Earnings (loss) per share (basic) (9)	$(4.27)			$0.01

Earnings (loss) per share (fully diluted) (9)	$(4.27)			$0.01

Dilution Table (Assuming a $40 Million Rights Offering)

		Percent of
		Beneficial
	Number of	Ownership After
	Shares	Stock Issuance
Shares of Common Stock issued and outstanding as of June 30, 2010	22,153,645	2.65%
Shares of Common Stock issuable to the Investors in the Investment*	637,500,000	76.38%
Shares of Common Stock issuable in connection with the minimum $20 million Rights Offering	50,000,000	5.99%
Shares of Commons Stock issuable in connection with an additional $20 million added to the Rights Offering described in the preceding line**	50,000,000	5.99%
Shares of Common Stock issuable in connection with the Series A and B Preferred Exchange Offers (See Proposal No. 4)	22,806,000	2.73%
Shares of Common Stock issuable in connection with the Series C Preferred Conversion (See Proposal No. 5)***	52,225,550	6.26%

Total	834,685,195	100.0%

*	Does not include warrants to purchase 43,157,723 shares of Common Stock.

**	This table assumes that no existing common shareholder purchases stock under the Rights Offering and Investors purchase all $40 million shares as a backstop to the Rights Offering.

***	Does not include warrants to purchase 1,325,858 shares of Common Stock.
MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION
Price Range Of Common Stock
     Our Common Stock began trading on the NASDAQ Global Select Market under the symbol “HMPR” on September 12, 2007. Prior to listing on the NASDAQ Global Select Market, our Common Stock traded on the NASDAQ Capital Market starting on August 3, 2006, and before that, on the Over-the-Counter Bulletin Board, a NASDAQ sponsored and operated inter-dealer quotation system for equity securities. As of June 30, 2010, our Common Stock was held by approximately 4,876 shareholders of record.
     The following table sets forth, for the periods indicated, the high and low prices per share of our Common Stock as reported on the NASDAQ Global Select Market, along with the quarterly cash dividends per share declared. Per share prices do not include adjustments for markups, markdowns or commissions. The high and low sale prices per share for our Common Stock for each quarter of 2008 and 2009 and the first quarter of 2010 to date, as reported on the market at the time, and dividends declared during those periods were as follows:

			Cash
	Sales Price		Dividend
	High	Low	Declared
2008
First Quarter	$12.45	$9.50	$0.11
Second Quarter	13.92	9.51	0.11
Third Quarter	13.00	10.07	0.11
Fourth Quarter	12.00	6.25	0.11

2009
First Quarter	$9.50	$5.81	$0.11
Second Quarter	9.90	7.00	0.11
Third Quarter	8.25	4.96	0.008
Fourth Quarter	2.70	1.67	0.00

2010
First Quarter	$2.51	$1.56	$0.00
Second Quarter	3.30	0.75	0.00
Third Quarter Through August 27, 2010	1.22	0.75	0.00

[8]	On July 30, 2009, our Board of Directors suspended cash dividends on our common shares indefinitely.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS
     The following table sets forth certain information concerning our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preference security dividends.

	As of	As of	As of
	June 30,	Dec. 31,	Dec. 31,
	2010	2009	2008

Consolidated Ratio of Earnings to Fixed Charges

Excluding interest on deposits	(2.77)	(3.45)	1.33

Including interest on deposits	(131.87)	(128.40)	25.50

Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Security Dividends

Excluding interest on deposits	(2.77)	(3.45)	1.33

Including interest on deposits	(131.87)	(128.40)	25.30
     For the purpose of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preference security dividends, earnings consist of consolidated pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, fixed charges and preference security dividends. Fixed charges consist of all interest expense and the proportion deemed representative of the interest factor of rent expense. Preference security dividends are defined as the amount of pretax earnings that is required to pay the dividends on outstanding preference securities.
     The aggregate deficiency during the period ended June 30, 2010 including and excluding interest on deposits was 93,724,000.
DIVIDEND POLICY
     We have historically paid cash dividends on a quarterly basis. However, on July 30, 2009, our Board of Directors declared no cash dividend on our Common Stock, and suspended the payment of common dividends. On October 30, 2009, we announced that our Board of Directors had suspended dividends on the Series A Preferred and Series B Preferred until further notice. In addition, on November 17, 2009, the Company announced that dividends had been deferred on the Series C Preferred. To date, four cumulative Series C Preferred dividend payments have been deferred.

     The primary source of funds for dividends paid by us to our shareholders is the dividends received from our subsidiaries. We are a legal entity separate and distinct from our subsidiaries. Substantially all of our cash revenues will result from dividends paid to us by our bank subsidiaries and interest earned on short term investments. Our bank subsidiaries are subject to laws and regulations that limit the amount of dividends that they can pay. Under Virginia law, a bank may not declare a dividend in excess of its accumulated retained earnings. Additionally, our bank subsidiaries may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the bank in any calendar year exceeds the total of the bank’s retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Reserve Bank. Our bank subsidiaries may not declare or pay any dividend if, after making the dividend, the bank would be “undercapitalized,” as defined in the banking regulations.
     The Reserve Bank and the state banking regulators have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the state banking regulators and the Reserve Bank have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. In addition, we are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. In addition, bank holding companies should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality, and overall financial condition.
     Finally, each series of Preferred Stock that the Company has issued is senior to its shares of Common Stock. As a result, the Company must make dividend payments on each series of the Preferred Stock before any dividends can be paid on its Common Stock.
SUMMARY CONSOLIDATED FINANCIAL DATA
     The information at and for the years ended December 31, 2005 through 2009 is derived in part from, and should be read together with, our audited consolidated financial statements and accompanying notes incorporated by reference into this Exchange Offer Memorandum. The information at and for the six months ended June 30, 2010 and 2009 is unaudited. In the opinion of our management, all adjustments consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The operating data for the six months ended June 30, 2010 are not necessarily indicative of the results that might be expected for the year.
     The financial information presented below has been derived from our audited consolidated year-end financial statements and unaudited interim financial statements. This information should be read together with our consolidated historical financial statements and management’s discussion and analysis included in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, as amended, and June 30, 2010 which have been filed with the SEC.
     Note that years 2005 through 2007 do not include the operations of Gateway or Shore. Year 2008 includes the operations of Shore after June 1, 2008, but not Gateway.

			As of	As of	As of	As of	As of
	As of June	As of June	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars, in thousands)	30, 2010	30, 2009	2009	2008	2007	2006	2005

Selected Financial Data:
Total Assets	$2,877,111	$3,050,898	$2,919,576	$3,085,711	$563,828	$476,299	$409,517
Loans	2,251,937	2,598,639	2,426,692	2,599,526	477,149	375,044	285,330

Investment securities (including restricted equity securities)	201,679	153,201	190,841	177,432	47,081	59,545	73,826

Goodwill and intangibles	11,848	67,937	12,839	98,367	—	—	—

Deposits	2,548,381	2,276,881	2,495,040	2,296,146	431,457	363,261	327,447

Borrowings	274,566	447,691	277,469	429,588	53,000	38,000	30,500

Total Preferred Stockholders’ equity	135,717	134,244	134,970	133,542	—	—	—

Total Common Stockholders’ equity	(101,470)	164,987	(9,957)	211,267	73,660	70,163	49,131

Total shareholders’ equity	34,247	299,231	125,013	344,809	73,660	70,163	49,131

Tangible common equity	(113,318)	231,294	(22,796)	112,900	73,660	70,163	49,131

Allowance for loan losses	173,226	84,491	132,697	51,218 (1)	5,043	3,911	3,597

	For the	For the	For the	For the			For the
	Period	Period	Period	Period	For the	For the	Period
	Ended	Ended	Ended	Ended	Period Ended	Period Ended	Ended
(Dollars in thousands, except per	June 30,	June 30,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
share data)	2010	2009	2009	2008	2007	2006	2005

Selected Operating Data:
Total interest and dividend income	$64,120	$77,259	149,445	$45,177	$38,203	$30,021	$24,558
Total interest expense	24,490	25,286	44,294	17,917	14,016	9,123	5,869

Net interest income	39,630	51,973	105,151	27,260	24,187	20,898	18,689
Provision for loan losses	100,251	34,895	134,223	1,418	1,232	180	486
Non-interest income	10,932	12,095	22,325	5,980	3,440	3,398	3,214
Non-interest expense	44,035	70,178	170,795	20,987	15,994	14,946	13,040
Income taxes (benefit)	(2,134)	(5,143)	23,908	3,660	3,590	3,134	2,870

Income (loss) before cumulative effect of change accounting principle	—	—	—	—	—	—	—
Net income (loss)	(91,590)	(35,862)	(201,450)	7,175	6,811	6,036	5,507
Less: Cumulative Preferred Stock dividend and accretion	2,798	5,959	8,689	—	—	—	—
Net income (loss) available to common shareholders	(94,558)	(41,821)	(210,139)	$7,175	$6,811	$6,036	$5,507

Per Share Data:
Dividends per share (1)	—	0.22	0.22	$0.44	$0.43	$.50	$.36
Basic earnings (loss) per share	(4.27)	(1.92)	(9.63)	0.60	0.67	0.66	0.68
Diluted earnings (loss) per share	(4.27)	(1.92)	(9.63)	0.59	0.65	0.65	0.66
Tangible book value per common share	(5.12)	10.61	(1.03)	5.18	7.14	6.84	5.96

Basic weighted average shares	22,154,557	21,746,505	21,816,407	11,960,604	10,228,638	9,092,980	8,137,244

Diluted weighted average shares outstanding	22,154,557	21,746,505	21,816,407	12,074,725	10,431,554	9,275,788	8,407,821

Common shares outstanding	22,153,645	22,796,554	22,154,320	21,777,937	10,314,899	10,251,336	8,242,822

		As of,	As of,	As of,	As of,	As of	As of,
	As of,	and for	and for	and for	and for	and for	and for
	and for	the	the	the	the	the	the
	the	Period	Period	Period	Period	Period	Period
	Period	Ended,	Ended,	Ended,	Ended,	Ended,	Ended,
	Ended,	June 30,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec 31,
Selected Operating Ratios and Other Data:	June 30, 2010	2009	2009	2008	2007	2006	2005

Performance Ratios:
Return on average assets	(3.13)	(2.32)	(6.84)	0.95%	1.31%	1.39%	1.44%
Return on average common equity	(54.60)	(40.51)	(115.38)	7.63	9.52	10.47	12.28
Interest rate spread	3.21	3.52	3.81	3.17	3.71	4.10	4.41
Net interest margin	3.16	3.75	3.95	3.89	4.95	5.20	5.26
Non-interest income to total net revenue	21.62	18.88	17.51	17.99	12.45	13.99	14.68
Non-interest expense (annualized) to average assets	2.91	4.50	5.56	2.76	3.08	3.45	3.41
Efficiency ratio	87.91	109.54	138.63	63.14	57.89	61.52	59.54
Dividend payout ratio	—	(0.11)	(3.11)	73.33	64.18	75.76	52.94
Asset Quality Ratios:
Nonperforming loans to total loans	59.16	54.97	102.32	1.39	0.55	0.43	0.64
Loans more than 90 days past due and still accruing interest	—	0.01	—	0.13	0.18	0.00	0.01
Nonaccrual loans to total loans	13.57	5.50	10.23	1.26	0.37	0.43	0.63
Nonperforming assets to total assets (1)	11.68	4.95	8.81	1.34	0.47	0.34	0.44
Net loans charged-off (recovered) to average total loans	5.82	0.13	(2.06)	(0.04)	(0.02)	0.04	0.01
Allowance for loan losses to total loans	7.69	3.25	5.47	1.97	1.06	1.04	1.26
Allowance for loan losses to nonperforming loans	56.68	59.15	53.44	141.86	190.67	239.94	197.53
Share Data:
Book value per common share	(5.12)	7.57	(0.45)	9.70	7.14	6.84	5.96
Market price at period end	0.85	8.25	1.73	$8.73	$12.56	$12.00	$10.65
Other Data:
Number of bank financial centers	60	62	60	63	18	17	17
Full time equivalent employees	702	719	699	786	184	178	177

(1)	Total nonperforming assets do not include repossessed automobiles, which were not material.

THE EXCHANGE OFFERS
No Recommendation
     Neither the Company nor its Board of Directors makes any recommendation as to whether you should tender any shares of Preferred Stock or refrain from tendering shares of Preferred Stock in the Exchange Offers. Accordingly, you must make your own decision as to whether to tender shares of Preferred Stock in the Exchange Offers and, if so, the number of your shares (if any) of Preferred Stock that you will tender. Participation in the Exchange Offers is voluntary, and you should carefully consider whether to participate. Before you make your decision, we urge you to carefully read this Exchange Offer Memorandum in its entirety, including the information described in the section of this Exchange Offer Memorandum entitled “Risk Factors” and the information incorporated by reference herein. We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.
General
     We are offering to exchange, upon the terms and subject to the conditions described in this document and in the letter of transmittal, a number of issued and outstanding shares of Preferred Stock for newly issued shares of our Common Stock, as described below.
     Upon the terms and subject to the conditions described in the Exchange Offer Memorandum and in the letter of transmittal, we will accept for exchange any shares of Preferred Stock that are properly tendered and are not withdrawn prior to the expiration of the Exchange Offers.
     We will issue shares of our Common Stock in exchange for tendered shares of Preferred Stock as described below promptly after the Expiration Date of September 27, 2010.
     This Exchange Offer Memorandum and the letter of transmittal are being sent to all holders of our Preferred Stock. There will be no fixed record date for determining holders of Preferred Stock entitled to participate in the Exchange Offers.
     Any shares of Preferred Stock that are accepted for exchange in the Exchange Offers will be cancelled and retired. Shares of Preferred Stock tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Exchange Offers. If any tendered shares of Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of other events described in the Exchange Offers or otherwise, all unaccepted shares of Preferred Stock will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date.
     Our obligation to accept shares of Preferred Stock tendered under the Exchange Offers is limited by the conditions listed below under “Conditions of the Exchange Offers” and “Additional Conditions.” No shares of Preferred Stock tendered in connection with the Exchange Offers will be exchanged for Common Stock unless the First Closing of the Private Placements and TARP Conversion also occurs.
     Shares of Preferred Stock that are not exchanged in the Exchange Offers will remain outstanding and will be entitled to the rights and benefits their holders have under the certificate of designations applicable to the corresponding series of Preferred Stock unless converted into Common Stock by the Company.

     We shall be deemed to have accepted for exchange properly tendered shares of Preferred Stock when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of Preferred Stock who tender their shares of Preferred Stock in the Exchange Offers. We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offers, and not to accept for exchange any shares of Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “Conditions of the Exchange Offers” or the failure to meet any of the conditions listed under “Additional Conditions.”
Purpose and Background of the Exchange Offers
     See section above titled “Questions and Answers About the Exchange Offers – Why are we making the Exchange Offers and proposing the Preferred Amendments?” on page 9.
Terms of the Exchange Offers
     We are offering to exchange properly tendered (and not withdrawn) and accepted outstanding shares of Preferred Stock listed in the table below for newly issued shares of our Common Stock, as described below. Below is a table showing the approximate aggregate amount of Common Stock that may be issued in the Exchange Offers assuming the tender of all outstanding shares of Series A Preferred and Series B Preferred and the number of shares of Common Stock being offered per share of Preferred Stock.

					Shares of
Price Per Common		Aggregate			Common
Share used in	Type of	Preferred			Offered Per	Common
Determining	Preferred	Shares	Liquidation	Exchange	Preferred	Shares to be
Exchange Ratio	Security	Outstanding	Value	Factor	Share	Issued
$0.40	Series A	23,266	$1,000	15%	375	8,724,750
$0.40	Series B	37,550	$1,000	15%	375	14,081,250

						22,806,000
     Any shares of Preferred Stock not exchanged will remain outstanding unless converted into Common Stock by the Company after adoption of the Preferred Amendments. The shares of Preferred Stock validly tendered and accepted for exchange in the Exchange Offers will be retired and cancelled.
Source of Common Shares
     The shares of our Common Stock to be issued in the Exchange Offers are available from our authorized but unissued shares of Common Stock. In addition, there is a proposal before the Company’s common shareholders to approve an amendment to the Articles of Incorporation, to increase the amount of Common Stock authorized for issuance by 900,000,000 shares to accommodate the combined issuance of Common Stock in Exchange Offers and other proposed transactions comprising part of the Company’s Recapitalization Plan. The table below illustrates the proposed uses of such shares.

		Upon completion of the
		Recapitalization Plan and
	As of	amendments to the Articles of
	June 30, 2010	Incorporation
Total shares of Common Stock authorized	100,000,000	1,000,000,000

Total shares of Common Stock issued and outstanding	22,153,645	22,153,645

Total shares of Common Stock reserved for issuance under the Company’s stock option and stock incentive plans	3,121,956	3,121,956

Total shares of Common Stock reserved for issuance under outstanding warrants (including any amended TARP warrant and any other warrants)	1,325,858	44,483,544

Total shares of Common Stock expected to be issued under the Investment Agreements and Rights Offering	—	737,500,000

Total shares of Common Stock expected to be issued in the Exchange Offers and under the terms of the Preferred Amendments	—	22,806,000

Total shares of Common Stock expected to be issued upon conversion of the Series C-1 Preferred	—	52,225,550

Total Common Shares available for future issuance after Recapitalization Plan implementation	73,398,541	117,709,305
Conditions of the Exchange Offers
     Notwithstanding any other provision of the Exchange Offers, we will not be obligated to accept for exchange validly tendered shares of Preferred Stock under the Exchange Offers if the following conditions have not been satisfied with respect to the Exchange Offers or if the “Additional Conditions” (defined below) have not been satisfied.
     Vote in Favor of the Preferred Amendments. Each holder of Preferred Stock who wishes to participate in the Exchange Offers for Common Stock must execute and deliver to the Company (and not revoke) a proxy card voting his or her Preferred Stock in favor of the Preferred Amendments. A proxy statement and proxy card relating to the special meeting called to vote on the Preferred Amendments is attached as Annex A. You are urged to read and carefully consider the information in the proxy statement. For further information, see also “Questions and Answers about the Exchange Offers — What are the purposes of the Preferred Amendments?” on page 9.
     Satisfaction of Investment Agreement Conditions. The Exchange Offers are not conditioned upon any minimum amount of Preferred Stock being tendered. However, the Investment Agreements require that 100% of the Company’s outstanding shares of Preferred Stock must be tendered in exchange for shares of Common Stock or not less than 51% of Preferred Stock must be tendered in exchange for shares of Common Stock and vote in favor of the Preferred Amendments. If neither of these conditions are met, the Company will not able to complete any portion of its Recapitalization Plan, and the Exchange Offers will be terminated.

     General Conditions. If any of the following conditions shall have occurred and be continuing on or after the date of this Exchange Offer Memorandum and before the Expiration Date with respect to the Exchange Offers we will not be obligated to accept for exchange validly tendered shares of Preferred Stock under to the Exchange Offers:
•	There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt or asset-backed securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (vi) any significant adverse change in the United States securities or financial markets generally;

•	There exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offers or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	There shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offers, that is, or is reasonably likely to be, in our judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offers or otherwise adversely affect the Exchange Offers in any material manner;

•	There exists any other actual or threatened legal impediment to the Exchange Offers or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offers, or the contemplated benefits of the Exchange Offers to us or our affiliates;

•	The Common Stock to be issued under the terms of this Exchange Offer Memorandum have not been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

•	There shall have occurred any development which would, in our judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates; or

•	An event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Exchange Offers or materially impair the contemplated benefits of the Exchange Offers to us or our affiliates.

     We expressly reserve the right to amend or terminate the Exchange Offers and to reject for exchange any shares of Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offers, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the information and Exchange Agent as promptly as practicable, followed by a timely press release.
     These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
     All conditions of the Exchange Offers must be satisfied or waived prior to the expiration of the Exchange Offers.
Additional Conditions
     The consummation of the Exchange Offers is also subject to the receipt of regulatory approvals of certain transactions under the Company’s Recapitalization Plan, receipt of required common shareholder approvals, including approval of the issuance of Common Stock in the Private Placements, the Exchange Offers, the TARP conversion, amendments to the Company’s Articles of Incorporation to increase the authorized shares of Common Stock to a number sufficient to allow for such transactions and the Preferred Amendments. The Exchange Offers will not be consummated unless the First Closing of the Private Placements and the TARP Conversion also occur.
Procedures for Tendering
     In order to receive shares of our Common Stock in exchange for your shares of Preferred Stock, you must validly tender your shares of Preferred Stock prior to the Expiration Date, and not validly withdraw them.
     If your shares of Preferred Stock are held at a bank, broker, trust company or other custodian, in order to validly tender shares of Preferred Stock in the Exchange Offers, you must follow the instructions provided by your bank, broker, custodian, commercial bank, trust company or other custodian with regard to procedures for tendering your shares of Preferred Stock. You are urged to appropriately instruct your bank, broker, custodian, commercial bank, trust company or other custodian at least five business days prior to the Expiration Date in order to allow adequate processing time.
     On the date of any tender for exchange, you must do each of the following in order to validly tender for exchange:
•	Complete and manually sign the accompanying letter of transmittal and deliver the signed letter to the Exchange Agent;

•	surrender the certificates of your shares of Preferred Stock to the Exchange Agent;

•	execute and deliver to the Company (and not revoke) a proxy card voting your shares of Preferred Stock in favor of the Preferred Amendments. A proxy statement and proxy card relating to the special meeting called to vote on the Preferred Amendments is attached as Annex A. For further information, see also “Questions and Answers about the Exchange Offers – What are the purposes of the Preferred Amendments?” on page 9;
•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.
     You may obtain copies of the required form of the letter of transmittal from the Exchange Agent.
          Should you have any questions as to the procedures for tendering your shares of Preferred Stock and giving consent required by the accompanying letter of transmittal, please call your bank, broker, or other custodian, or call our Information Agent, Douglas J. Glenn, EVP, GC, and COO at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.
     We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours prior to the Expiration Date of 5:00 p.m., New York time, on September 27, 2010. Tenders received by the Exchange Agent after the Expiration Date may be disregarded and have no effect.
     Delivery of shares of Preferred Stock and the method of delivery of all other required documents is at your election and risk and delivery will be deemed made only when actually received by the Exchange Agent. We recommend the use of a nationally recognized overnight delivery service, and if delivery of any document is by mail, we suggest that you use properly insured, registered mail, with a return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date.
     In all cases, the exchange of shares of Preferred Stock accepted for exchange in the Exchange Offers will be made only after timely receipt by the Exchange Agent, a properly completed and duly executed accompanying letter of transmittal, and any other documents required thereby.
Signature Guarantees
     Signatures on the accompanying letter of transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) such accompanying letter of transmittal is signed by the registered holder of the shares of Preferred Stock tendered therewith and the Common Stock issued in exchange for shares of Preferred Stock is to be issued in the name of and delivered to, or if any shares of Preferred Stock not accepted for exchange are to be returned to, such holder, such accompanying letter of transmittal is signed by the registered holder of the shares of Preferred Stock deposited with the applicable Exchange Agent for the purpose of giving your consent but not for the purpose of tendering such shares of Preferred Stock for exchange in the Exchange Offers or (ii) such shares of Preferred Stock are tendered for the account of an Eligible Institution.
Validity
     All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of shares of Preferred Stock will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of shares of Preferred Stock will not be considered valid. We reserve the absolute right, in our sole discretion, to reject any or all tenders of shares of Preferred Stock that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular shares of Preferred Stock.
     Any defect or irregularity in connection with tenders of shares of Preferred Stock must be cured within such time as we determine, unless waived by us. Tenders of shares of Preferred Stock shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. A defective tender (which defect is not waived by us) will not constitute a valid tender of shares of Preferred Stock. None of the Company, the Exchange Agent, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in the tenders of shares of Preferred Stock, nor will incur any liability to holders for failure to give any such notice.
Guaranteed Delivery
     We have not provided guaranteed delivery provisions in connection with the Exchange Offers. Holders must tender their shares of Preferred Stock in accordance with the procedures described in this Exchange Offer Memorandum.
Acceptance; Exchange of Shares of Preferred Stock
     On the Expiration Date, the Exchange Agent will tender to us the amount of shares of Preferred Stock tendered for exchange in the Exchange Offers whereupon we will deliver to the Exchange Agent for delivery to tendering holders the number of shares of our Common Stock they are entitled to receive upon exchange of their shares of Preferred Stock.
     We will issue the Common Stock, and cause it to be delivered, upon the terms of the Exchange Offers and applicable law, upon exchange of shares of Preferred Stock validly tendered in the Exchange Offers promptly after the Expiration Date and our acceptance of the validly tendered Preferred Stock. For purposes of the Exchange Offers, we will be deemed to have accepted for exchange validly tendered shares of Preferred Stock or defectively tendered shares of Preferred Stock with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the Exchange Agent.
     By tendering shares of Preferred Stock in the Exchange Offers, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the shares of Preferred Stock tendered thereby and that when such shares of Preferred Stock are accepted for purchase and payment by us, we will acquire good title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the shares of Preferred Stock tendered thereby.
     By tendering shares of Preferred Stock in the Exchange Offers, the holder will be deemed to have agreed that the delivery and surrender of the shares of Preferred Stock is not effective, and the risk of loss of the shares of Preferred Stock does not pass to the Exchange Agent, until receipt by the Exchange Agent of a properly transmitted agent’s message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

Return of Unaccepted Shares of Preferred Stock
          If any tendered shares of Preferred Stock are not accepted for exchange for any reason under the terms and conditions of the Exchange Offers, such shares of Preferred Stock will be returned without expense to the tendering holder promptly following the Expiration Date or the termination of the Exchange Offers.
Expiration Date; Extensions; Termination; Amendment
          The Exchange Offers will expire at 5:00 p.m., New York City time, on September 27, 2010, unless we have extended the period of time that the Exchange Offers remain open. The Expiration Date will be at least 20 business days after the beginning of the Exchange Offers. At that time, your tender will become irrevocable, subject only to the satisfaction or waiver of the conditions of the Exchange Offers as described under “Conditions of the Exchange Offers.”
          We reserve the right to extend the period of time that the Exchange Offers are open, and delay acceptance for exchange of any shares of Preferred Stock, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all shares of Preferred Stock previously tendered will remain subject to the Exchange Offers unless properly withdrawn.
          In addition, we reserve the right to:
•	Terminate or amend the Exchange Offers and not to accept for exchange any shares of Preferred Stock not previously accepted for exchange upon the occurrence of any of the events specified above under “Conditions of the Exchange Offers” that have not been waived by us or the failure to meet the conditions listed under “Additional Conditions”; and

•	Amend the terms of the Exchange Offers in any manner permitted or not prohibited by law.
          If we terminate or amend the Exchange Offers, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.
          If we make a material change in the terms of the Exchange Offers or the information concerning the Exchange Offers, or waive a material condition of the Exchange Offers, we will promptly disseminate disclosure regarding the changes to the Exchange Offers and extend the Exchange Offers, each if required by law, to ensure that the Exchange Offers remain open a minimum of five business days from the date we disseminate disclosure regarding the changes.
          If we make a change in the exchange offer consideration, including the number of shares of our Common Stock offered in the Exchange Offers, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offers, each if required by law, to ensure that the Exchange Offers remain open a minimum of ten business days from the date we disseminate disclosure regarding the changes.
          If, for any reason, acceptance for exchange of validly tendered shares of Preferred Stock under the Exchange Offers are delayed, or we are unable to accept for exchange validly tendered shares of Preferred Stock under the Exchange Offers, then the Exchange Agent may, nevertheless, on our behalf, retain the tendered shares of Preferred Stock, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-l under the Exchange Act, which requires that we pay the consideration offered or return the shares of Preferred Stock tendered promptly after the termination or withdrawal of the Exchange Offers.
Settlement Date
          The settlement date in respect of any shares of Preferred Stock that are validly tendered prior to the Expiration Date and accepted by us is expected to occur promptly following the Expiration Date and is anticipated to be on or about September 27, 2010.
Fractional Shares
          Fractional shares of our Common Stock will be rounded up to the nearest whole number.
Withdrawal of Tenders
          Shares of Preferred Stock tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. At that time, your tender will become irrevocable, subject only to the satisfaction or waiver of the conditions of the Exchange Offers as described under “Conditions of the Exchange Offers.” If the Exchange Offers are terminated, the shares of Preferred Stock tendered under the Exchange Offers will be promptly returned to the tendering holders.
          For a withdrawal of shares of Preferred Stock to be effective, the Exchange Agent must receive a written or facsimile transmission containing a notice of withdrawal before 5:00 p.m., New York City time, on the Expiration Date. Such notice of withdrawal must (i) specify the name of the holder of shares of Preferred Stock who tendered the shares of Preferred Stock to be withdrawn, (ii) contain a description of the shares of Preferred Stock to be withdrawn and the number of shares of Preferred Stock, (iii) contain a statement that such holder of shares of Preferred Stock is withdrawing the election to tender their shares of Preferred Stock, and (iv) be signed by the holder of such shares of Preferred Stock in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of Preferred Stock. Any notice of withdrawal must identify the shares of Preferred Stock to be withdrawn. Withdrawal of shares of Preferred Stock may only be accomplished in accordance with the foregoing procedures.
          Shares of Preferred Stock validly withdrawn may thereafter be re-tendered at any time before 5:00 p.m., New York City time, on the Expiration Date by following the procedures described under “Procedures for Tendering.”
          We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of the Company, the Information Agent, the Exchange Agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.
Future Purchases
          Following completion of the Exchange Offers, we or our affiliates may repurchase additional shares of Preferred Stock that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of shares of Preferred Stock that remain outstanding after the Exchange Offers may be on terms that are more or less favorable than the Exchange Offers. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of

Preferred Stock other than under the Exchange Offers until ten business days after the Expiration Date of the Exchange Offers, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.
Resale of Common Stock Received Under the Exchange Offers
          The Exchange Offers are being made under an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC, shares of our Common Stock received in exchange for the shares of Preferred Stock tendered under the Exchange Offers will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the shares of Preferred Stock were originally issued in an offering registered with the SEC.
          Shares of our Common Stock issued under the Exchange Offers to a holder of shares of Preferred Stock who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act. In general, under Rule 144, our affiliates may sell, within any three month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Our affiliates are subject to these limitations as long as they remain affiliates and for 90 days thereafter.
Accounting Treatment
          The exchange by holders of shares of our Preferred Stock for shares of Common Stock will result in the extinguishment and retirement of such shares of non-cumulative preferred stock and an issuance of Common Stock. The carrying (liquidation) value of each share of non-cumulative preferred stock retired will be eliminated and Common Stock and additional paid-in-capital will increase by the value of the Common Stock issued. Upon the cancellation of such shares of non-cumulative preferred stock acquired by us under the Exchange Offers, the difference between the carrying (liquidation) value of shares of Preferred Stock retired and the fair value of the exchange offer consideration exchanged will be treated as an increase to our retained earnings and income available to common shareholders for earnings per share purposes.
Compliance with Securities Laws
          We are making the Exchange Offers to all holders of outstanding shares of Preferred Stock. We are not aware of any jurisdiction in which the making of the Exchange Offers are not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offers would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offers will not be made to, nor will tenders of shares of Preferred Stock be accepted from or on behalf of, the holders of shares of Preferred Stock residing in any such jurisdiction. The Exchange Offers will not be made in any jurisdiction where the securities, blue sky or other laws require the Exchange Offers to be made by a licensed broker or dealer.
          No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of Common Stock, or the possession, circulation or distribution of this Exchange Offer Memorandum or any other material relating to us or our shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Exchange Offer Memorandum nor any other offering material or advertisement in connection with our shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This Exchange Offer Memorandum does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this Exchange Offer Memorandum comes are advised to inform themselves about and to observe any restrictions relating to the Exchange Offers, the distribution of this Exchange Offer Memorandum, and the resale of the shares of Common Stock.
Exchange Agent and Information Agent
          The Company is the Exchange Agent and Information Agent for the Exchange Offers. All required documents should be sent or delivered to Hampton Roads Bankshares, Inc. c/o Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer, 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510. Mr. Glenn will not receive any fees for acting on behalf of the Company beyond his customary pay for acting as an executive officer of the Company.
          Any questions and requests for assistance, or requests for additional copies of this Exchange Offer Memorandum, the letter of transmittal and other related documents should be directed to the Information Agent at the address listed on the back cover of this Exchange Offer Memorandum.
Solicitation
          We have not retained any dealer, manager or other agent to solicit tenders with respect to the Exchange Offers. The Exchange Agent will mail solicitation materials on our behalf.
          In connection with the Exchange Offers, our directors and officers and those of our respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Members of our Board of Directors and our officers will not be specifically compensated for these services.
Fees and Expenses
          Tendering holders of outstanding shares of Preferred Stock will not be required to pay any expenses of soliciting tenders in the Exchange Offers. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. We will bear the fees and expenses of soliciting tenders for the Exchange Offers. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees.
Transfer Taxes
          Holders who tender their shares of Preferred Stock for exchange will not be obligated to pay any transfer taxes. If, however, shares of our Common Stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered shares of Preferred Stock; or the shares of Preferred Stock are registered in the name of any person other than the person signing the letter of transmittal, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal or Dissenter’s Rights
          No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the Exchange Offers.
COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK
AND OUR COMMON STOCK
          The following describes the material differences between the rights of holders of the shares of Preferred Stock as currently designated and Common Stock. While we believe that the description covers the material differences between the shares of Preferred Stock and Common Stock, this summary may not contain all of the information that is important to you. You should carefully read this entire Exchange Offer Memorandum and the other documents we refer to for a more complete understanding of the differences between being a holder of shares of Preferred Stock and Common Stock.
          The designations of the Preferred Stock, described below, are subject to change upon approval of the Preferred Amendments by our holders of our Common Stock and Preferred Stock. A condition of participating in the Exchange Offers is voting all shares of your Preferred Stock in favor of the Preferred Amendments. A proxy statement and proxy card relating to the special meeting called to vote on the Preferred Amendments is attached as Annex A. For a description of the changes to be made by the Preferred Amendments, see Annex A.
Dividend Rights

Series A and B Preferred Stock	Common Stock

Holders of shares of Series A Preferred and Series B Preferred are entitled to receive cash dividends at an annual rate of 8.75%, and 12.00%, respectively, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series A Preferred and Series B Preferred are not cumulative on a year-to-year basis.
Holders of shares of Common Stock are entitled to receive dividends only if declared by the Board of Directors, out of funds legally available therefor. No dividend will be declared or paid during any calendar year on the Common Stock unless and until there has been paid in full (or set apart for purposes of such payment) to the holders of the Series A Preferred, Series B Preferred and Series C Preferred or any other series of preferred stock, at least a pro rata portion of the stated annual dividend on such shares of preferred stock for that calendar year, at their respective rates, through the date on which the Company proposes to pay the cash dividend on the Common Stock.

Conversion Rights

Series A and B Preferred Stock	Common Stock

None.	None.

Sinking Fund Provisions

Series A and B Preferred Stock	Common Stock

None.	None.

Redemption Provision

Series A and B Preferred Stock	Common Stock

The Company has the right and option to redeem all or a portion of the outstanding shares of the Series A Preferred and Series B Preferred at the rate of $1,000 for each such share.	All of issued and outstanding shares of Common Stock are non-assessable and non-callable.

Ranking/Liquidation Preference

Series A and B Preferred Stock	Common Stock

In the event of liquidation, dissolution or winding up of the Company, the holders of Series A Preferred and Series B Preferred are entitled to be paid first, out of the assets of the Company available for distribution to holders of capital stock of all classes (whether such assets are capital, surplus or earnings), an amount equal to $1,000 per share, plus the amount of any dividend on such share which has been declared by the Board of Directors:
In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities, including the payments on the Company’s Series A Preferred, Series B Preferred and Series C Preferred.

•	before any distribution or payment is made to any common shareholders or holders of any other class or series of capital stock of the Company designated to be junior to the Series A Preferred and Series B Preferred;

•	subject to the liquidation rights of each other series, which rank pari passu; and

•	subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on parity with, the Series A Preferred and Series B Preferred.

After payment in full of the liquidation preference to the holders of each series, holders of Series A Preferred and Series B Preferred will have no right or claim to any of the remaining available assets.

Voting Rights

Series A and B Preferred Stock	Common Stock

Shares of Series A Preferred and Series B Preferred are non-voting shares, and such holders have no right to vote on matters submitted to a vote of the Company’s shareholders except to the extent such voting rights are required by applicable law.
Each holder of shares of Common Stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Liability for Further Calls or Assessment

Series A and B Preferred Stock	Common Stock

Each share of Series A Preferred and Series B Preferred is fully paid and non-assessable and has no liability to us for further calls or assessments.	Each share of Common Stock is fully paid and non-assessable and has no liability to us for further calls or assessments.

Transfer Restrictions

Series A and B Preferred Stock	Common Stock

None.	None.
DESCRIPTION OF OUTSTANDING SECURITIES
          The following description is a summary of the material provisions of our outstanding securities derived from our Articles of Incorporation and Bylaws, as amended. Copies of the Articles of Incorporation and Bylaws, as amended, have been filed with the Securities and Exchange Commission.
General
          Our authorized capital stock currently consists of 100,000,000 shares of Common Stock, par value $0.625 per share and 1,000,000 shares of undesignated preferred stock, no par value per share. As of August 9, 2010, there were 22,153,445 shares of Common Stock outstanding, 23,266 shares of Series A Preferred, which is non-convertible, non-cumulative and perpetual, 37,550 shares of Series B Preferred, which is non-convertible, non-cumulative and perpetual, outstanding and 80,347 shares of Series C Preferred outstanding.

     The Company also has an outstanding warrant to purchase Common Stock with a per share exercise price of $9.09, that is exercisable for the purchase of 1,325,858 such shares, which was issued to Treasury in connection with its TARP CPP investment (the “TARP Warrant”).
Common Stock
     Voting Rights
     Each holder of shares of Common Stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.
     Dividends
     Holders of shares of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. We are a corporation separate and distinct from BOHR and Shore and the other subsidiaries. On July 30, 2009, our Board of Directors suspended cash dividends on our common shares indefinitely. In addition, on October 30, 2009, the Company announced that quarterly dividend payments on the Series A Preferred and Series B Preferred had been suspended until further notice. Our ability to distribute cash dividends in the future may be limited by regulatory restrictions and the need to maintain sufficient consolidated capital.
     We pay quarterly dividends out of assets legally available for distribution. No dividend will be declared or paid during any calendar year on the Common Stock unless and until there has been paid in full (or set apart for purposes of such payment) to the holders of the Company’s Series A Preferred, Series B Preferred and Series C Preferred or any other series of preferred stock, at least a pro rata portion of the stated annual dividend on such shares of preferred stock for that calendar year, at their respective rates, through the date on which the Company proposes to pay the cash dividend on the Common Stock. See “Preferred Stock” below.
     No Preemptive or Conversion Rights
     Holders of shares of our Common Stock do not have preemptive rights to purchase additional shares of our Common Stock, and have no conversion or redemption rights.
     Calls and Assessments
     All of the issued and outstanding shares of our Common Stock are non-assessable and non-callable.
     Liquidation Rights
     In the event of our liquidation, dissolution or winding up, the holders of shares of our Common Stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities, including the payments on the Company’s Series A Preferred, Series B Preferred and Series C Preferred and any other outstanding series of preferred stock described below.

Preferred Stock
     Summarized below are the material terms of our outstanding preferred stock, including the Series A Preferred, the Series B Preferred and the Series C Preferred.
Series A Preferred
     Designation
     In connection with our merger with Gateway, the Company established the Series A Preferred. There are currently 23,266 shares of the Company’s Series A Preferred outstanding.
     Dividends
     The holders of shares of the Company’s Series A Preferred are entitled to receive cash dividends at an annual rate of 8.75%, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series A Preferred are not cumulative on a year-to-year basis. Dividends are payable as they are declared by the Board of Directors at such time or times as it elects, and no holder of Series A Preferred has any right to receive any dividend unless and until that dividend has been declared by the Board of Directors.
     Liquidation
     In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred are entitled to be paid first out of the assets of the Company available for distribution to holders of capital stock of all classes (whether such assets are capital, surplus or earnings), an amount equal to $1,000 per share of Series A Preferred, plus the amount of any dividend on such share which has been declared by the Board of Directors:
•	before any distribution or payment is made to any common shareholders or holders of any other class or series of capital stock of the Company designated to be junior to the Series A Preferred;

•	subject to the liquidation rights of the Company’s Series B Preferred and Series C Preferred, which are designated on a parity with the Series A Preferred with respect to liquidation preferences; and

•	subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on parity with, the Series A Preferred with respect to liquidation preferences.
     After payment in full of the liquidation preference to the holders of Series A Preferred, holders of the Series A Preferred will have no right or claim to any of the remaining available assets.
     Voting
     Shares of Series A Preferred are non-voting shares, and holders of Series A Preferred have no right to vote on matters submitted to a vote of the Company’s shareholders except to the extent such voting rights are required by applicable law.

     Redemption
     The Company has the right and option to redeem all or a portion of the outstanding shares of Series A Preferred at the rate of $1,000 for each share of Series A Preferred.
Series B Preferred
     Designation
     In connection with our merger with Gateway, the Company established the Series B Preferred. There are currently 37,550 shares of the Company’s Series B Preferred outstanding.
     Dividends
     The holders of shares of the Company’s Series B Preferred are entitled to receive cash dividends at an annual rate of 12.0%, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series B Preferred are not cumulative on a year-to-year basis. Dividends are payable as they are declared by the Board of Directors at such time or times as it elects, and no holder of Series B Preferred has any right to receive any dividend unless and until that dividend has been declared by the Board of Directors.
     Liquidation
     In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred are entitled to be paid first out of the assets of the Company available for distribution to holders of capital stock of all classes (whether such assets are capital, surplus or earnings), an amount equal to $1,000 per share of Series B Preferred, plus the amount of any dividend on such share which has been declared by the Board of Directors:
•	before any distribution or payment is made to any common shareholders or holders of any other class or series of capital stock of the Company designated to be junior to the Series B Preferred;
•	subject to the liquidation rights of the Company’s Series A Preferred and Series C Preferred, which will be designated on a parity with the Series B Preferred, with respect to liquidation preferences; and

•	subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on parity with, the Series B Preferred with respect to liquidation preferences.
     After payment in full of the liquidation preference to the holders of Series B Preferred, holders of the Series B Preferred will have no right or claim to any of the remaining available assets.
     Voting
     Shares of Series B Preferred are non-voting shares, and holders of Series B Preferred have no right to vote on matters submitted to a vote of the Company’s shareholders except to the extent such voting rights are required by applicable law.

     Redemption
     The Company has the right and option to redeem all or a portion of the outstanding shares of Series B Preferred at the rate of $1,000 for each share of Series B Preferred.
Series C Preferred
     Designation
     In connection with the Letter Agreement dated December 31, 2008, and the related Securities Purchase Agreement — Standard Terms with the United States Department of the Treasury, the Company established the Series C Preferred. There are currently 80,347 shares Company’s Series C Preferred outstanding.
     Dividends
     Holders of shares of Series C Preferred are entitled to receive if, as and when declared by our Board of Directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series C Preferred with respect to each dividend period from December 31, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series C Preferred are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series C Preferred with respect to each dividend period thereafter.
     Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series C Preferred are payable to holders of record of shares of Series C Preferred on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
     If we determine not to pay any dividend or a full dividend with respect to the Series C Preferred, we must provide written notice to the holders of shares of Series C Preferred prior to the applicable dividend payment date.
     We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.
Priority of Dividends and Payments Upon Liquidation
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series C Preferred will rank:
•	senior to our Common Stock and all other new issuances of equity securities designated as ranking junior to the Series C Preferred; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series C Preferred, or parity stock, including shares of our Series A Preferred and Series B Preferred, with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.
     So long as any shares of Series C Preferred remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, we may not pay or declare any dividends on our Common Stock or other junior stock, other than a dividend payable solely in Common Stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock or other junior stock unless we have paid in full all accrued dividends on the Series C Preferred for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business, including in connection with a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation, and consistent with past practice;

•	purchases or other acquisitions by any of our broker-dealer subsidiaries, of which we currently have none, solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by any of our broker-dealer subsidiaries, of which we currently have none, for resale in connection with an offering by us of our stock that is underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights under any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not us or a subsidiary of us, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required under the terms of binding contractual agreements entered into before December 31, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefore, on the Series C Preferred and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date falling within the dividend period and related to the dividend payment date for the Series C Preferred), with respect to the Series C Preferred and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, holders of Series C Preferred shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series C Preferred.

     Redemption
     The Series C Preferred may be redeemed with approval of the Federal Reserve Board, in whole or in part, subject to notice as described below. In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
     The Series C Preferred will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series C Preferred have no right to require the redemption or repurchase of the Series C Preferred.
     If we seek to redeem fewer than all of the outstanding shares of Series C Preferred, we will select the shares we will redeem either pro rata from the holders of record of shares of Series C Preferred in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.
     We will mail notice of any redemption of Series C Preferred by first class mail, postage prepaid, addressed to the holders of record of the shares of Series C Preferred to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series C Preferred designated for redemption will not affect the validity of the proceedings for the redemption of any other Series C Preferred. Each notice of redemption will contain the applicable redemption date, the redemption price, the place of redemption and the number of shares of Series C Preferred we will redeem (and, if less than all shares of Series C Preferred held by the applicable holder, the number of shares we will redeem from the holder).
     Shares of Series C Preferred that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of our preferred stock.
     Liquidation Rights
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series C Preferred will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series C Preferred will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series C Preferred.
     If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series C Preferred and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series C Preferred and other shares of parity stock including our Series A Preferred and Series B Preferred, will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series C Preferred has been paid in full to all holders of Series C Preferred and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series C Preferred will be entitled to receive all of our remaining assets according to their respective rights and preferences.

     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
     Voting Rights
     Except as indicated below or otherwise required by law, the holders of Series C Preferred will not have any voting rights.
     Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series C Preferred have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will be increased by two. Holders of Series C Preferred, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
     Upon the termination of the right of the holders of Series C Preferred and voting parity stock to vote for preferred stock directors, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of preferred stock directors that the holders of Series C Preferred and voting parity stock had been entitled to elect. The holders of a majority of shares of Series C Preferred and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of Series C Preferred and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
     Other Voting Rights. So long as any shares of Series C Preferred are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series C Preferred at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of our Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series C Preferred with respect to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series C Preferred so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred; or

•	any consummation of a binding share exchange or reclassification involving the Series C Preferred or of a merger or consolidation of us with another entity, unless the shares of Series C Preferred remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series C Preferred or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series C Preferred, taken as a whole.
     To the extent of the voting rights of the Series C Preferred, each holder of Series C Preferred will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series C Preferred are entitled.
     The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series C Preferred have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series C Preferred to effect the redemption.
TARP Warrant
     The following is a brief description of the warrant that was issued to Treasury through its TARP CPP investment. This description is subject to and qualified in its entirety by reference to the TARP Warrant, a copy of which has been filed with the SEC and is also available upon request from us.
Shares of Common Stock Subject to the TARP Warrant
     The TARP Warrant is initially exercisable for 1,325,858 shares of our Common Stock.
Exercise of the TARP Warrant
     The initial exercise price applicable to the TARP Warrant is $9.09 per share of Common Stock for which the TARP Warrant may be exercised. The TARP Warrant may be exercised at any time on or before December 31, 2018 by surrender of the TARP Warrant and a completed notice of exercise attached as an annex to the TARP Warrant and the payment of the exercise price for the shares of Common Stock for which the TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of Common Stock issuable upon exercise of the TARP Warrant equal to the value of the aggregate exercise price of the TARP Warrant determined by reference to the market price of our Common Stock on the trading day on which the TARP Warrant is exercised or, if agreed to by us and the TARP Warrant holder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the TARP Warrant is subject to the further adjustments described below under the heading “Adjustments to the TARP Warrant.”
     Upon exercise of the TARP Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the TARP Warrant holder. We will not issue fractional shares upon any exercise of the TARP Warrant. Instead, the TARP Warrant holder will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the TARP Warrant (less the pro-rated exercise price of the TARP Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the TARP Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the TARP Warrant may be exercised. We have listed the shares of Common Stock issuable upon exercise of the TARP Warrant with the NASDAQ Global Select Market.

Rights as a Shareholder
     The TARP Warrant holder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the TARP Warrant has been exercised.
Transferability
     The TARP Warrant, and all rights under the TARP Warrant, are transferable.
Adjustments to the TARP Warrant
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the TARP Warrant may be exercised and the exercise price applicable to the TARP Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.
     Anti-dilution Adjustment. Until the earlier of December 31, 2011 and the date the initial selling security holder no longer holds the TARP Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the TARP Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•	in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates in compliance with the registration requirements of the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 31, 2008.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the TARP Warrant will be adjusted to reflect such distribution.
     Certain Repurchases. If we affect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the TARP Warrant and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the TARP Warrant holder’s right to receive shares of our Common Stock upon exercise of the TARP Warrant shall be converted into the right to exercise the TARP Warrant for the consideration that would have been payable to the TARP Warrant holder with respect to the shares of Common Stock for which the TARP Warrant may be exercised, as if the TARP Warrant had been exercised prior to such merger, consolidation or similar transaction.
Certain Provisions of the Articles of Incorporation, Bylaws and Virginia Law
General

     Our Articles of Incorporation and Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change-in-control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.
Classified Board of Directors
     Our Articles of Incorporation and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles of Incorporation and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.
Increasing the Number of Directors
     Under Virginia law, a company’s articles of incorporation or bylaws may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or by the board of directors. As provided in our Articles of Incorporation, our Board of Directors shall consist of not less than eight nor more than 24 persons.
Action of Shareholders by Written Consent
     Under Virginia law, a company’s articles of incorporation may provide that any action required to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting, and without prior notice, if consents in writing setting forth the action so adopted or taken are signed, by the holders of outstanding shares having not less than the minimum number of votes that would be required to adopt or take the action at a meeting. Our Articles of Incorporation do not provide for such action and our Bylaws specifically provide that any action which may be taken at a meeting of the shareholders may only be taken without a meeting if one or more consents in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Therefore, any action of the shareholders by written consent requires the action of all shareholders entitled to vote.
Inability of Shareholders to Call Special Meetings
     As provided in our Bylaws, special meetings of shareholders may be called only by our president or CEO, the chairman of our Board of Directors or the Board of Directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the Board of Directors to call a special meeting.
Advance Notification Requirements
     Our Bylaws also require a shareholder who desires to nominate a candidate for election to the Board of Directors at an annual shareholders meeting to provide us advance notice of at least 45 days before the date the proxy statement for the last annual meeting was first mailed.
Affiliated Transactions
     The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.
     Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.
     The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.
     None of the foregoing limitations and special voting requirements apply to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.
     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation.
Control Share Acquisitions
     The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS DISCUSSED IN THIS EXCHANGE OFFER MEMORANDUM WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFERS.
     The following is a general discussion of certain anticipated U.S. federal income tax considerations relating to the Exchange Offers and to the ownership and disposition of the Common Stock for holders who acquire such stock in the Exchange Offers. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (and proposed Treasury Regulations) promulgated under the Code (collectively, the “Regulations”), administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of participating in the exchange and of owning and disposing of Common Stock as described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of this Exchange Offers or the ownership and disposition of the Common Stock.
     This discussion addresses only the tax considerations that are relevant to holders that hold Preferred Stock, and that will hold Common Stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of participating in the Exchange Offers or of owning or disposing of Common Stock. Additionally, this discussion does not address any of the tax consequences to holders that will be subject to special tax treatment with respect to their participation in the Exchange Offers or their ownership or disposition of the Common Stock, including banks or other financial institutions, thrift institutions, real estate investment trusts, partnerships or other pass through entities for U.S. federal income tax purposes, personal holding companies, tax-exempt organizations, insurance companies, persons who hold the Preferred Stock or will hold the Common Stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction, persons whose “functional currency” is not the U.S. dollar, certain former citizens or residents of the U.S., brokers, traders or dealers in securities or currencies, traders in securities that have elected the mark-to-market method of accounting for their securities or persons who own or are deemed to own 5% or more of the total voting power or the total value of our stock. This discussion does not address the U.S. federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that participates in the Exchange Offers.
     For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Preferred Stock or Common Stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Regulations to be treated as a U.S. person.
     For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Preferred Stock or Common Stock that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Preferred Stock and participates in the Exchange Offers, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Preferred Stock that participate in the Exchange Offers are encouraged to consult their tax advisors. We recommend that you consult your own tax advisor regarding the federal, state, local, and foreign tax consequences of participating in the Exchange Offers.
Consequences to Participating U.S. Holders
Participation in the Exchange Offers
     The exchange of Preferred Stock for Common Stock under the Exchange Offers is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Assuming the Exchange Offers so qualify, the following U.S. federal income tax consequences will generally result from the transaction:
•	No gain or loss will be recognized on an exchange;

•	Your holding period for the Common Stock received in an exchange will include the holding period of the Preferred Stock exchanged for the Common Stock; and

•	Your initial tax basis of the Common Stock received in an exchange will be equal to the adjusted tax basis of the Preferred Stock exchanged.

     We do not expect to issue any fractional shares in the Exchange Offers. However, if fractional shares are issued, we do not believe that this will be a taxable event. If you are taxed on the issuance of fractional shares, however, in no event would your taxable income be increased by more than $1.00.
Ownership of Common Stock
     Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), if any, on Common Stock received as part of the Exchange Offers will constitute a dividend for U.S. federal income tax purposes. Under current law, such dividends paid to a non-corporate U.S. Holder should generally qualify for a special 15% tax rate on “qualified dividend income” through December 31, 2010, provided holding period and other requirements are met. After December 31, 2010, a non-corporate U.S. Holder will pay tax on dividends at ordinary income rates. A dividend paid to a qualifying corporate U.S. Holder will be eligible for the 70% dividends received deduction if the U.S. Holder otherwise meets the holding period and other requirements for the dividends received deduction. Distributions in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in your Common Stock and thereafter, as capital gain.
Disposition of Common Stock
     Upon a disposition of our Common Stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the Common Stock. Such capital gain or loss generally will be long-term capital gain or loss if your holding period in such Common Stock is more than one year on the date of such disposition. Long-term capital gains of a non-corporate U.S. Holder are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding Tax
     Unless you are an exempt recipient, such as a corporation, the exchange of Preferred Stock for Common Stock under the Exchange Offers and the receipt of dividends on our Common Stock received as part of the Exchange Offers will be subject to information reporting and will be subject to U.S. federal backup withholding tax at a current rate of 28% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

The Company is the Exchange Agent and Information Agent for the Exchange Offers:
c/o Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer
Hampton Roads Bankshares, Inc.
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
Telephone (757) 217-3634 if you have any questions.
E-mail at dglenn@bofhr.com
     Additional copies of this Exchange Offer Memorandum, the letter of transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at our expense. Questions and requests for assistance with respect to tendering your shares of Preferred Stock should be directed to the Exchange Agent.

ANNEX A
Proxy Statement soliciting the vote of holders of Preferred Stock in favor of the Preferred Amendments

HAMPTON ROADS BANKSHARES, INC.
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
NOTICE OF SPECIAL MEETING OF SERIES A AND SERIES B
PREFERRED SHAREHOLDERS
To be Held on : September 28, 2010
To Our Series A Preferred and Series B Preferred Shareholders:
          NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of Series A preferred and Series B preferred shareholders of Hampton Roads Bankshares, Inc. (“Company”) will be held at the Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, VA, 23510 on : September 28, 2010, at 9:30 a.m. for the following purpose:
•	Preferred Amendments. To amend the Company’s Amended and Restated Articles of Incorporation, as amended, to change the terms of designations of the Series A and Series B preferred stock (“Preferred Amendments”).
          Series A and Series B preferred shareholders of record at the close of business on August 9, 2010, will be entitled to notice of and to vote at the Special Meeting and any adjournments of the Special Meeting.
          The Board of Directors may adjourn the meeting and reconvene the meeting at a later date, as permitted by the Company’s Bylaws and Virginia law.
          The Board of Directors unanimously recommends that Series A and B preferred shareholders vote “FOR” approval of the Preferred Amendments.

By Order of the Board of Directors,
/s/ Wendy W. Small
Wendy W. Small
Secretary of the Board

August 30, 2010
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

This Proxy Statement accompanies and forms a part of the Company’s Exchange Offer Memorandum dated August 30, 2010. The reader is directed to carefully review the Exchange Offer Memorandum for additional important information concerning the Preferred Amendments and related transactions. Because submission of your proxy in favor of the Preferred Amendments is a condition to your participation in the Exchange Offers, we recommend that you send your proxy to us in the same package as the letter of transmittal and preferred stock certificates when you tender. For more information on how to tender your preferred stock certificates, see “The Exchange Offers — Procedures for Tendering” in the accompanying Exchange Offer Memorandum.
PROXY STATEMENT
          This proxy statement is being furnished to the Series A and B preferred shareholders of Hampton Roads Bankshares, Inc. (“Company”) in connection with the solicitation of proxies by the Company’s board of directors (the “Board of Directors”) on behalf of the Company for use at a special meeting of preferred shareholders to be held on September 28, 2010 (the “Special Meeting”), at the time and place contained in the accompanying Notice of Special Meeting and at any adjournment of the Special Meeting (“Proxy Statement”). This Proxy Statement and the enclosed proxy card are being mailed to such shareholders of the Company on or about August 30, 2010.
          Holders of the Company’s non-convertible, non-cumulative and perpetual Series A Preferred Stock (“Series A Preferred”) and non-convertible, non-cumulative and perpetual Series B Preferred Stock (“Series B Preferred,” collectively with the Series A Preferred, the “Preferred Stock”) as of the close of business on August 9, 2010, will be entitled to be present and to vote at the Special Meeting. Each share of Preferred Stock is entitled to one vote on each matter to be voted at the Special Meeting, and there are no other classes of our stock entitled to vote at the Special Meeting. On August 9, 2010, there were 60,816 shares of our Preferred Stock outstanding and entitled to vote. The Board of Directors requests that you execute and return your proxy card promptly, whether or not you plan to attend the Special Meeting.
          Because submission of your proxy in favor of the Preferred Amendments is a condition to your participation in the Exchange Offers, we recommend that you send your proxy to us in the same package as the letter of transmittal and preferred stock certificates when you tender. For more information on how to tender your preferred stock certificates, see “The Exchange Offers — Procedures for Tendering” in the accompanying Exchange Offer Memorandum.
          The persons named in the proxy card to represent the Series A Preferred and Series B Preferred shareholders who are present by proxy at the meeting are John A.B. Davies, Jr., President and Chief Executive Officer and Doug Glenn, Executive Vice President, General Counsel and Chief Operating Officer.
The Company
          Hampton Roads Bankshares, Inc., a Virginia corporation, was incorporated under the laws of the Commonwealth of Virginia on February 28, 2001, primarily to serve as a holding company for the Bank of Hampton Roads (“BOHR”). On June 1, 2008, Shore Bank became a wholly-owned subsidiary of the Company. On December 31, 2008, the Company acquired all of the outstanding shares of Gateway Bank & Trust Co. (“Gateway Bank”). Subsequently, on May 8, 2009, Gateway Bank merged with and into BOHR, with BOHR being the surviving entity.

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Background of the Special Meeting
The discussion below is a summary of information available in greater detail in the Exchange Offer Memorandum that accompanies this Proxy Statement and of which this Proxy Statement forms a part. Please review the Exchange Offer Memorandum, including the Risk Factors beginning on page 26 for important information relating to the Preferred Amendments and related transactions.
          Private Placements and the Recapitalization Plan
          As described in the Exchange Offer Memorandum, certain investors (the “Investors”) and the Company have entered into various definitive investment agreements to purchase 637,500,000 shares of common stock of the Company (“Common Stock”) for $0.40 per share (the “Investment Agreements”) as part of an aggregate $255 million private placement (the “Private Placements”), in two separate closings. In addition, the Company will raise a minimum of $20 million and a maximum of $40 million in a rights offering, as described below.
          The initial closing (the “First Closing”) for $235 million will occur following:
•	the approval of the Private Placements and other matters by the common shareholders at the Company’s annual meeting of shareholders to be held on September 28, 2010 at 9:30 a.m. Eastern Daylight Time, (the “Annual Meeting”), and

•	the approval of amendments to the preferred stock designations (the “Preferred Amendments”) by the holders of Common Stock and Preferred Stock, as further described below.
          The First Closing for $235 million will occur at the same time as:
•	the conversion into Common Stock (the “TARP Conversion”) of our Series C-1 mandatorily convertible fixed rate cumulative perpetual preferred stock (the “Series C-1 Preferred”) to be issued to the United States Department of the Treasury (“Treasury”) in exchange for our outstanding shares of Series C fixed rate cumulative perpetual preferred stock (the “Series C Preferred”) held by Treasury (the “TARP Exchange”),

•	the exchange of Series A Preferred and Series B Preferred for Common Stock in these Exchange Offers, and

•	the satisfaction or waiver of other closing conditions as described in the Investment Agreements.
          The second closing for an additional $20 million from the Investors (the “Second Closing” and collectively with the First Closing, the “Closings”) will occur upon the closing of the rights offering described below and the satisfaction or waiver of the other closing conditions as described in the Investment Agreements.
          As soon as practical after the First Closing the Company will conduct a rights offering for a minimum of $20 million and a maximum of $40 million that will allow existing common shareholders1 to purchase common shares at the same $0.40 purchase price per share as the Investors (the “Rights Offering”). Any portion of the Rights Offering not purchased by existing shareholders will be purchased by the Investors, subject to certain limitations.
          The Company’s “Recapitalization Plan” includes the Private Placements, Rights Offering, Exchange Offers, TARP Exchange, TARP Conversion, and Preferred Amendments, which are discussed

[1]	The existing common shareholders are the Common Stock shareholders excluding the Investors, and those Series A Preferred and Series B Preferred shareholders who tender preferred shares in the Exchange Offers (the “Existing Common Shareholders”).

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in more detail in the Exchange Offer Memorandum under the heading “Background Information.” The Recapitalization Plan is subject to regulatory and shareholder approval and other conditions.
          The Preferred Amendments assure that any shares of Series A Preferred and Series B Preferred that do not participate in the Exchange Offers can be converted to Common Stock in the sole discretion of the Company on or after the first business day following the First Closing, on the same economic terms as if such shares of Series A Preferred and Series B Preferred had participated in the Exchange Offers — except that these shares will have no rights of participation in the Rights Offering. The conversion ratio for the Series A Preferred and Series B Preferred that converted will have the same conversion ratio as those shares of Preferred Stock tendered in the Exchange Offers. It is expected that the Company will exercise this conversion as soon as practical after the First Closing.
Use and Revocation of Proxies
          We offer two alternative methods of voting your proxy:
•	VOTING BY MAIL: Using the attached proxy card.
•	Mark, sign and date your proxy card and return it to the Hampton Roads Bankshares, Inc., the Dominion Tower, 999 Waterside Drive, Suite 200, Norfolk, VA 23510;

•	To be voted, mailed proxy cards must be received by: 7:30 a.m. Eastern Daylight Time on: September 28, 2010; and

•	If you are voting by telephone or through the Internet, please do not return your proxy card.
•	IN PERSON: If you prefer to submit your proxy in person, you may attend the Special Meeting scheduled on: September 28, 2010 at: 9:30 a.m. Eastern Daylight Time at the Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, VA 23510.
          If you sign, date and return your proxy card before the Special Meeting, your shares will be voted as you direct. You may vote “FOR” or “AGAINST” or you may abstain from voting on the proposal identified in this document. If you return your signed proxy card but do not specify how you want to vote your shares, your shares will be voted “FOR” the matter to be voted on at the Special Meeting.
          Execution of a proxy will not affect a shareholder’s right to attend the Special Meeting and to vote in person. Any shareholder who has executed and returned a proxy but for any reason desires to revoke it may do so at any time before the proxy is exercised by filing with the Secretary of the Company an instrument revoking it or a duly exercised proxy bearing a later date or by attending the Special Meeting and voting in person.
Record Date and Voting Rights
          Under Virginia law, the Company’s Amended and Restated Articles of Incorporation, as amended, (the “Articles of Incorporation”) and bylaws (the “Bylaws”), we have fixed August 9, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, you are only entitled to notice of, and to vote at, the Special Meeting if you were a record holder of Preferred Stock at the close of business on the record date. At that time, 23,266 shares of Series A Preferred were outstanding, held by 35 holders of record, and 37,550 shares of Series B Preferred were

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outstanding, held by 68 holders of record. You are entitled to one vote for each outstanding share of Preferred Stock you held as of the close of business on the record date. The holders of both the Series A Preferred and the Series B Preferred will vote together as a single class on the Preferred Amendments.
          As of August 9, 2010, there were 22,153,445 shares of Common Stock outstanding, held by 4,871 holders of record. The holders of Common Stock will also vote on the Preferred Amendments at the Company’s Annual Meeting of shareholders to be held immediately prior to this Special Meeting.
Quorum
          To have a quorum that permits us to conduct business at the Special Meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Preferred Stock representing a majority of the combined shares of Series A Preferred and Series B Preferred outstanding and entitled to vote on the record date.
          Holders of shares of Preferred Stock present in person at the Special Meeting but not voting and shares of Preferred Stock for which the Company has received proxies indicating that their holders have abstained will be counted as present at the Special Meeting for purposes of determining whether a quorum is present for transacting business.
PROPOSAL: TO AMEND THE TERMS OF THE
SERIES A PREFERRED AND SERIES B PREFERRED
The Proposed Amendments to the Series A Preferred and Series B Preferred
     On May 23, 2010, our Board of Directors authorized and unanimously approved the Preferred Amendments. Among other things, the Preferred Amendments assure that any shares of Series A Preferred and Series B Preferred that do not participate in the Exchange Offers can be converted to Common Stock in the sole discretion of the Company on or after the first business day following the First Closing, on the same economic terms as if such shares of Series A Preferred and Series B Preferred had participated in the Exchange Offers. The Series A Preferred and Series B Preferred that are converted will have the same conversion ratio as those shares of Series A Preferred and Series B Preferred tendered in the Exchange Offers. However, unlike the shareholders that tendered their shares in the Exchange Offers, holders of Series A Preferred and/or Series B Preferred that are converted will not have the right to participate in the Rights Offering described above. Please see the section of this Proxy Statement entitled “Background of the Special Meeting — Private Placements and Recapitalization Plan” for more information.
     Additionally, the Preferred Amendments:
•	eliminate the requirement that dividends on outstanding Series A Preferred and Series B Preferred be paid or declared before any dividends are paid or declared on outstanding common shares with respect to the same dividend period;

•	eliminate the prohibitions that prevent dividends on common shares from being declared or paid during any calendar year unless a pro-rata portion of the stated annual dividend for that calendar year has been paid in full to holders of the Series A Preferred and Series B Preferred;

•	eliminate the dividend payable on Series A Preferred and Series B Preferred;

•	reduce the liquidation preference of each share of the Series A Preferred and Series B Preferred from $1,000.00, plus the amount of any declared but unpaid dividend to $100.00 per share; and

•	reduce the redemption rate of $1,000.00 for each share of Series A Preferred and Series B Preferred to $100.00 per share.

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     The Preferred Amendments are subject to approval by our shareholders. Our Board of Directors has recommended that our shareholders approve the Preferred Amendments and, therefore, we are asking Preferred Shareholders to approve these Preferred Amendments at the Special Meeting. If approved, we expect that our Board of Directors will force the conversion for all outstanding Series A Preferred and Series B Preferred shares as soon as practical after the first business day following the First Closing.
          The complete text of the Preferred Amendments is attached hereto as Appendix A. If the proposal to approve the Preferred Amendments (the “Preferred Amendments Proposal”) is approved by the shareholders, the Preferred Amendments will become effective upon filing with the Virginia State Corporation Commission, which we expect to occur promptly after the Special Meeting or any adjournment of the Special Meeting. The text of the Preferred Amendments may vary for such changes that are consistent with this proposal that we may deem necessary or appropriate.
Reasons for Seeking Approval of the Preferred Shareholders
          Virginia law requires that certain amendments to the Articles of Incorporation, such as the amendments proposed in the Preferred Amendments Proposal, be submitted to the holders of the Preferred Stock affected by such amendment.
Reasons for the Preferred Amendments Proposal
          The Series A Preferred and Series B Preferred carry non-cumulative dividend obligations and a liquidation preference that is senior in priority to the Common Stock. The Preferred Amendments will reduce the financial implications of the Series A Preferred and Series B Preferred by eliminating dividends, reducing the liquidation preference and redemption value, and allowing for the conversion, at the Board of Directors’ option, of all Series A Preferred and Series B Preferred not tendered in the Exchange Offers, to Common Stock.
          As a condition to their respective investments and conversion, the Investors and Treasury require that either: (1) 100% of the Company’s outstanding shares of Preferred Stock must be tendered in exchange for shares of Common Stock, or (2) if all Series A Preferred and Series B Preferred shares are not tendered in the Exchange Offers, not less than 51% of Preferred Stock must be tendered in exchange for shares of Common Stock and vote in favor of the Preferred Amendments. It is impractical to expect that all shares of Series A Preferred and Series B Preferred will be tendered in the Exchange Offers. Therefore, to ensure the Investors will invest and Treasury will convert, shareholder approval of the Preferred Amendments is required.
          The Board of Directors also believes that reducing the financial implications of the Series A Preferred and Series B Preferred may have the following effects:
•	reduce our expenses and allow us to continue to actively pursue various alternatives to address our financial obligations;

•	allow us more time to focus on improving our performance and becoming profitable; and

•	our Common Stock will be more attractive to institutional investors.
          Approval of the Preferred Amendments Proposal is required for all holders of Series A Preferred and Series B Preferred that elect to participate in the Exchange Offers. As a result, the Preferred Amendments in conjunction with the Exchange Offers will serve to better align the interests of all Company shareholders.

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          The Board has weighed the reasons for and against the Preferred Amendments Proposal and has determined that the reasons in favor of the Preferred Amendments Proposal outweigh the reasons against it. For the reasons discussed above, our Board of Directors strongly believes that approval of the Preferred Amendments Proposal is in our best interests and in the best interests of our shareholders and recommends that the Preferred Shareholders vote “FOR” the approval of the amendments.
Reasons Against the Preferred Amendments Proposal
     The Series A Preferred and Series B Preferred currently carry non-cumulative dividend obligations and a liquidation preference that is senior in priority to the Common Stock. The Preferred Amendments will eliminate all dividend obligations and priority of the Preferred Stock and will also significantly lower the liquidation preference and the redemption value of the Preferred Stock. Additionally, approval of the Preferred Amendments will allow for the conversion, at the Board’s option, of all Series A Preferred and Series B Preferred not tendered in the Exchange Offers, to Common Stock.
     The issuance of Common Stock upon the conversion of the Series A Preferred and Series B Preferred under the Preferred Amendments could result in substantial dilution to Existing Common Shareholders, and Existing Common Shareholders could own a smaller percentage of the outstanding Common Stock. The issuance of these additional shares of Common Stock could cause a significant reduction in the percentage interests of Existing Common Shareholders in voting power and in future earnings per share of such Common Stock.
Description of Outstanding Series A Preferred and Series B Preferred
          For a description of the outstanding Series A Preferred and Series B Preferred, see the section of the accompanying Exchange Offer Memorandum titled “Description of Outstanding Securities.”
Effect of Failure to Approve the Preferred Amendments Proposal
          If less than 100% of Series A Preferred and Series B Preferred are tendered in the Exchange Offers, approval of the Preferred Amendments Proposal is a closing condition of the Investment Agreements. Failure to approve the Preferred Amendments Proposal will allow the Investors to withdraw their Private Placements. As a result, if our shareholders do not approve this proposal, the Company would not be able to complete its Recapitalization Plan and may be unable to continue as a going concern in the future.
Pro Forma Financial Information
          For the pro forma effect of the Preferred Amendments and the Recapitalization Plan, see the section of the accompanying Exchange Offer Memorandum titled “Pro Forma Financial Information.”
Appraisal and Dissenters’ Rights
     Under the Virginia Stock Corporation Act, shareholders are not entitled to appraisal or dissenters’ rights with respect to the proposed amendments to the terms of the Preferred Stock.
Vote Required
     The Preferred Amendments Proposal requires the approval of a majority of the holders of outstanding shares of Series A Preferred and Series B Preferred, voting as a single class, as required under Virginia law. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval. The affirmative vote of a

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majority of the holders of Common Stock is also required under Virginia law. The Company’s Annual Meeting of shareholders will be held immediately before the Special Meeting and will provide holders of Common Stock with the opportunity to vote on the Preferred Amendments.
Recommendation of our Board of Directors
          Our Board of Directors has unanimously determined that the amendments to the terms of the preferred stock are in the best interests of us and our shareholders.
The Board of Directors recommends that Preferred Shareholders vote “FOR” the
Preferred Amendments.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
     Certain statements contained in this Proxy Statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward-looking statements. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, and June 30, 2010, including:
•	We may be unable to close the Private Placements under the Investment Agreement or carry out our Recapitalization Plan;

•	We need to raise additional capital that may not be available to us when needed;

•	The uncertainty regarding our ability to continue as a going concern may affect our business relationships;

•	The Company has restated its financial statements, which may have a future adverse effect;

•	BOHR is restricted from accepting brokered deposits and offering interest rates on deposits that are substantially higher than the prevailing rates in our market;

•	BOHR may become subject to additional regulatory restrictions or be placed in receivership in the event that our regulatory capital levels continue to decline;

•	Current and future increases in FDIC insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, will decrease our earnings. In addition, FDIC insurance assessments will likely increase from the inability to maintain a well capitalized status, which would further decrease earnings;

•	We have entered into a written agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities;

•	Our estimate for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected;

•	We have had and may continue to have large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans;

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•	Our lack of eligibility to continue to use a short form registration statement on Form S-3 may affect our short-term ability to access the capital markets;

•	If our Company were to suffer loan losses similar in amounts to those that may be predicted by a SCAP test, they could have a material adverse effect on our results of operations and the price, and market for, our Common Stock;

•	We have recently had significant turnover in our senior management team, and this turnover could negatively impact our future results of operations;

•	Governmental regulation and regulatory actions against us may impair our operations or restrict our growth;

•	If the value of real estate in the markets we serve were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us;

•	Our commercial real estate, and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability;

•	A significant amount of our loan portfolio contains loans used to finance construction and land development;

•	Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations;

•	Difficult market conditions have adversely affected our industry;

•	A significant part of Gateway Bank’s loan portfolio is unseasoned, and we can give no assurances as to the levels of future losses related to that portfolio;

•	We are not paying dividends on our preferred stock or Common Stock and are deferring distributions on our Trust Preferred Securities, and we are prevented in otherwise paying cash dividends on our Common Stock. The failure to resume paying dividends on our Series C Preferred and Trust Preferred Securities may adversely affect us;

•	Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations;

•	Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, amount other things, impact our ability to pay dividends or satisfy our obligations;

•	The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial conditions, which may, among other things, limit access to certain sources of funding and liquidity;

•	We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability;

•	We may continue to incur losses if we are unable to successfully manage interest rate risk;

•	A substantial decline in the value of our Federal Home Loan Bank common stock may result in an “other-than-temporary” impairment charge;

•	Our future success is dependent on our ability to compete effectively in the highly competitive banking industry;

•	Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area;

•	We face a variety of threats from technology based frauds and scams;

•	Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock;

•	Our directors and officers have significant voting power;

•	Current levels of market volatility are unprecedented;

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•	The Company has issued three series of preferred stock that have rights that are senior to those of its common shareholders;

•	Because of our participation in the Troubled Asset Relief Program, we are subject to several restrictions including restrictions on compensation paid to our executives;

•	Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities;

•	Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors;

•	The fiscal, monetary and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations;

•	The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may adversely affect our business, financial condition and results of operations;

•	There can be no assurance that recently enacted legislation will stabilize the U.S. financial system; and

•	The soundness of other financial institutions could adversely affect us.
     Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to update publicly any of these statements in light of future events.
DOCUMENTS INCORPORATED BY REFERENCE
          This Proxy Statement incorporates by reference important business and financial information that we file with the SEC. As allowed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, the below documents are incorporated by reference and therefore are considered part of this Proxy Statement. Important information is disclosed to you by referring you to these documents.
          The following documents we filed with the SEC are incorporated by reference and shall be deemed to be a part of this document:
(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended;

(2)	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010, as amended, and June 30, 2010;

(3)	the Company’s Current Reports on Form 8-K filed on January 6, 2010, February 10, 2010, February 17, 2010, April 7, 2010, April 23, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), May 19, 2010, May 24, 2010, May 27, 2010, June 7, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), June 10, 2010 (as amended on June 11, 2010), June 14, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), June 17, 2010, July 1, 2010, July 7, 2010, July 12, 2010, July 13, 2010, July 27, 2010, August 10, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), August 12, 2010, August 17, 2010 and August 18, 2010;

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(4)	the Company’s Definitive Proxy Statement related to its 2010 Annual Meeting of shareholders, as filed with the SEC on August 30, 2010; and

(5)	the Company’s Tender Offer Statement filed on Schedule TO-I on August 30, 2010 including the Company’s Exchange Offer Memorandum attached thereto as Exhibit (a)(1)(A), of which this Proxy Statement forms a part.
WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or our website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242.
          Upon written request, we will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and other such documents we have filed with the SEC, without charge.
          In addition, this Proxy Statement accompanies and forms a part of the Company’s Exchange Offer Memorandum dated August 30, 2010. The Exchange Offer Memorandum, including this Proxy Statement, has been filed as Exhibit (a)(1)(A) to the Company’s Tender Offer Statement filed with the SEC on Schedule TO-I on August 30, 2010.
          Please direct written requests for a copy any of the foregoing documents to: Attn: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

BY ORDER OF THE BOARD OF DIRECTORS OF THE COMPANY
Norfolk, Virginia	/s/ Wendy W. Small
August 30, 2010	Wendy W. Small, Secretary

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Please mark, sign and date your proxy card and
return it as soon as possible.
Hampton Roads Bankshares, Inc.
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
APPOINTMENT OF PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF HAMPTON ROADS BANKSHARES, INC.
FOR THE SPECIAL MEETING TO BE HELD SEPTEMBER 28, 2010
          APPOINTMENT OF PROXY: The undersigned shareholder of Hampton Roads Bankshares, Inc., a Virginia Corporation (the “Company”), hereby appoints John A.B. Davies, Jr., President and Chief Executive Officer and Douglas J. Glenn, Executive Vice President, General Counsel and Chief Operating Officer (the “Proxies”), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Special Meeting of Shareholders of the Company to be held on September 28, 2010, at 9:30 a.m., at the Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, Virginia 23510, or at any adjournments of such meeting, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals listed below and described in the Proxy Statement and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment of such meeting. If only one such Proxy be present and acting as such at the meeting or any adjournment, that one shall have all the powers hereby conferred.
— Please complete and sign on the other side —

— Continued from the reverse side —
Your vote is important. Please complete, date and sign this appointment of proxy and return it promptly to the Company, even if you plan to attend the meeting, so that your shares may be represented at the Special Meeting.
Hampton Roads Bankshares, Inc.
REVOCABLE PROXY
This appointment of proxy will be voted with respect to ALL SHARES held by the undersigned as directed, or, if no directions are indicated, will be voted FOR all items and in the discretion of the proxies with respect to any other matter. The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments of such meeting.
Board recommendation. The Board of Directors recommends a vote FOR Proposal No. 1.
1.	Preferred Amendments. To amend our Articles of Incorporation to change the terms of designations of the Series A and Series B preferred stock.

☐ For ☐ Against ☐ Abstain

Signature of Shareholder

Signature of Shareholder Joint Owner

Print Registered Shareholder Name

Print Registered Joint Shareholder Name

Date: ____________________________________, 2010

Please sign above exactly as your name appears on the stock certificate and fill in the date. If there are joint owners, each must sign personally. Trustees and others signing in a representative capacity should indicate below the capacity in which they sign. If a corporation submits this appointment of proxy, it should be executed in the full corporate name by a duly authorized officer. If a partnership submits this appointment of proxy, please have it signed in the partnership name by an authorized person.

Appendix A
ARTICLES OF AMENDMENT
TO
THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
HAMPTON ROADS BANKSHARES, INC.
The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:
1.	The name of the corporation is Hampton Roads Bankshares, Inc.

2.	The Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) are amended as follows:
(a)	Article III, paragraph (b) of the Articles is hereby amended by deleting the fourth sentence thereof.

(b)	Article III, paragraph (c) of the Articles is hereby amended by replacing the words “Series A Preferred Stock” with “Series A Convertible Preferred Stock” in the first sentence of the first paragraph thereof.

(c)	Article III, paragraph (c)(i) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(i) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 23,266.”

(d)	Article III, paragraph (c)(ii) of the Articles is hereby amended by deleting the words “with respect to dividend rights and”.

(e)	Article III, paragraph (c)(iii) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(iii) Dividends. The holders of Series A Preferred Stock are not entitled to receive any dividends from the Corporation.”

(f)	Article III, paragraph (c)(iv) of the Articles is hereby amended by:
(1)	deleting the words “but prior to any distribution of assets to holders of the Common Stock,” in the first sentence thereof; and

(2)	replacing the amount “$1,000.00” with “$100.00” in the first sentence thereof.
(g)	Article III, paragraph (c)(v) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(v) Voting. Shares of Series A Preferred Stock shall be non-voting shares, and holders of Series A Preferred Stock shall have no right to vote on matters submitted to a vote of the Corporation’s shareholders (including any right to a class or series vote as may be contemplated by the VSCA).”

(h)	Article III, paragraph (c)(vi) of the Articles is hereby amended by replacing the amount “$1,000.00” with “$100.00”.

(i)	A new Article, Article III(c)(vii), shall be added to the Articles as follows:
“(vii)	Conversion Rights.
(A) The holders of the Series A Preferred Stock shall not be entitled to any right to convert voluntarily their shares of Series A Preferred Stock into shares of the Corporation’s Common Stock.
(B) On or after the first business day following the First Closing (as defined in the Second Amended and Restated Investment Agreement, dated as of August 11, 2010, by and among the Corporation, Carlyle Global Financial Services Partners, L.P. and ACMO-HR, L.L.C., as may be amended (the “Investment Agreement”)), the Corporation shall have the right, but not the obligation, to convert in whole but not in part (the “Series A Corporation Conversion Right”) each outstanding share of Series A Preferred Stock into 375 shares of Common Stock, such First Closing to be announced by means of a press release disseminated for publication and publicly filed by the Corporation with the Securities and Exchange Commission.
(C) To exercise a Series A Corporation Conversion Right, the Corporation shall deliver to each holder of record of Series A Preferred Stock an irrevocable written notice (a “Series A Corporation Conversion Notice”) indicating the effective date of the conversion, which date shall be no less than five business days and no more than ten business days after the date of such written notice (the “Series A Corporation Conversion Date”). On the Series A Corporation Conversion Date, all outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation

2

(or to an agent designated by the Corporation), and certificates, if any, previously representing shares of Series A Preferred Stock shall represent only shares of Common Stock into which the shares of Series A Preferred Stock previously represented thereby have been converted pursuant hereto. Upon the occurrence of the conversion of the Series A Preferred Stock pursuant to this Article III(c)(vii), each holder of shares of Series A Preferred Stock shall surrender the certificates of Preferred Stock, if any, representing such holder’s shares to the Corporation, and, as promptly as practicable after receipt thereof, the Corporation shall deliver (or cause an agent designated by the Corporation to deliver) the shares of Common Stock issuable upon such conversion to such holder.
(D) The person or persons entitled to receive the shares of Common Stock issuable upon conversion of the Series A Preferred Stock effected by the Corporation’s exercise of the Series A Corporation Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Series A Corporation Conversion Date.
(E) No fractional shares of Common Stock shall be issued to any holder of shares of Series A Convertible Stock upon conversion of any shares of the Series A Preferred Stock, and any fractional shares that otherwise would be deliverable to any holder upon such conversion (after taking into account all shares of Series A Preferred Stock held by such holder) will instead be rounded upwards to the nearest whole common share.
(F) All Common Stock, which may be issued upon conversion of the Series A Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.
(j)	Article III, paragraph (d) of the Articles is hereby amended by replacing the words “Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock” with “Series B Convertible Perpetual Preferred Stock” in the first sentence of the first paragraph thereof.

(k)	Article III, paragraph (d)(i) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(i) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series B Convertible Perpetual Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 37,550.”

3

(l)	Article III, paragraph (d)(ii) of the Articles is hereby amended by deleting “with respect to dividend rights and.”

(m)	Article III, paragraph (d)(iii) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:
(1)	“(iii) Dividends. The holders of Series B Preferred Stock are not entitled to receive any dividends from the Corporation.”
(n)	Article III, paragraph (d)(iv) of the Articles is hereby amended by:
(1)	Deleting the words “but prior to any distribution of assets to holders of the Common Stock,” in the first sentence thereof; and

(2)	replacing the amount “$1,000.00” with “$100.00” in the first sentence thereof.
(o)	Article III, paragraph (d)(v) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(v) Voting. Shares of Series B Preferred Stock shall be non-voting shares, and holders of Series B Preferred Stock shall have no right to vote on matters submitted to a vote of the Corporation’s shareholders (including any right to a class or series vote as may be contemplated by the VSCA).”

(p)	Article III, paragraph (d)(vi) of the Articles is hereby amended by replacing the amount “$1,000.00” with “$100.00”.

(q)	A new Article, Article III(d)(vii), shall be added to the Articles as follows:
“(vii)	Conversion Rights.
(A) The holders of the Series B Preferred Stock shall not be entitled to any right to convert voluntarily their shares of Series B Preferred Stock into shares of the Corporation’s Common Stock.
(B) On or after the first business day following the First Closing (as defined in the Investment Agreement, the Corporation shall have the right, but not the obligation, to convert in whole but not in part (the “Series B Corporation Conversion Right”) each outstanding share of Series B Preferred Stock into 375 shares of Common Stock, such First Closing to be announced by means of a press release disseminated for publication and publicly filed by the Corporation with the Securities and Exchange Commission.
(C) To exercise a Series B Corporation Conversion Right, the Corporation shall deliver to each holder of record of Series B Preferred

4

Stock an irrevocable written notice (a “Series B Corporation Conversion Notice”) indicating the effective date of the conversion, which date shall be no less than five business days and no more than ten business days after the date of such written notice (the “Series B Corporation Conversion Date”). On the Series B Corporation Conversion Date, all outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation (or to an agent designated by the Corporation), and certificates, if any, previously representing shares of Series B Preferred Stock shall represent only shares of Common Stock into which the shares of Series B Preferred Stock previously represented thereby have been converted pursuant hereto. Upon the occurrence of the conversion of the Series B Preferred Stock pursuant to this Article III(d)(vii), each holder of shares of Series B Preferred Stock shall surrender the certificates of Preferred Stock, if any, representing such holder’s shares to the Corporation, and, as promptly as practicable after receipt thereof, the Corporation shall deliver (or cause an agent designated by the Corporation to deliver) the shares of Common Stock issuable upon such conversion to such holder.
(D) The person or persons entitled to receive the shares of Common Stock issuable upon conversion of the Series B Preferred Stock effected by the Corporation’s exercise of the Corporation Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Series B Corporation Conversion Date.
(E) No fractional shares of Common Stock shall be issued to any holder of shares of Series B Convertible Stock upon conversion of any shares of the Series B Preferred Stock, and any fractional shares that otherwise would be deliverable to any holder upon such conversion (after taking into account all shares of Series B Preferred Stock held by such holder) will instead be rounded upwards to the nearest whole common share.
(F) All Common Stock, which may be issued upon conversion of the Series B Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.
3.	The foregoing amendments were adopted on [ ], 2010.

4.	Pursuant to Article VIII of the Corporation’s Amended and Restated Articles of Incorporation, this amendment has been approved and recommended by at least two-thirds (2/3) of the Board of Directors of the Corporation.

5

5.	The amendments were proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:
(a)	The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendments were:

Designation	Number of outstanding shares	Number of votes
(b)	The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:

Designation	Total votes FOR	Total votes AGAINST
(c)	The total number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

6

     IN WITNESS WHEREOF, Hampton Roads Bankshares Inc. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed by [                    ], a duly authorized officer of the Corporation, on                     .

HAMPTON ROADS BANKSHARES, INC.

By:
Name:
Title:

7

ANNEX B
Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2010
Commission File Number: 001-32968

HAMPTON ROADS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Virginia	54-2053718
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

999 Waterside Drive, Suite 200, Norfolk, Virginia	23510
(Address of principal executive offices)	(Zip Code)
(757) 217-1000
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑       No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐       No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐       No ☑
The number of shares outstanding of the issuer’s Common Stock as of August 10, 2010 was 22,153,445 shares, par value $0.625.

2

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
CONSOLIDATED BALANCE SHEETS

		As Restated
	(Unaudited)	(Audited)
(in thousands, except share and per share data)	June 30, 2010	December 31, 2009
Assets:
Cash and due from banks	$18,813	$16,995
Interest-bearing deposits in other banks	1,255	43,821
Overnight funds sold and due from Federal Reserve Bank	306,812	139,228
Investment securities available for sale, at fair value	175,282	161,062
Restricted equity securities, at cost	26,397	29,779

Loans held for sale	27,734	12,615

Loans	2,251,937	2,426,692
Allowance for loan losses	(173,226)	(132,697)

Net loans	2,078,711	2,293,995

Premises and equipment, net	95,206	97,512
Interest receivable	7,749	8,788
Foreclosed real estate and repossessed assets, net of valuation allowance	30,307	8,867
Deferred tax asset, net	—	397
Intangible assets, net	11,848	12,839
Bank-owned life insurance	49,179	48,355
Other assets	47,818	45,323

Total assets	$2,877,111	$2,919,576

Liabilities and Shareholders’ Equity:
Deposits:
Noninterest-bearing demand	$249,102	$248,682
Interest-bearing:
Demand	871,265	916,865
Savings	75,840	82,860
Time deposits:
Less than $100	768,960	889,788
$100 or more	583,214	356,845

Total deposits	2,548,381	2,495,040

Federal Home Loan Bank borrowings	225,013	228,215
Other borrowings	49,553	49,254
Interest payable	3,658	3,573
Other liabilities	16,259	18,481

Total liabilities	2,842,864	2,794,563

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock - 1,000,000 shares authorized:
Series A non-convertible, non-cumulative perpetual preferred stock, $1,000 liquidation value, 23,266 shares issued and outstanding on June 30, 2010 and December 31, 2009	20,733	19,919
Series B non-convertible, non-cumulative perpetual preferred stock, $1,000 liquidation value, 37,550 shares issued and outstanding on June 30, 2010 and December 31, 2009	39,117	39,729
Series C fixed rate, cumulative preferred stock, $1,000 liquidation value, 80,347 shares issued and outstanding on June 30, 2010 and December 31, 2009	75,867	75,322
Common stock, $0.625 par value, 100,000,000 shares authorized; 22,149,594 shares issued and outstanding on June 30, 2010 and 22,154,320 on December 31, 2009	13,843	13,846
Capital surplus	165,475	165,391
Retained deficit	(283,013)	(188,448)
Noncontrolling interest	151	—
Accumulated other comprehensive income (loss), net of tax	2,074	(746)

Total shareholders’ equity	34,247	125,013

Total liabilities and shareholders’ equity	$2,877,111	$2,919,576

See accompanying notes to the consolidated financial statements.

3

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)	Three Months Ended		Six Months Ended
(unaudited)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest Income:
Loans, including fees	$28,168	$36,150	$60,422	$73,885
Investment securities	1,705	1,561	3,422	3,341
Overnight funds sold and due from Federal Reserve Bank	152	12	276	22
Interest-bearing deposits in other banks	—	5	—	11

Total interest income	30,025	37,728	64,120	77,259

Interest Expense:
Deposits:
Demand	3,865	1,557	7,666	3,222
Savings	125	295	254	722
Time deposits:
Less than $100	3,693	3,785	7,643	8,717
$100 or more	2,494	3,420	4,732	6,720

Interest on deposits	10,177	9,057	20,295	19,381
Federal Home Loan Bank borrowings	1,406	1,672	2,719	3,381
Other borrowings	745	966	1,476	2,185
Overnight funds purchased	—	134	—	339

Total interest expense	12,328	11,829	24,490	25,286

Net interest income	17,697	25,899	39,630	51,973
Provision for loan losses	54,638	33,706	100,251	34,895

Net interest income (expense) after provision for loan losses	(36,941)	(7,807)	(60,621)	17,078

Noninterest Income:
Service charges on deposit accounts	1,755	2,073	3,420	4,132
Mortgage banking revenue	2,604	1,397	4,359	3,039
Gain on sale of investment securities available for sale	390	—	469	—
Gain (loss) on sale of premises and equipment	18	(11)	43	(6)
Losses on foreclosed real estate and repossessed assets	(2,476)	(337)	(3,214)	(339)
Other-than-temporary impairment of securities (includes total other-than-temporary impairment losses of $0 and $166, net of $0 and $34 recognized in other comprehensive income for the six months ended June 30, 2010 and 2009, respectively, before taxes)	—	(114)	(44)	(132)
Insurance revenue	1,279	1,339	2,599	2,651
Brokerage revenue	79	85	153	131
Income from bank-owned life insurance	424	405	824	805
Other	1,258	818	2,323	1,814

Total noninterest income	5,331	5,655	10,932	12,095

Noninterest Expense:
Salaries and employee benefits	10,955	10,546	20,705	21,780
Occupancy	2,150	2,165	4,448	4,084
Data processing	1,169	1,295	2,649	2,493
Impairment of goodwill	—	27,976	—	27,976
FDIC insurance	1,169	2,661	2,225	3,301
Equipment	932	1,462	2,023	2,491
Other	6,711	4,225	11,985	8,053

Total noninterest expense	23,086	50,330	44,035	70,178

Loss before provision for income tax benefit	(54,696)	(52,482)	(93,724)	(41,005)
Provision for income tax benefit	(2,196)	(9,253)	(2,134)	(5,143)

Net loss before noncontrolling interest	(52,500)	(43,229)	(91,590)	(35,862)

Noncontrolling interest	(139)	—	(170)	—

Net loss	(52,639)	(43,229)	(91,760)	(35,862)
Preferred stock dividend and accretion of discount	1,423	2,995	2,798	5,959

Net loss available to common shareholders	$(54,062)	$(46,224)	$(94,558)	$(41,821)

Per Common Share:
Cash dividends declared	$—	$0.11	$—	$0.22

Basic loss	$(2.44)	$(2.13)	$(4.27)	$(1.92)

Diluted loss	$(2.44)	$(2.13)	$(4.27)	$(1.92)

Basic weighted average shares outstanding	22,154,594	21,741,879	22,154,557	21,746,505
Effect of dilutive stock options and non-vested stock	—	—	—	—

Diluted weighted average shares outstanding	22,154,594	21,741,879	22,154,557	21,746,505

See accompanying notes to the consolidated financial statements.

4

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

								Accumulated
								Other	Total
(in thousands, except share data)	Preferred Stock		Common Stock			Retained	Noncontrolling	Comprehensive	Stockholders’
(unaudited)	Shares	Amount	Shares	Amount	Capital Surplus	Deficit	Interest	Gain (Loss)	Equity
Balance at December 31, 2009 (as restated)	141,163	$134,970	22,154,320	$13,846	$165,391	$(188,448)	$—	$(746)	$125,013

Comprehensive loss:
Net loss	—	—	—	—	—	(91,760)	—	—	(91,760)
Change in unrealized gain on securities available for sale, net of taxes of 1,675	—	—	—	—	—	—	—	3,125	3,125
Reclassification adjustment for securities gains included in net income, net of taxes of $(164)	—	—	—	—	—	—	—	(305)	(305)
Total comprehensive loss									(88,940)
Stock-based compensation	—	—	(4,726)	(3)	84	—	—	—	81
Noncontrolling interest	—	—	—	—	—	(7)	151	—	144
Amortization of fair market value adjustment	—	201	—	—	—	(201)	—	—	—
Preferred stock dividend declared and amortization of preferred stock discount	—	546	—	—	—	(2,597)	—	—	(2,051)

Balance at June 30, 2010	141,163	$135,717	22,149,594	$13,843	$165,475	$(283,013)	$151	$2,074	$34,247

See accompanying notes to the consolidated financial statements.

5

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Six Months Ended
(unaudited)	June 30, 2010	June 30, 2009
Operating Activities:
Net loss	$(91,760)	$(35,862)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,612	2,822
Amortization of intangible assets and fair value adjustments	(64)	(4,005)
Provision for loan losses	100,251	34,895
Proceeds from mortgage loans held for sale	143,647	190,651
Originations of mortgage loans held for sale	(158,765)	(196,696)
Stock-based compensation expense	81	271
Net amortization of premiums and accretion of discounts on investment securities	631	268
(Gain) loss on sale of premises and equipment	(43)	6
Losses on foreclosed real estate and repossessed assets	3,214	339
Gain on sale of investment securities available for sale	(469)	—
Gain on sale of loans	—	(15)
Earnings on bank-owned life insurance	(824)	(805)
Other-than-temporary impairment of securities	44	132
Other-than-temporary impairment of goodwill	—	27,976
Deferred income tax benefit	(35,128)	(1,159)
Deferred tax asset valuation allowance	34,014	—
Noncontrolling interest	144	—
Changes in:
Interest receivable	1,039	607
Other assets	(2,495)	(10,396)
Interest payable	85	(892)
Other liabilities	(5,020)	(4,605)

Net cash provided by (used in) operating activities	(8,806)	3,532

Investing Activities:
Proceeds from maturities and calls of debt securities available for sale	10,697	26,351
Proceeds from sale of investment securities available for sale	1,802	—
Purchase of debt securities available for sale	(22,601)	—
Purchase of equity securities available for sale	—	(6)
Purchase of restricted equity securities	(28)	(11,783)
Proceeds from sales of restricted equity securities	3,410	9,535
Proceeds from the sale of loans	—	697
Net decrease in loans	86,572	5,279
Purchase of premises and equipment	(343)	(2,252)
Proceeds from sale of premises and equipment	140	139
Proceeds from sale of repossessed assets	3,118	537

Net cash provided by investing activities	82,767	28,497

Financing Activities:
Net increase (decrease) in deposits	53,862	(8,681)
Proceeds from Federal Home Loan Bank borrowings	—	11,500
Repayments of Federal Home Loan Bank borrowings	(1,533)	(28,534)
Net increase in overnight funds borrowed	—	65,400
Net decrease in other borrowings	—	(28,000)
Common stock repurchased	—	(545)
Proceeds from exercise of stock options	—	82
Preferred stock dividends paid and amortization of preferred stock discount	546	(2,964)
Common stock dividends paid, net of reinvestment	—	(3,731)

Net cash provided by financing activities	52,875	4,527

Increase in cash and cash equivalents	126,836	36,556
Cash and cash equivalents at beginning of period	200,044	48,312

Cash and cash equivalents at end of period	$326,880	$84,868

6

HAMPTON ROADS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2010	June 30, 2009
Supplemental cash flow information:
Cash paid for interest	$24,405	$26,178
Cash paid for income taxes	343	9,214

Supplemental non-cash information:
Dividends reinvested	$—	$531
Change in unrealized gain on securities	4,331	15
Transfer between loans and other real estate owned	27,772	3,564
See accompanying notes to the consolidated financial statements.

7

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — BASIS OF PRESENTATION
The accompanying unaudited consolidated financial statements of Hampton Roads Bankshares, Inc. (the “Company,” “we,” “us,” or “our”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the financial statements reflect all adjustments (consisting of a normal recurring nature) considered necessary for a fair presentation. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes, as restated, thereto included in the Company’s restated annual report on Form 10-K for the year ended December 31, 2009, as amended, (the “2009 Form 10-K”) filed August 13, 2010.
Recent Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance relating to the accounting for transfers of financial assets. The new guidance, which was issued as Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140, was adopted into Codification in December 2009 through the issuance of Accounting Standards Update (“ASU”) 2009-16. The new standard provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In June 2009, the FASB issued new guidance relating to variable interest entities. The new guidance, which was issued as SFAS No. 167, Amendments to FASB Interpretation No. 46(R), was adopted into Codification in December 2009. The objective of the guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. SFAS No. 167 is effective as of January 1, 2010. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends Subtopic 470-20 to expand accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In January 2010, the FASB issued ASU 2010-04, Accounting for Various Topics — Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing Security Exchange Commission (“SEC”) guidance including the following topics: accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements — subsequent events, use of residual method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligation. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

8

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 addresses both the interaction of the requirements of Topic 855 with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provisions related to subsequent events. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. ASU 2010-09 is effective immediately. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.
In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset. ASU 2010-18 states that modifications of loans that are accounted for within a pool under ASC 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments do not affect the accounting for loans under the scope of ASC 310-30 that are not accounted for within pools. Loans accounted for individually under ASC 310-30 continue to be subject to the troubled debt restructuring accounting provisions within ASC 310-40, Receivables — Troubled Debt Restructurings by Creditors. The amendments are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The Company does not expect that the adoption of this pronouncement will have a material impact on the Company’s consolidated financial statements.
In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The new disclosure guidance will significantly expand the existing requirements and will lead to greater transparency into a company’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period will become effective for both interim and annual reporting periods ending after December 15, 2010. Specific items regarding activity that occurred before the issuance of the ASU, such as the allowance rollforward and modification disclosures, will be required for periods beginning after December 15, 2010. The Company is currently assessing the impact that ASU 2010-20 will have on its consolidated financial statements.
NOTE B — REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS
Effective June 17, 2010, the Company and BOHR entered into a written agreement (herein called the “Written Agreement”) with the Federal Reserve Bank of Richmond (the “FRB”) and the Bureau of Financial Institutions of the Virginia State Corporation Commission (“Bureau of Financial Institutions”). The Company’s other banking subsidiary, Shore Bank (“Shore”), is not a party to the Written Agreement.
Written Agreement
Under the terms of the Written Agreement, Bank of Hampton Roads (“BOHR”) has agreed to develop and submit for approval, within the time periods specified, plans to (a) strengthen board oversight of management and BOHR’s operations, (b) strengthen credit risk management policies, (c) improve BOHR’s position with respect to loans, relationships, or other assets in excess of $2.5 million which are now, or may in the future become, past due more than 90 days, are on BOHR’s problem loan list, or adversely classified in any report of examination of BOHR’s, (d) review and revise, as appropriate, current policy and maintain sound processes for determining, documenting, and recording an adequate allowance for loan and lease losses, (e) improve management of BOHR’s liquidity position and funds management policies, (f) provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario, (g) reduce BOHR’s reliance on brokered deposits, and (h) improve BOHR’s earnings and overall condition.

9

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In addition, BOHR has agreed that it will (a) not extend, renew, or restructure any credit that has been criticized by the FRB or the Bureau of Financial Institutions absent prior board of directors approval in accordance with the restrictions in the Written Agreement, (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the FRB, (c) comply with legal and regulatory limitations on indemnification payments and severance payments, and (d) appoint a committee to monitor compliance with the terms of the Written Agreement.
In addition, the Company has agreed that it will (a) not take any other form of payment representing a reduction in BOHR’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval, (b) take all necessary steps to correct certain technical violations of law and regulation cited by the FRB, (c) refrain from guaranteeing any debt without the prior written approval of the FRB and the Bureau of Financial Institutions, and (d) refrain from purchasing or redeeming any shares of its stock without the prior written consent of the FRB or the Bureau of Financial Institutions.
Under the terms of the Written Agreement, both the Company and BOHR have agreed to submit for approval capital plans to maintain sufficient capital at the Company, on a consolidated basis, and to refrain from declaring or paying dividends absent prior regulatory approval.
Going Concern Considerations
The consolidated financial statements of Hampton Roads Bankshares, Inc. as of and for the year ended December 31, 2009, as restated, and its Form 10-Q as of and for the three and six month periods ended June 30, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. Due to the Company’s financial results, the substantial uncertainty throughout the U.S. banking industry, the Written Agreement the Company and BOHR have entered into and described above and BOHR’s “significantly undercapitalized” status, doubt exists regarding the Company’s ability to continue as a going concern. This concern is mitigated by the capital raise expected to close in the third quarter of 2010. With this new capital the Company and BOHR are expected to return to “well capitalized” status.
Operating Losses
The Company incurred a net loss of $52.6 million and $91.8 million for the three and six months, respectively, ended June 30, 2010. This loss was largely the result of dramatic increases in non-performing assets. Additionally, due to these recent significant losses, the Company was unable to ascertain it would generate sufficient net income in the near term to realize its deferred tax assets, and therefore, established a deferred tax valuation allowance as reported in the December 31, 2009 restated Annual Report filed August 13, 2010.
Capital Adequacy
As of June 30, 2010, the Company was considered “critically undercapitalized” and BOHR was considered “significantly undercapitalized” under regulatory guidelines and must improve its capital in accordance with the Written Agreement.
In connection with this, the Company and affiliates of The Carlyle Group, Anchorage Advisors, L.L.C., CapGen Financial Group, and other financial institutions have entered into a binding agreement (the “Investment Agreement”), which is anticipated to close on or before September 30, 2010, to purchase common stock of the Company, as part of an expected aggregate $255.0 million capital raise by the Company from institutional investors in a private placement. The private placement is fully subscribed and will include the opportunity to raise an additional $20 to $40 million in common stock through a rights offering to the Company’s existing shareholders.
Prior to the Closing, the Company is required to conduct exchange offers for each outstanding share of Series A and Series B Preferred Stock for Common Stock (collectively, the “Exchange Offers”) pursuant to which each share of Series A and B Preferred Stock will be exchanged for 375 shares of Common Stock (reflecting an exchange value of $150.00 per share or 15% of its liquidation preference and a conversion price of $0.40 per share).
Additionally, the Company has entered into an agreement with the Treasury pursuant to which Treasury will exchange all of the cumulative preferred stock it purchased from the Company in 2008 under Treasury’s Capital Purchase program for a new series of mandatorily convertible preferred stock, which will convert into the Company’s common stock upon closing of the capital raise discussed above.
The above capital transactions require shareholder approval.
Management believes the capital raise will greatly strengthen its balance sheet and return the Company to “well capitalized” status under the regulatory capital standards.

10

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Liquidity
Our primary sources of liquidity are our deposits, the scheduled repayments on our loans, and interest and maturities of our investments. All securities have been classified as available for sale, which means they are carried at fair value, and we have the ability to sell or pledge a portion of our unpledged investment securities to manage liquidity. Due to BOHR’s “significantly undercapitalized” status, we are unable to accept, rollover, or renew any brokered deposits. At June 30, 2010, the Company had approximately $326.9 million in available cash on hand and unpledged investment securities of approximately $58.1 million.
NOTE C — STOCK-BASED COMPENSATION
Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation, requires the use of the fair-value method, which requires that compensation cost relating to stock-based transactions be recognized in the financial statements, to account for stock-based compensation. Fair value of stock options is estimated at the date of grant using a lattice option pricing model. It requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award. Stock options granted with pro-rata vesting schedules are expensed over the vesting period on a straight-line basis.
Stock-based compensation expense recognized in the consolidated statements of operations and the options exercised, including the total intrinsic value and cash received, for the six months ended June 30, 2010 and 2009 were as follows.

	June 30,
	2010	2009
Expense recognized:
Related to stock options	$60,551	$130,803
Related to share awards	20,212	139,736
Related tax benefit	19,286	49,872

Number of options exercised:
New shares	—	13,841
Previously acquired shares	—	—

Total intrinsic value of options exercised	$—	$31,048
Cash received from options exercised	—	81,540
The Company has granted stock options to its directors and employees under stock compensation plans that have been approved by the Company’s shareholders. All outstanding options have terms that range from five to ten years and are either fully vested and exercisable at the date of grant or vest ratably over periods that range from one to ten years. A summary of the Company’s stock option activity and related information for the six months ended June 30, 2010 is as follows.

11

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Weighted	Average
	Options	Average	Intrinsic
	Outstanding	Exercise Price	Value
Balance at December 31, 2009	1,420,213	$12.60	$—
Granted	—	—	—
Exercised	—	—	—
Expired	(100,605)	11.50	—
Forfeited	—	—	—

Balance at June 30, 2010	1,319,608	$12.68	$—

Options exercisable at June 30, 2010	1,230,818	$12.50	$—

Information pertaining to options outstanding and options exercisable as of June 30, 2010 is as follows.

	Options Outstanding			Options Exercisable
		Weighted
		Average
Ranges of		Remaining
Exercise	Number of Options	Contractual	Weighted Average	Number of Options	Weighted Average
Prices	Outstanding	Life	Exercise Price	Exercisable	Exercise Price
$3.09 - $5.05	61,751	1.97	$4.13	61,751	$4.13
$6.53 - $8.84	297,255	1.96	8.02	297,255	8.02
$9.11 - $10.65	379,990	3.36	9.77	378,200	9.77
$12.00 - $12.49	184,128	6.57	12.03	126,195	12.03
$19.43 - $22.07	343,051	4.70	20.02	313,984	19.86
$23.60 - $24.67	53,433	5.09	24.22	53,433	24.22

$3.09 - $24.67	1,319,608	3.85	$12.68	1,230,818	$12.50

The Company may issue new shares to satisfy stock option grants. As of June 30, 2010, there were 765.5 thousand shares available under the existing stock incentive plan. Shares may be repurchased in the open market or, under certain circumstances, through privately negotiated transactions. As of June 30, 2010, there was $270 thousand of unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted-average period of 3.1 years.
The Company has granted non-vested shares of common stock to certain directors and employees as part of incentive programs and to those directors who elected to use deferred directors’ fees to purchase non-vested shares of common stock. Non-vested shares of common stock awarded to employees and directors as part of incentive programs have vesting schedules that range from one to nine years and are expensed over the same schedules. Non-vested shares of common stock issued to directors as a method of deferring their directors’ fees are expensed at the time the fees are earned by the director. A summary of the Company’s non-vested share activity and related information for the six months ended June 30, 2010 is as follows:

		Per Share
		Weighted-Average
	Number of	Grant-Date
	Shares	Fair Value
Balance at December 31, 2009	21,917	$10.12
Granted	—	—
Vested	(2,000)	8.54
Forfeited	(4,000)	8.30

Balance at June 30, 2010	15,917	$10.78

12

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2010, there was $120 thousand of total unrecognized compensation cost related to non-vested shares of common stock. That cost is expected to be recognized over a weighted-average period of 3.2 years.
NOTE D — INVESTMENT SECURITIES
The amortized cost and estimated fair values of investment securities (in thousands) available for sale at June 30, 2010 and December 31, 2009 were as follows.

	June 30, 2010
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
Description of Securities	Cost	Gains	Losses	Fair Value
Agency securities	$15,172	$257	$55	$15,374
Mortgage-backed securities	153,804	3,016	—	156,820
State and municipal securities	1,006	8	—	1,014
Equity securities	2,103	36	65	2,074

Total securities available for sale	$172,085	$3,317	$120	$175,282

	December 31, 2009
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
Description of Securities	Cost	Gains	Losses	Fair Value
Agency securities	$11,376	$173	$105	$11,444
Mortgage-backed securities	146,583	482	1,339	145,726
State and municipal securities	1,279	27	—	1,306
Equity securities	2,966	3	383	2,586

Total securities available for sale	$162,204	$685	$1,827	$161,062

Information pertaining to securities with gross unrealized losses (in thousands) at June 30, 2010 and December 31, 2009, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position is as follows.

13

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	June 30, 2010
	Less than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
Description of Securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Agency securities	$4,737	$55	$—	$—	$4,737	$55
Equity securities	—	—	159	65	159	65

	$4,737	$55	$159	$65	$4,896	$120

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
Description of Securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Agency securities	$4,711	$105	$—	$—	$4,711	$105
Mortgage-backed securities	69,078	1,339	—	—	69,078	1,339
Equity securities	32	13	1,097	370	1,129	383

	$73,821	$1,457	$1,097	$370	$74,918	$1,827

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. Investment securities classified as available for sale are generally evaluated for OTTI in accordance with ASC 320, Investment — Debt and Equity Securities.
In determining OTTI, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss. If an entity intends to sell or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, less any current period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.
The unrealized loss positions on debt securities at June 30, 2010 were considered to be directly related to interest rate movements as there is minimal credit risk exposure in these investments. At June 30, 2010 one agency security was in an unrealized loss position. Management does not believe that this debt security was other-than-temporarily impaired at June 30, 2010.
For equity securities, our impairment analysis considered all available evidence including the length of time and the extent to which the market value of each security was less than cost, the financial condition of the issuer of each

14

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
equity security (based upon financial statements of the issuers), and the near term prospects of each issuer, as well as our intent and ability to retain these investments for a sufficient period of time to allow for any anticipated recovery in their respective market values. During the first six months of 2010 and 2009, equity securities with an amortized cost basis of $91 thousand and $267 thousand, respectively, were determined to be other-than-temporarily impaired. Impairment losses of $44 thousand and $132 thousand were recognized through noninterest income during the first six months of 2010 and 2009, respectively. An additional $34 thousand was included in accumulated other comprehensive loss in the equity section of the balance sheet as of June 30, 2009. Management has evaluated the unrealized losses associated with the remaining equity securities as of June 30, 2010 and, in management’s opinion, the unrealized losses are temporary, and it is our intention to hold these securities until their value recovers. A rollforward of the cumulative other-than-temporary impairment losses (in thousands) recognized in earnings for all securities is as follows.

December 31, 2009	$3,030
Less: Realized gains for securities sales	(2,351)
Add: Loss where impairment was not previously recognized	30
Add: Loss where impairment was previously recognized	14

June 30, 2010	$723

The Company’s investment in Federal Home Loan Bank (“FHLB”) stock totaled $19.7 million at June 30, 2010. FHLB stock is generally viewed as a long-term investment and as a restricted investment security and is carried at cost as there is no market for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par value rather than by recognizing temporary declines in value. The FHLB has reinstated dividends and the repurchase of its stock thereby improving the value. The Company does not consider this investment to be other-than-temporarily impaired at June 30, 2010, and no impairment has been recognized.
NOTE E — ACCOUNTING FOR CERTAIN LOANS ACQUIRED IN A TRANSFER
ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, requires acquired loans to be recorded at fair value and prohibits carrying over valuation allowances in the initial accounting period for acquired impaired loans. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of this pronouncement. It limits the yield that may be accreted to the excess of the undiscounted expected cash flows over the investor’s initial investment in the loan. The excess of the contractual cash flows over expected cash flows may not be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life. Decreases in expected cash flows are recognized as impairments.
The Company acquired loans pursuant to the acquisition of Gateway Financial Holdings (“GFH”) in December 2008. The Company reviewed the loan portfolio at acquisition to determine whether there was evidence of deterioration of credit quality since origination and if it was probable that it will be unable to collect all amounts due according to the loan’s contractual terms. When both conditions existed, the Company accounted for each loan individually, considered expected prepayments, and estimated the amount and timing of discounted expected principal, interest, and other cash flows (expected at acquisition) for each loan. The Company determined the excess of the loan’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted into interest income (non-accretable difference). The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into interest income over the remaining life of the loan (accretable yield).
Over the life of the loan, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its loans determined using the effective interest rates

15

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
has decreased, and if so, the Company establishes a valuation allowance for the loan. Valuation allowances for acquired loans reflect only those losses incurred after acquisition; that is, the present value of cash flows expected at acquisition that are not expected to be collected. Valuation allowances are established only subsequent to acquisition of the loans.
Loans that were acquired in the GFH acquisition for which there was evidence of deterioration of credit quality since acquisition date and for which it was probable that all contractually required payments would not be made as scheduled had an outstanding balance of $67.4 million and a carrying amount of $61.2 million at June 30, 2010. The carrying amount of these loans is included in the balance sheet amount of loans receivable at June 30, 2010. Of these loans, $44.2 million have experienced further deterioration since the acquisition date and are included in the impaired loan amounts disclosed in Note G. The following table depicts the accretable yield (in thousands) at the beginning and end of the period.

Accretable
Yield
Balance, December 31, 2009	$1,042
Accretion	(335)
Disposals	(426)
Additions	528

Balance, June 30, 2010	$809

NOTE F — LOANS
The Company grants commercial, construction, real estate, and consumer loans to customers throughout its lending areas. A substantial portion of debtors’ abilities to honor their contracts is dependent upon the real estate and general economic environment of the lending area. The major classifications of loans (in thousands) are summarized as follows.

	June 30, 2010	December 31, 2009
Commercial	$330,717	$361,256
Construction	653,184	757,702
Real estate-commercial mortgage	709,428	740,570
Real estate-residential mortgage	523,357	524,853
Installment loans (to individuals)	35,727	42,858
Deferred loan fees and related costs	(476)	(547)

Total loans	$2,251,937	$2,426,692

Loans are made to the Company’s executive officers and directors and their associates during the ordinary course of business. In management’s opinion, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectability or present other unfavorable features. At June 30, 2010 and December 31, 2009, loans to executive officers, directors, and their associates were $80.0 million and $90.9 million, respectively. Of these loans, $7.5 million were made for the purpose of purchasing preferred stock in the Company and have been eliminated from both the loan and equity balances in the consolidated balance sheet.
BOHR and Shore had loans outstanding to the Company with aggregate balances of $21.5 million and $2.0 million, respectively, as of June 30, 2010 which are eliminated in consolidation. The loan from BOHR was inadequately secured in violation of Regulation W promulgated by the Federal Reserve. The Company has been in discussions with banking regulators regarding the potential for curing this violation.

16

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE G — ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS
The purpose of the allowance for loan losses is to provide for potential losses inherent in the loan portfolio. Management considers several factors, including historical loan loss experience, the size and composition of the portfolio, and the value of collateral agreements, in determining the allowance for loan loss.
Transactions (in thousands) affecting the allowance for loan losses during the six months ended June 30, 2010 and 2009 were as follows.

	2010	2009
Balance at beginning of period	$132,697	$51,218
Provision for loan losses	100,251	34,895
Loans charged off	(61,890)	(1,897)
Recoveries	2,168	275

Balance at end of period	$173,226	$84,491

Non-performing assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, and foreclosed real estate and repossessed assets. Total non-performing assets were $335.9 million or 12% of total assets at June 30, 2010 compared with $257.2 million or 9% of total assets at December 31, 2009. Non-performing assets (in thousands) were as follows.

	June 30, 2010	December 31, 2009
Loans 90 days past due and still accruing interest	$—	$—
Nonaccrual loans	305,609	248,303
Foreclosed real estate and repossessed assets	30,307	8,867

Total non-performing assets	$335,916	$257,170

Estimated gross interest income that would have been recorded during the six months ended June 30, 2010 if the foregoing nonaccrual loans had remained current in accordance with their contractual terms totaled $6.2 million. Information (in thousands) on impaired loans is as follows.

	June 30, 2010	December 31, 2009
Impaired loans for which an allowance has been provided	$364,705	331,532
Impaired loans for which no allowance has been provided	108,437	137,536

Total impaired loans	$473,142	$469,068

Allowance provided for impaired loans, included in the allowance for loan losses	$115,552	$91,488

Average balance in impaired loans	$474,520	$215,363

Interest income recognized from impaired loans	$4,529	$17,440

The following table provides information (in thousands) related to the loan category and method used to measure impairment at June 30, 2010 and December 31, 2009.

17

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Method Used to	Impaired Loans
Loan Category	Measure Impairment	June 30, 2010	December 31, 2009
1-4 family residential construction	Estimated fair market value	$16,219	$20,851
Other construction and development	Estimated fair market value	247,075	237,313
Secured by farm land	Estimated fair market value	4,959	1,318
Secured by 1-4 family, revolving	Estimated fair market value	5,217	6,018
Secured by 1-4 family, 1st lien	Estimated fair market value	36,346	32,532
Secured by 1-4 family, junior lien	Estimated fair market value	1,851	1,502
Secured by multifamily	Estimated fair market value	15,097	8,137
Secured by nonfarm nonresidential (owner occupied)	Estimated fair market value	29,377	29,309
Secured by nonfarm nonresidential (non-owner occupied)	Estimated fair market value	81,681	75,947
Commercial and industrial	Estimated fair market value	35,006	56,081
Other consumer loans to individuals	Estimated fair market value	62	60
Other	Estimated fair market value	252	—

Total impaired loans		$473,142	$469,068

As of June 30, 2010 and December 31, 2009, loans classified as troubled debt restructurings and included in impaired loans in the disclosure above totaled $94.0 million and $73.5 million, respectively. Of these amounts, $94.0 million and $56.6 million were on accrual status at June 30, 2010 and December 31, 2009, respectively, and $16.9 million were on nonaccrual status at December 31, 2009. There were no troubled debt restructurings in nonaccrual status at June 30, 2010. Troubled debt restructurings in nonaccrual status are returned to accrual status after a period of performance under which the borrower demonstrates the ability and willingness to repay the loan. None of the nonaccrual troubled debt restructurings were returned to accrual status during the quarter ended June 30, 2010.
A loan is considered impaired when it is probable that all amounts due will not be collected according to the contractual terms. For collateral dependent impaired loans, impairment is measured based upon the fair value of the underlying collateral. Management considers a loan to be collateral dependent when repayment of the loan is expected solely from the sale or liquidation of the underlying collateral. The Company’s policy is to charge off collateral dependent impaired loans at the earlier of foreclosure, repossession, or liquidation at the point it becomes 180 days past due. The Company’s policy is to reduce the carrying value of the loan to the estimated fair value of the collateral less estimated selling costs through a charge off to the allowance for loan losses. For loans that are not collateral dependent, impairment is measured using discounted cash flows. Total impaired loans were $473.1 million and $469.1 million at June 30, 2010 and December 31, 2009, respectively, the majority of which were considered collateral dependent, and therefore, measured at the fair value of the underlying collateral.
Impaired loans for which no allowance is provided totaled $108.4 million and $137.5 million at June 30, 2010 and December 31, 2009. Loans written down to their estimated fair value of collateral less the costs to sell account for $46.9 and $22.1 of the impaired loans for which no allowance has been provided as of June 30, 2010 and December 31, 2009, respectively. The average age of appraisals for these loans is 1.16 years at June 30, 2010. The remaining impaired loans for which no allowance is provided are fully covered by the value of the collateral, and therefore, no loss is expected on these loans.

18

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In the opinion of management, based on conditions reasonably known to them, the allowance was adequate at June 30, 2010. The allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, changes in general economic conditions, or other risk factors.
NOTE H — PREMISES AND EQUIPMENT
Premises and equipment (in thousands) at June 30, 2010 and December 31, 2009 are summarized as follows.

	June 30, 2010	December 31, 2009
Land	$31,248	$31,335
Buildings and improvements	58,255	58,177
Leasehold improvements	3,411	3,411
Equipment, furniture, and fixtures	14,885	14,828
Construction in process	95	7

	107,894	107,758

Less accumulated depreciation and amortization	(12,688)	(10,246)

Premises and equipment, net	$95,206	$97,512

NOTE I — SUPPLEMENTAL RETIREMENT AGREEMENTS
The Company has entered into supplemental retirement agreements with several key officers and recognizes expense each year related to these agreements based on the present value of the benefits expected to be provided to the employees and any beneficiaries. The expense recognized during the first six months of 2010 and 2009 was $331 thousand and $603 thousand, respectively.
NOTE J — INTANGIBLE ASSETS
Intangible assets with an indefinite life are subject to impairment testing at least annually or more often if events or circumstances suggest potential impairment. Other acquired intangible assets determined to have a finite life are amortized over their estimated useful life in a manner that best reflects the economic benefits of the intangible asset. Intangible assets with a finite life are periodically reviewed for other-than-temporary impairment. The gross carrying amount and accumulated amortization (in thousands) for the Company’s intangible assets follows.

	June 30, 2010		December 31, 2009
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible assets:

Core deposit intangible	$8,105	$2,381	$8,105	$1,703
Employment contract intangibles	1,130	811	1,130	713
Insurance book of business intangible	6,450	645	6,450	430

Total intangible assets	$15,685	$3,837	$15,685	$2,846

19

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE K — FORECLOSED REAL ESTATE AND REPOSSESSED ASSETS
Foreclosed assets are presented net of an allowance for losses. An analysis of the allowance for losses (in thousands) on foreclosed assets is as follows.

	June 30, 2010	June 30, 2009
Balance at beginning of year	$356	$—
Provision for losses	2,992	—
Charge-offs	(785)	—

Balance at end of year	$2,563	$—

Expenses (in thousands) applicable to foreclosed assets include the following.

Six Months Ended
June 30, 2010
Expenses incurred for foreclosed assets	$747
Net loss on sales of real estate	222
Provision for losses	2,992

Total	$3,961

NOTE L — BUSINESS SEGMENT REPORTING
The Company has two community banks, BOHR and Shore, which provide loan and deposit services throughout 60 locations in Virginia, North Carolina, and Maryland. In addition to its banking operations, the Company has three other reportable segments: Mortgage, Investment, and Insurance. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Company’s 2009 Form 10-K/A. Segment profit and loss is measured by net income prior to corporate overhead allocation. Intersegment transactions are recorded at cost and eliminated as part of the consolidation process. Because of the interrelationships between the segments, the information is not indicative of how the segments would perform if they operated as independent entities. The following table shows certain financial information (in thousands) at June 30, 2010, December 31, 2009, and June 30, 2009 for each segment and in total.

	Total	Elimination	Banking	Mortgage	Investment	Insurance
Total Assets at June 30, 2010	$2,877,111	$(266,845)	$3,103,131	$29,681	$1,108	$10,036

Total Assets at December 31, 2009 (as restated)	$2,919,576	$(303,100)	$3,197,510	$13,599	$1,163	$10,404

20

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended
June 30, 2010	Total	Elimination	Banking	Mortgage	Investment	Insurance
Net interest income	$17,697	$—	$17,584	$109	$—	$4
Provision for loan losses	54,638	—	54,638	—	—	—

Net interest income (loss) after provision for loan losses	(36,941)	—	(37,054)	109	—	4
Noninterest income	5,331	—	1,411	2,604	37	1,279
Noninterest expense	23,086	—	20,183	1,735	42	1,126

Net income (loss) before income taxes (benefit)	(54,696)	—	(55,826)	978	(5)	157
Income tax expense (benefit)	(2,196)	—	(2,601)	352	(2)	55

Net income (loss) before noncontrolling interest	(52,500)	—	(53,225)	626	(3)	102
Noncontrolling interest	(139)	—	(139)	—	—	—

Net income (loss)	$(52,639)	$—	$(53,364)	$626	$(3)	$102

Three Months Ended
June 30, 2009	Total	Elimination	Banking	Mortgage	Investment	Insurance
Net interest income	$25,899	$—	$25,776	$118	$—	$5
Provision for loan losses	33,706	—	33,706	—	—	—

Net interest income (loss) after provision for loan losses	(7,807)	—	(7,930)	118	—	5
Noninterest income	5,655	—	2,839	1,397	85	1,334
Noninterest expense	50,330	—	47,959	1,058	115	1,198

Net income (loss) before income taxes (benefit)	(52,482)	—	(53,050)	457	(30)	141
Income tax expense (benefit)	(9,253)	—	(9,451)	160	(11)	49

Net income (loss)	$(43,229)	$—	$(43,599)	$297	$(19)	$92

Six Months Ended
June 30, 2010	Total	Elimination	Banking	Mortgage	Investment	Insurance
Net interest income	$39,630	$—	$39,429	$194	$—	$7
Provision for loan losses	100,251	—	100,251	—	—	—

Net interest income (loss) after provision for loan losses	(60,621)	—	(60,822)	194	—	7
Noninterest income	10,932	—	3,898	4,359	76	2,599
Noninterest expense	44,035	—	38,618	3,071	94	2,252

Net income (loss) before income taxes (benefit)	(93,724)	—	(95,542)	1,482	(18)	354
Income tax expense (benefit)	(2,134)	—	(2,771)	519	(6)	124

Net income (loss) before noncontrolling interest	(91,590)	—	(92,771)	963	(12)	230
Noncontrolling interest	(170)	—	(170)	—	—	—

Net income (loss)	$(91,760)	$—	$(92,941)	$(963)	$(12)	$230

21

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended
June 30, 2009	Total	Elimination	Banking	Mortgage	Investment	Insurance
Net interest income	$51,973	$—	$51,777	$188	$—	$8
Provision for loan losses	34,895	—	34,895	—	—	—

Net interest income after provision for loan losses	17,078	—	16,882	188	—	8
Noninterest income	12,095	—	6,274	3,039	131	2,651
Noninterest expense	70,178	—	65,614	2,053	142	2,369

Net income (loss) before income taxes (benefit)	(41,005)	—	(42,458)	1,174	(11)	290
Income tax expense (benefit)	(5,143)	—	(5,652)	411	(4)	102

Net income (loss)	$(35,862)	$—	$(36,806)	$763	$(7)	$188

NOTE M — FAIR VALUE MEASUREMENTS
ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also permits the measurement of transactions between market participants at the measurement date and the measurement of selected eligible financial instruments at fair value at specified election dates.
The Company groups our financial assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The majority of instruments fall into the Level 1 or 2 fair value hierarchy. Valuation methodologies for the fair value hierarchy are as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques as well as instruments for which the determination of fair value requires significant management judgment or estimation.
Recurring Basis
The Company measures or monitors certain of its assets and liabilities on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities that were elected as well as for certain assets and liabilities in which fair value is the primary basis of accounting. The following table reflects the fair value (in thousands) of assets and liabilities measured and recognized at fair value on a recurring basis in the consolidated balance sheets at June 30, 2010 and December 31, 2009.

22

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Fair Value Measurements at
		June 30, 2010 Using
			Significant
		Quoted Prices	Other	Significant
	Assets / Liabilities	in Active Markets	Observable	Unobservable
	Measured at	for Identical Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
Investment securities available for sale:
Agency securities	$15,374	$—	$15,374	$—
Mortgage-backed securities	156,820	—	156,820	—
State and municipal securities	1,014	—	1,014	—
Equity securities	2,074	656	—	1,418

Total investment securities available for sale	175,282	656	173,208	1,418

Derivative loan commitments	1,099	—	—	1,099
Loans held for sale	27,734	—	27,734	—

		Fair Value Measurements at
		December 31, 2009 Using
			Significant
		Quoted Prices in	Other	Significant
	Assets / Liabilities	Active Markets for	Observable	Unobservable
	Measured at	Identical Assets	Inputs	Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
Investment securities available for sale:
Agency securities	$11,444	$—	$11,444	$—
Mortgage-backed securities	145,726	—	145,726	—
State and municipal securities	1,306	—	1,306	—
Equity securities	2,586	1,358	—	1,228

Total investment securities available for sale	161,062	1,358	158,476	1,228

Derivative loan commitments	201	—	—	201
Loans held for sale	12,615	—	12,615	—

	Fair Value Measurements Using Significant Unobservable Inputs
	Six Months Ended June 30, 2010
				Derivative	Loans
				Loan	Held
	Investment Securities Available for Sale			Commitments	for Sale
Description	Level 1	Level 2	Level 3	Level 3	Level 2
Balance, December 31, 2009	$1,358	$158,476	$1,228	$201	$12,615
Unrealized (gains) losses included in:
Earnings	(44)	—	—	—	—
Other comprehensive gain (loss)	77	3,295	190	—	—
Purchases, issuances, and settlements, net	(735)	11,437	—	898	15,119
Transfers in and/or out, net	—	—	—	—	—

Balance, June 30, 2010	$656	$173,208	$1,418	$1,099	$27,734

23

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following describes the valuation techniques used to measure fair value for our assets and liabilities classified as recurring.
Investment Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products, and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions, and certain corporate, asset backed, and other securities valued using third party quoted prices in markets that are not active. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.
Derivative Loan Commitments. The Company enters into commitments to originate mortgage loans whereby the interest rate is fixed prior to funding. These commitments, in which the Company intends to sell in the secondary market, are considered freestanding derivatives.
Loans Held For Sale. The Company sells loans to outside investors. Fair value of mortgage loans held for sale is estimated based on the commitments into which individual loans will be delivered. As of June 30, 2010, mortgage loans held for sale had a net carrying value of $27.7 million which approximated its fair value. On December 31, 2009, mortgage loans held for sale had a net carrying value of $12.6 million which approximated its fair value.
Non-recurring Basis
Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The adjustments are based on appraisals of underlying collateral or other observable market prices when current appraisals or observable market prices are available. Where we do not have a current appraisal, an existing appraisal or other valuation would be utilized after discounting it to reflect current market conditions, and, as such, may include significant management assumptions and input with respect to the determination of fair value.
To assist in the discounting process, a valuation matrix was developed to provide valuation guidance for collateral dependent loans and foreclosed real estate where it was deemed that an existing appraisal was outdated as to current market conditions. The matrix applies discounts to external appraisals depending on the type of real estate and age of the appraisal. The discounts are generally specific point estimates; however in some cases, the matrix allows for a small range of values. The discounts were based in part upon externally derived data including but not limited to Case-Shiller composite indices, Moody’s REAL Commercial Property Prices Indices, and information from Zillow.com. The discounts were also based upon management’s knowledge of market conditions and prices of sales of foreclosed real estate. In addition, matrix value adjustments may be made by our independent appraisal group to reflect property value trends within specific markets as well as actual sales data from market transactions and/or foreclosed real estate sales. In the case where an appraisal is greater than two years old for collateral dependent impaired loans and foreclosed real estate, it is the Company’s policy to classify these as Level 3 within the fair value hierarchy; otherwise, they are classified as Level 2. The average age of appraisals for Level 3 valuations of collateral dependent loans was 3.93 years as of June 30, 2010. Management periodically reviews the discounts in the matrix as compared to valuations from updated appraisals and modifies the discounts should updated appraisals reflect valuations significantly different than those derived utilizing the matrix. To date, management believes the appraisal discount matrix has resulted in appropriate adjustments to existing appraisals thereby providing management with reasonable valuations for the collateral underlying the loan portfolio. The following table presents the carrying amount (in thousands) for impaired loans and adjustments made to fair value during the respective reporting periods.

24

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Assets / Liabilities	Fair Value Measurements at
	Measured at	June 30, 2010 Using			Total
Description	Fair Value	Level 1	Level 2	Level 3	Losses
Impaired loans	$249,153	$—	$219,159	$29,994	$—

	Assets / Liabilities	Fair Value Measurements at
	Measured at	December 31, 2009 Using			Total
Description	Fair Value	Level 1	Level 2	Level 3	Losses
Impaired loans	$240,044	$—	$149,346	$90,698	$—

Our nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis relate to foreclosed real estate and repossessed assets and goodwill. The amounts below represent the carrying values (in thousands) for our foreclosed real estate and repossessed assets and goodwill and impairment adjustments made to fair value during the respective reporting periods.

	Assets / Liabilities		Fair Value Measurements at
	Measured at		June 30, 2010 Using		Total
Description	Fair Value	Level 1	Level 2	Level 3	Losses
Foreclosed real estate and repossessed assets	$30,307	$—	$30,307	$—	$3,214

	Assets / Liabilities	Fair Value Measurements at
	Measured at	December 31, 2009 Using			Total
Description	Fair Value	Level 1	Level 2	Level 3	Losses
Foreclosed real estate and repossessed assets	$8,867	$—	$8,867	$—	$1,043
Goodwill	—	—	—	—	84,837
The following describes the valuation techniques used to measure fair value for our nonfinancial assets and liabilities classified as nonrecurring.
Foreclosed Real Estate and Repossessed Assets. The adjustments to foreclosed real estate and repossessed assets are based primarily on appraisals of the real estate or other observable market prices. Our policy is that fair values for these assets are based on current appraisals. In most cases, we maintain current appraisals for these items. Where we do not have a current appraisal, an existing appraisal would be utilized after discounting it to reflect current market conditions, and, as such, may include significant management assumptions and input with the respect of the determination of fair value. As described above, we utilize a valuation matrix to assist in this process.
Goodwill. The adjustments to goodwill are made in accordance with ASC 320-20-35 and ASC 320-20-35-30 in which the prescribed two-step impairment testing was performed on goodwill arising from mergers with SFC and GFH.
ASC 820 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. It excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair value for its financial instruments.

25

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(a)	Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, overnight funds sold and due from FRB, and interest-bearing deposits in other banks. The carrying amount approximates fair value.

(b)	Investment Securities Available for Sale

Fair values are based on published market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Investment securities available for sale are carried at their aggregate fair value.

(c)	Loans Held for Sale

The carrying value of loans held for sale is a reasonable estimate of fair value since loans are expected to be sold within a short period.

(d)	Loans

The fair value of other loans is estimated by discounting the future cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

(e)	Interest Receivable and Interest Payable

The carrying amount approximates fair value.

(f)	Bank-Owned Life Insurance

The carrying amount approximates fair value.

(g)	Deposits

The fair values disclosed for demand deposits (for example, interest and noninterest demand and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (this is, their carrying values). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

(h)	Borrowings

The fair value of borrowings is estimated using discounted cash flow analysis based on the interest rates currently offered for borrowings of similar remaining maturities and collateral requirements. These include other borrowings, overnight funds purchased, and FHLB borrowings.

(i)	Commitments to Extend Credit and Standby Letters of Credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at June 30, 2010 and December 31, 2009, and as such, the related fair values have not been estimated.
The estimated fair value (in thousands) of the Company’s financial instruments required to be disclosed by ASC 825, Financial Instruments, at June 30, 2010 and December 31, 2009 were as follows.

26

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	June 30, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets:
Cash and due from banks	$18,813	$18,813	$16,995	$16,995
Overnight funds sold and due from FRB	306,812	306,812	139,228	139,228
Interest-bearing deposits in other banks	1,255	1,255	43,821	43,821
Investment securities available for sale	175,282	175,282	161,062	161,062
Loans held for sale	27,734	27,734	12,615	12,615
Loans, net	2,078,711	2,110,758	2,293,995	2,364,702
Interest receivable	7,749	7,749	8,788	8,788
Bank-owned life insurance	49,179	49,179	48,354	48,354

Liabilities:
Deposits	2,548,381	2,561,476	2,495,040	2,486,449
FHLB borrowings	225,013	237,835	228,215	233,356
Other borrowings	49,553	51,462	49,254	50,316
Interest payable	3,658	3,658	3,572	3,572
NOTE N — TROUBLED ASSET RELIEF PROGRAM (“TARP”)
On December 31, 2008, the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with the U.S. Treasury, pursuant to which the Company sold 80,347 shares of the Company’s Fixed-Rate Cumulative Perpetual Preferred Stock, Series C, no par value per share, having a liquidation preference of $1,000 per share (the “Series C Preferred Stock”) and a warrant (the “Warrant”) to purchase 1,325,858 shares of the Company’s common stock, $0.625 par value per share (the “Common Stock”), at an initial exercise price of $9.09 per share, subject to certain anti-dilution and other adjustments, for an aggregate purchase price of $80.3 million in cash. This preferred stock is redeemable at par plus accrued and unpaid dividends subject to the approval of the Company’s primary banking regulators. In the fourth quarter of 2009, the Company began to defer dividends on its Series C Preferred Stock.
The Warrant is immediately exercisable. The Warrant provides for the adjustment of the exercise price and the number of shares of Common Stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of Common Stock, and upon certain issues of Common Stock at or below a specified price relative to the then-current market price of Common Stock. The Warrant expires ten years from the issuance date. Pursuant to the Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.
The American Recovery and Reinvestment Act of 2009 (“ARRA”), enacted on February 17, 2009, imposes certain executive compensation and corporate governance obligations on TARP recipients during the period of time any obligations arising from financial assistance provided under the TARP remains outstanding. The ARRA restricts golden parachute payments to senior executive officers and the next five most highly compensated employees. It also prohibits paying and accruing bonuses for certain senior executive officers and employees, requires that TARP participants provide the recovery of any bonus or incentive compensation paid to senior executive officers and the next 20 most highly compensated employees based on statements of earnings, revenues, gains, or other criteria later found to be materially inaccurate, and requires a review by the Secretary of all bonuses and other compensation paid by TARP participants to certain senior executive officers and employees before the date of enactment of the ARRA to determine whether such payments were inconsistent with the purposes of ARRA.
The Treasury has consented to an exchange of its Series C Preferred Stock which would result in the issuance to the Treasury of 650 shares of Common Stock valued at $0.40 per share for each such share of Series C Preferred

27

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 1. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock (the “TARP Exchange”), reflecting an exchange value of $260.00 per share of Series C preferred stock or 26% of its liquidation preference. Treasury has also agreed to adjust its warrant to reduce the warrant exercise price to $0.40 per share but Treasury has agreed that it will not increase the number of shares subject to the warrant (as would be required under the original terms of the warrant).
NOTE O — NONINTEREST EXPENSE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Salaries and employee benefits	$10,955	$10,546	$20,705	$21,780
Occupancy	2,150	2,266	4,448	4,280
Data processing	1,169	1,295	2,649	2,493
Impairment of goodwill	—	27,976	—	27,976
FDIC insurance	1,169	2,661	2,225	3,301
Equipment	932	1,361	2,023	2,295
Professional fees	1,227	688	2,543	963
Problem loan and repossessed asset costs	1,390	96	2,003	160
Amortization of intangible assets	442	747	937	1,081
Bank franchise tax	439	329	949	773
Telephone and postage	412	477	803	917
Advertising and marketing	238	64	386	207
Directors’ and regional board fees	223	298	360	582
Stationary, printing, and office supplies	148	217	387	359
Other	2,192	1,309	3,617	3,011

Total noninterest expense	$23,086	$50,330	$44,035	$70,178

NOTE P — SUBSEQUENT EVENTS
The Company established a valuation allowance against the deferred tax asset on its balance sheet as of December 31, 2009, which resulted in the restatement of its financial statements for the fiscal year ended December 31, 2009 and the fiscal quarter ended March 31, 2010 (the “Restatements”). The Restatements were filed August 13, 2010.

28

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Hampton Roads Bankshares, Inc.
Norfolk, Virginia
We have reviewed the accompanying consolidated balance sheet of Hampton Roads Bankshares, Inc. and subsidiaries as of June 30, 2010, the related consolidated statements of operations for the three-month and six-month periods ended June 30, 2010 and 2009, consolidated statement of changes in shareholders’ equity for the six-month period ended June 30, 2010 and consolidated statements of cash flows for the six-month periods ended June 30, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management.
We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). The Company has suffered recurring losses from operations and declining levels of capital that raise substantial doubt about the ability to continue as a going concern. The Company is in the process of implementing a capital plan, including receipt of definitive agreements for the purchase of common shares that are contingent on certain shareholder approvals. Management’s plans and the status of the capital raise are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, the consolidated balance sheet of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated April 22, 2010, except for Notes 2 and 3, as to which the date is August 13, 2010, we expressed an unqualified opinion on those financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company’s ability to continue as a going concern. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2009, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.
Winchester, Virginia
August 16, 2010

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HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
Forward-Looking Statements
Where appropriate, statements in this report may contain the insights of management into known events and trends that have or may be expected to have a material effect on our operations and financial condition. The information presented may also contain certain forward-looking statements regarding future financial performance, which are not historical facts and involve various risks and uncertainties.
When or if used in this quarterly report or any Securities and Exchange Commission filings, other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “anticipate,” “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “is estimated,” “is projected,” or similar expressions are intended to identify “forward-looking statements.”
For a discussion of the risks, uncertainties, and assumptions that could affect these statements and our future events, developments, or results, you should carefully review the risk factors contained in our 2009 Form 10-K/A and this Form 10-Q, which are summarized below. Our risks include, without limitation, the following:
•	We incurred significant losses in 2009 and in the first half of 2010 and may continue to do so in the future, and we can make no assurances as to when we will be profitable;

•	We may be unable to close on our previously announced capital raising transactions or carry out our recapitalization plan.

•	We need to raise additional capital that may not be available to us;

•	We have entered into a written agreement with the FRB and the Bureau of Financial Institutions, which requires us to dedicate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities.

•	BOHR may be subject to additional regulatory restrictions or be placed in receivership in the event that its regulatory capital levels continue to decline.

•	We may not be able to successfully increase our regulatory capital, which may adversely affect our results of operations and financial condition;

•	BOHR is restricted from accepting brokered deposits and offering interest rates on deposits that are substantially higher than the prevailing rates in our market;

•	We may become subject to additional regulatory restrictions in the event that our regulatory capital levels continue to decline;

•	The uncertainty regarding our ability to continue as a going concern may affect our business relationships.

•	The company has restated its financial statements, which may have a future adverse affect.

•	Our estimate for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected;

•	We have had and may continue to have large numbers of problem loans, which could increase our losses related to loans;

•	Our lack of eligibility to continue to use a short form registration statement on Form S-3 may affect our short-term ability to access the capital markets;

•	We did not undergo a “stress test” under the Federal Reserve’s Supervisory Capital Assessment Program; our self-administered stress test differed from the Supervisory Capital Assessment Program and the results of our test may be inaccurate;

•	We have had significant turnover in our senior management team;

•	Government regulation and regulatory actions against us may impair our operations or restrict our growth;

•	If the value of real estate in our core market areas were to further decline materially, a significant portion of our loan portfolio could become further under-collateralized;

•	Our construction and land development, commercial real estate, and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability;

•	Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on operations;

•	Difficult market conditions may continue to adversely affect our industry;

•	A significant part of Gateway’s loan portfolio is unseasoned;

•	We are not paying dividends on our preferred stock or Common Stock and are deferring distributions on our Trust Preferred Securities, and we are prevented in otherwise paying cash dividends on our Common Stock. The failure to resume paying dividends on our Series C Preferred Stock and Trust Preferred Securities may adversely affect us;

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HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
•	Our ability to maintain adequate sources of funding and liquidity may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations;

•	The current economic environment may continue to negatively impact our financial condition, required capital levels or otherwise negatively impact our financial condition, which may, among other things, limit our access to certain sources of funding and liquidity;

•	We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability;

•	We may incur additional losses if we are unable to successfully manage interest rate risk;

•	Certain built-in losses could be limited if we experience an ownership change as defined in the Internal Revenue Code;

•	A substantial decline in the value of our equity investments including our FHLB Common Stock may result in an other-than-temporary impairment charge;

•	Our future success is dependent on our ability to compete effectively in the highly competitive banking industry;

•	Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area;

•	We face a variety of threats from technology-based frauds and scams;

•	Virginia law and the provisions of our articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock;

•	Our directors and officers have significant voting power;

•	We may be unable to recruit, motivate, and retain qualified employees;

•	Current levels of market volatility are unprecedented;

•	The Company has issued three series of preferred stock that have rights that are senior to those of its common shareholders;

•	Because of our participation in TARP, we are subject to several restrictions including restrictions on compensation paid to our executives;

•	Because of our financial condition and the compensation restrictions due to our participation in TARP, we have had and may continue to have difficulties recruiting and retaining qualified employees;

•	Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities;

•	Current and future increases in FDIC insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, will decrease our earnings. In addition, FDIC insurance assessments for BOHR will likely increase from not maintaining a “well capitalized” status, which would further decrease earnings;

•	Banking regulators have broad enforcement power, but regulations are meant to protect depositors and not investors;

•	The fiscal, monetary, and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations;

•	There can be no assurance that recently enacted legislation will stabilize the U.S. financial system;

•	The impact on us of recently enacted legislation, in particular Emergency Economic Stabilization Act of 2008 (“EESA”) and ARRA and their implementing regulations, and actions by the FDIC, cannot be predicted at this time; and

•	The soundness of other financial institutions could adversely affect us.
Our forward-looking statements could be incorrect in light of these and other risks, uncertainties, and assumptions. The future events, developments, or results described in this report could turn out to be materially different. We have no obligation to publicly update or revise our forward-looking statements after the date of this quarterly report and you should not expect us to do so.

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HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
Overview
Throughout 2009 and into the first half of 2010, economic conditions in the markets in which our borrowers operate continued to deteriorate and the levels of loan delinquency and defaults that we experienced were substantially higher than historical levels. Our loan customers continue to operate in an economically stressed environment. The Company reported a net loss for the six-month period ended June 30, 2010, primarily as a result of a significant increase to our provision for loan losses.
As of June 30, 2010, we believe Shore remained “well capitalized” under applicable banking regulations while BOHR was “significantly undercapitalized” and the consolidated Company was “critically undercapitalized.” The Company continues to evaluate additional capital management strategies, including infusions of additional capital, with the intention of enabling it and BOHR to return to “well capitalized” status.
Our primary source of revenue is net interest income earned by our bank subsidiaries. Net interest income represents interest and fees earned from lending and investment activities, less the interest paid on deposits and borrowings. Net interest income may be impacted by variations in the volume and mix of interest-earning assets and interest-bearing liabilities, changes in the yields earned and the rates paid, level of non-performing interest-earning assets, and the level of noninterest-bearing liabilities available to support earning assets. Our net interest income was negatively impacted by increasing levels of non-performing loans. In addition to net interest income, noninterest income is another important source of revenue. Noninterest income is derived primarily from service charges on deposits and fees earned from bank services, investment, mortgage, and insurance activities. Other factors that impact net income are the provision for loan losses, noninterest expense, and the provision for income taxes.
The following is a summary of our condition as of June 30, 2010 and our financial performance for the three and six month period then ended.
•	Assets were $2.9 billion. They decreased by $42.4 million or 1% for the first six months of 2010 from December 31, 2009. This was primarily the result of a decrease in average loans of 15% during that period.

•	Investment securities available for sale increased $14.2 million to $175.3 million for the first six months of 2010. The increase was driven by the reinvestment of the funds obtained from deposit growth and the decline in our loan portfolio.

•	Loans decreased by $174.8 million or 7% for the six months ended June 30, 2010 as loan paydowns and charge-offs exceeded the volume of new originations. New loan activity continues to be low as a result of our tighter underwriting criteria and economic conditions.

•	Deposits increased $53.3 million or 2% as new customer deposit activity more than offset the decline in brokered deposits.

•	Net loss available to common shareholders for the three and six months ended June 30, 2010 was $54.1 million or $2.44 per common diluted share and $94.6 million or $4.27 per common diluted share, respectively, as compared with net loss available to common shareholders of $46.2 million or $2.13 per common diluted share and $41.8 million or $1.92 per common diluted share for the three and six months, respectively, ended June 30, 2009. The net loss for 2010 was primarily attributable to provision for loan losses expense of $100.3 million.

•	Net interest income decreased $8.2 million and $12.3 million for the three and six months, respectively, ended June 30, 2010 as compared to the same period 2009. This was primarily the result of the decrease in interest income from loans.

32

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
•	Noninterest income for the three and six months ended June 30, 2010 was $5.3 million and $10.9 million, respectively, a 6% and 10% decrease over the comparative periods in 2009. An increase in mortgage banking revenue partially offset this decrease.

•	Noninterest expense was $23.1 million and $44.0 million for the three and six months ended June 30, 2010, which was a decrease of $27.3 million or 54% and a decrease of $26.1 million or 37% over the comparable periods for 2009. In second quarter 2009, we had a $28.0 million impairment to our goodwill.
Critical Accounting Policies
GAAP requires management to apply significant judgment to various accounting, reporting, and disclosure matters. Management must use assumptions, judgments, and estimates when applying these principles where precise measurements are not possible or practical. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions, and estimates. Changes in such judgments, assumptions, and estimates may have a significant impact on the consolidated financial statements and the accompanying footnotes. Actual results, in fact, could differ from those estimates. We consider our policies on allowance for loan losses, deferred income taxes, and estimates of fair value on financial instruments to be critical accounting policies. Refer to our 2009 Form 10-K for further discussion of these policies.
Material Trends
The global and U.S. economies have experienced a protracted slowdown in business activity, including high levels of unemployment, resulting in a lack of confidence in the worldwide credit markets and in the financial system. Currently, the U.S. economy appears to be slowly recovering from one of its longest economic recessions in recent history. It is not clear at this time how quickly the economy will recover and whether regulatory and legislative efforts to stimulate job growth and spending will be successful.
We experienced a significant deterioration in credit quality in 2009 that continues into 2010. Problem loans and non-performing assets rose and led us to significantly increase the allowance for loan losses. To bolster our allowance, we increased the provision for loan losses to $100.3 million in the first half of 2010 from $34.9 million in the first half of 2009. The increased expense contributed to a net loss available to common shareholders of $94.6 million for the first half of 2010. In light of continued economic weakness, problem credits may continue to rise and significant additional provisions for loan losses may be necessary to supplement the allowance for loan losses in the future. As a result, we may incur significant credit costs throughout 2010, which would continue to adversely impact our financial condition, our results of operations, and the value of our common stock.
The Company determined that a valuation allowance on its deferred tax assets should be recognized as of December 31, 2009. The Company decided to establish a valuation allowance against the deferred tax asset because it is uncertain when it will realize this asset.
ANALYSIS OF FINANCIAL CONDITION
Cash and Cash Equivalents. Cash and cash equivalents includes cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from the FRB. Cash and cash equivalents are used for daily cash management purposes, management of short-term interest rate opportunities, and liquidity. Cash and cash equivalents as of June 30, 2010 were $326.9 million and consisted mainly of deposits with the FHLB and the FRB. These deposits increased $126.9 million in the first half of 2010, from $200.0 million at December 31, 2009.
Securities. Our investment portfolio consists primarily of available-for-sale U.S. Agency mortgage-backed securities. Our available-for-sale securities are reported at estimated fair value. They are used primarily for liquidity, pledging,

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HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
earnings, and asset/liability management purposes and are reviewed quarterly for possible impairment. The mortgage-backed securities consisted of Government National Mortgage Association pass-through securities or collateralized mortgage obligations.
At June 30, 2010, the estimated fair value of our investment securities was $175.3 million, an increase of $14.2 million or 9% from $161.1 million at December 31, 2009. The increase during first six months of 2010 was driven by the reinvestment of loan paydowns and the increase in deposits. Our investment portfolio was restructured during late 2009 to increase regulatory capital ratios by selling high risk-weighted securities and reinvesting the proceeds into lower risk-weighted securities.
Loan Portfolio. Our loan portfolio is comprised of commercial, construction, real estate-commercial mortgage, real estate-residential mortgage, and installment loans to individuals. Lending decisions are based upon an evaluation of the repaying capacity, financial strength, and credit history of the borrower, the quality and value of the collateral securing each loan, and the financial strength of guarantors. With few exceptions, personal guarantees are required on loans. Our loan portfolio decreased $174.8 million or 7% to $2.3 billion as of June 30, 2010 compared to December 31, 2009. Commercial loans decreased 8% to $330.7 million at June 30, 2010 compared with $361.3 million at December 31, 2009. Real estate commercial mortgages decreased 4% to $709.4 million at June 30, 2010 compared to $740.6 million at December 31, 2009. Real estate residential mortgages decreased $1.5 million to $523.4 million at June 30, 2010 as compared with $524.9 million at December 31, 2009. Installment loans to individuals decreased 17% to $35.7 million at June 30, 2010 compared with $42.9 million at December 31, 2009. Construction loans also decreased 14% to $653.2 million at June 30, 2010 as compared with $757.7 million at December 31, 2009, thus lowering the concentration of construction loans to 29% of the total loan portfolio at June 30, 2010 compared with 31% at December 31, 2009.
Within the construction segment of the loan portfolio, BOHR has exposure to $70.1 million of loans in which interest payments are satisfied through the use of a reserve that was funded by BOHR upon origination and represents a portion of the borrower’s total liability to BOHR. In the instance of commercial construction, ultimate repayment is dependent upon stabilization of the funded project; whereas, in residential development, BOHR is assigned a certain percentage of each sale to retire a commensurate portion of the outstanding debt. Each interest reserve transaction is monitored by the account officer, a senior credit officer, and credit administration to verify the continuation of project viability as it relates to remaining interest reserve and additional financial capacity of the project sponsor. In certain instances, where either or both criteria have been deemed unsatisfactory, the borrower’s access to any remaining interest reserve has been curtailed on at least a temporary basis until the BOHR’s special assets department has been engaged to further evaluate possible resolutions.
We have a high concentration of construction and real estate, both commercial and residential, loans. Construction loans are made to individuals and businesses for the purpose of construction of single family residential properties, multi-family properties, and commercial projects such as the development of residential neighborhoods and commercial office parks. Risk is reduced on these loans by limiting lending for speculative building of both residential and commercial properties based upon the borrower’s history with us, financial strength, and the loan-to-value ratio of such speculative property. We generally require new and renewed variable-rate commercial loans to have interest rate floors. Residential loans represent smaller dollar loans to more customers, and therefore, have lower credit risk than other types of loans. The majority of our fixed-rate residential mortgage loans, which represent increased interest rate risk, are sold in the secondary market, as well as some variable rate mortgage loans. The remainder of the variable-rate mortgage loans and a small number of fixed-rate mortgage loans are retained.
Allowance for Loan Losses. The purpose of the allowance for loan losses is to provide for potential losses inherent in our loan portfolio. Management regularly reviews our loan portfolio to determine whether adjustments are necessary. Our review takes into consideration changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and review of current economic conditions that may affect the borrower’s ability to repay. In addition to the review of credit quality through ongoing credit review processes, we construct a comprehensive allowance analysis for our loan portfolio at least quarterly. This allowance includes specific allowances for individual loans; general allowance for loan pools, which factor in our historical loan loss experience, loan portfolio growth and trends, and economic conditions; and unallocated allowances predicated upon both internal and external factors.

34

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
The allowance for loan losses was $173.2 million or 7.69% of outstanding loans as of June 30, 2010 compared with $132.7 million or 5.47% of outstanding loans as of December 31, 2009. We increased the allowance for loan losses $40.5 million (net of charge-offs and recoveries) during the first six months of 2010. Pooled loan allocations increased to $52.1 million at June 30, 2010 from $34.1 million at December 31, 2009. Allowance coverage for the non-impaired portfolio is determined using a methodology that incorporates historical loss rates and risk ratings by loan category. Loss rates are based on a three-year weighted average with recent period loss rates weighted more heavily. We then apply an adjustment factor to each loss rate based on assessments of loss trends, collateral values, and economic and business influences impacting expected losses. During the quarter, the weighted historical loss rates for most loan categories increased due to recent charge-off activity. Qualitative adjustment factors for most loan categories decreased due to analyses of nonaccrual loan trends and other factors and reflect management’s view that charge-offs used to calculate pooled reserves better reflect expected loss experience. In addition, based on third party review, management believes the quality of its risk rating system has improved and requires less qualitative adjustment. The effect of these changes was an increase in the loss factors for most loan types and an increase in pooled loan allocations. Specific loan allocations increased $24.2 million to $115.7 million at June 30, 2010 from $91.5 million at December 31, 2009. Specific loan allocations increased due to a decrease in collateral values of certain collateral dependent loans and due to the estimated losses of new impaired loans. Unallocated allowances decreased $1.8 million. The following table provides a breakdown of the allowance for loan losses and other related information (in thousands) at June 30, 2010 and December 31, 2009.

	June 30,	December 31,
	2010	2009
Allowance for loan losses:
Pooled component	$52,100	$34,050
Specific component	115,730	91,488
Unallocated component	5,396	7,159

Total	$173,226	$132,697

Impaired loans	$473,142	$469,068
Non-impaired loans	1,778,795	1,957,624

Total loans	$2,251,937	$2,426,692

Pooled component as % of non-impaired loans	2.93%	1.74%
Specific component as % of impaired loans	24.46%	19.50%

Allowance as of % of loans	7.69%	5.47%
Allowance as of % of nonaccrual loans	56.68%	53.44%
The specific allowance for loan losses necessary for impaired loans is based on a loan-by-loan analysis and varies between impaired loans largely due to the level of collateral. Additionally, pooled loan allocations vary depending on a number of assumptions and trends. As a result, the ratio of allowance for loan losses to nonaccrual loans is not sufficient for measuring the adequacy of the allowance for loan losses. The following table provides additional ratios that measure our allowance for loan losses.

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HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

	June 30, 2010	December 31, 2009
Non-performing loans for which full loss has been charged off to total loans	2.08%	0.91%

Non-performing loans for which full loss has been charged off to non-performing loans	15.36%	8.91%

Charge off rate for nonperforming loans which the full loss has been charged off	43.83%	42.46%

Coverage ratio net of nonperforming loans for which the full loss has been charged off	66.97%	58.67%

Total allowance divided by total loans less nonperforming loans for which the full loss has been charged off	7.86%	5.52%

Allowance for individually impaired loans divided by impaired loans for which an allowance has been provided	31.68%	27.60%
A loan is considered impaired when it is probable that all amounts due will not be collected according to the contractual terms. Subsequent recoveries, if any, are credited to the allowance. Impairment is evaluated in the aggregate for smaller balance loans of similar nature and on an individual loan basis for other loans. If a loan is considered impaired, it is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Total impaired loans were $473.1 million at June 30, 2010, an increase of $4.1 million or 1% over December 31, 2009. Of these loans, $305.6 million were on nonaccrual status at June 30, 2010. Net charge-offs were $59.7 million for the six months ended June 30, 2010 as compared with $1.6 million for the six months ended June 30, 2009.
Non-Performing Assets. Non-performing assets as a percentage of total assets increased to 12% at June 30, 2010 from 9% at December 31, 2009 and March 31, 2010. Total nonaccrual loans aggregated $305.6 million at June 30, 2010 as compared with $248.3 million at December 31, 2009.
The following chart summarizes our nonaccrual loans by loan type as of June 30, 2010 and December 31, 2009 (in thousands).

	June 30, 2010	December 31, 2009
Commercial	$34,794	$24,803
Construction	167,530	150,325
Real estate — commercial mortgage	71,938	50,858
Real estate — residential mortgage	30,867	22,146
Installment loans (to individuals)	480	171

Total nonaccrual loans	$305,609	$248,303

Loans Acquired with Deteriorated Credit Quality. Loans acquired with evidence of credit quality deterioration since origination and for which it is probable at purchase that we will be unable to collect all contractually required payments are accounted for under ASC 310-30, Receivables — Loans and Debt Securities Acquired with Deteriorated Credit Quality. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due status and refreshed borrower credit scores, some of which were not immediately available as of the purchase date. ASC 310-30 addresses accounting for differences between contractual and expected cash flows to be collected from our initial investment in loans if those differences are attributable, at least in part, to credit quality. ASC 310-30 requires that acquired impaired loans be recorded at fair value and prohibits “carrying over” or the creation of valuation allowances in the initial accounting for loans acquired that are within the scope of ASC 310-30.

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HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
In accordance with ASC 310-30, certain acquired loans of GFH that were considered impaired were written down to fair value at the acquisition date. As of June 30, 2010, the carrying value of these loans was $61.2 million and the unpaid principal balance on these loans was $67.4 million. ASC 310-30 does not apply to loans GFH previously securitized as they are not held on our balance sheet. During 2009 and into 2010, the ASC 310-30 portfolio experienced further credit deterioration due to weakness in the housing markets and the impacts of a slowing economy. For further information regarding loans accounted for in accordance with ASC 310-30, see Note E, Accounting for Certain Loans Acquired in a Transfer, of the Notes to the Consolidated Financial Statements.
Deposits. Deposits are the primary source of funding for the Company. Total deposits at June 30, 2010 increased $53.3 million or 2% to $2.5 billion as compared with December 31, 2009. Total brokered deposits were $205.8 million or 8% of deposits at June 30, 2010, which was a decrease of $180.6 million from the total brokered deposits of $386.4 million at December 31, 2009.
Changes in the deposit categories include an increase of $420 thousand or 0.17% in noninterest-bearing demand deposits, a decrease of $45.6 million or 5% in interest-bearing demand deposits, and a decrease of $7.0 million or 8% in savings accounts from December 31, 2009 to June 30, 2010. Interest-bearing demand deposits included $18.2 million brokered money market funds at June 30, 2010, which was $29.4 million lower than the balance of brokered money market funds outstanding at December 31, 2009. Therefore, core bank interest-bearing demand deposits increased by $16.2 million over the last six months. Of this increase $17.1 million was related to a decrease in our NOW accounts; this was offset by a $19.1 million increase in MMDA accounts. Total time deposits under $100 thousand decreased $120.8 million from $889.8 million at December 31, 2009 to $769.0 million at June 30, 2010. Brokered CDs represented $205.8 million, which was a decrease of $133.0 million over the $338.8 million of brokered CDs outstanding at December 31, 2009. Therefore, core bank CDs increased $12.2 million over the last six months. Time deposits over $100 thousand increased $226.4 million from $356.8 million at December 31, 2009 to $583.2 million at June 30, 2010. Going forward, management intends to focus on core deposit growth as our primary source of funding.
Borrowings. We use short-term and long-term borrowings from various sources including the FHLB, funds purchased from correspondent banks, reserve repurchase accounts, and trust preferred securities. Our FHLB borrowings on June 30, 2010 were $225.0 million compared to $228.2 million at December 31, 2009.
Capital Resources. Total shareholders’ equity decreased $90.8 million or 73% to $34.2 million at June 30, 2010 compared to $125.0 million at December 31, 2009. The decrease in shareholders’ equity was primarily a result of the $91.8 million net loss for the six months ended June 30, 2010 and accrual of Series C Preferred dividends (including amortization of preferred stock discount) of approximately $2.8 million.
During 2009, we paid two quarterly cash dividends of $0.11 per share on our common stock to shareholders of record as of February 27, 2009 and May 15, 2009. To preserve capital, on July 30, 2009 the Board of Directors voted to suspend the quarterly dividend on the Company’s common stock. Our ability to distribute cash dividends in the future may be limited by regulatory restrictions and the need to maintain sufficient consolidated capital.
We have taken additional actions to preserve capital. On October 30, 2009, we announced suspension of dividend payments on our Series A and B Preferred Stock. We notified the U.S. Department of the Treasury (“Treasury”) of our intent to defer the third consecutive quarterly cash dividend on our Series C Preferred Stock issued to the Treasury in connection with our participation in the TARP CPP. The total amount deferred as of June 30, 2010 was $3.0 million.
In January 2010, the Company exercised its right to defer all quarterly distributions on the trust preferred securities (in thousands) it assumed in connection with its merger with GFH (collectively, the “Trust Preferred Securities”), which are identified below.

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HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

	Amount	Interest	Redeemable	Mandatory
	(in thousands)	Rate	On Or After	Redemption
Gateway Capital Statutory Trust I	$8,000	LIBOR + 3.10%	September 17, 2008	September 17, 2033
Gateway Capital Statutory Trust II	7,000	LIBOR + 2.65%	July 17, 2009	June 17, 2034
Gateway Capital Statutory Trust III	15,000	LIBOR + 1.50%	May 30, 2011	May 30, 2036
Gateway Capital Statutory Trust IV	25,000	LIBOR + 1.55%	July 30, 2012	July 30, 2037
Interest payable under the Trust Preferred Securities continues to accrue during the deferral period and interest on the deferred interest also accrues, both of which must be paid at the end of the deferral period and totaled $737 thousand at June 30, 2010. Prior to the expiration of the deferral period, the Company has the right to further defer interest payments, provided that no deferral period, together with all prior deferrals, exceeds 20 consecutive quarters and that no event of default (as defined by the terms of the applicable Trust Preferred Securities) has occurred and is continuing at the time of the deferral. The Company was not in default with respect to the terms of the Trust Preferred Securities at the time the quarterly payments were deferred and such deferrals did not cause an event of default under the terms of the Trust Preferred Securities.
On May 23, 2010, the Company and affiliates of The Carlyle Group, Anchorage Advisors, L.L.C., CapGen Financial Group, and other financial institutions entered into binding agreements (the “Investment Agreements”) to purchase common stock of the Company, par value $0.625 (“Common Stock”), as part of an expected aggregate $255 million capital raise by the Company from institutional investors in a private placement.
Prior to the Closing, the Company is required to conduct exchange offers for each outstanding share of Series A and Series B Preferred Stock for Common Stock (collectively, the “Exchange Offers”) pursuant to which each share of Series A and B Preferred Stock will be exchanged for 375 shares of Common Stock (reflecting an exchange value of $150.00 per share or 15% of its liquidation preference and a conversion price of $0.40 per share).
The exchange or conversion of the shares of Series A and Series B Preferred Stock is required by the Investment Agreements. The Investment Agreements require either conversion of 100% of the shares or conversion of a majority of the shares and the amendment to the designations of the Series A and Series B Preferred Stock to, among other things, make it mandatorily convertible at the Company’s option into Common Stock. Holders of Series A and Series B Preferred Stock tendering it he Exchange Offers will be required to vote for amendments to the Series A and / or Series B Preferred Stock (the “Preferred Stock Amendments”), as applicable. Among other things, the Preferred Stock Amendments will eliminate all dividend rights, reduce the liquidation preference from $1,000 to $100 per share, and, at the option of the Company, provide for the mandatory conversion at the Company’s option of all Series A and Series B Preferred Stock not voluntarily exchanged in the Exchange Offers. The Preferred Stock Amendments require approval by a majority of the common shareholders as well as a majority of the holders of Series A and Series B Preferred Stock.
The Investment Agreements also require that following the closing, the Company will commence a rights offering providing holders of Common Stock with a non-transferable right to purchase newly issued shares of Common Stock at $0.40 per share, the same price paid by the Investors and Treasury. The rights offering is expected to raise an additional $20-$40 million.

38

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
We are subject to regulatory risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Tier I capital is comprised of shareholders’ equity, net of unrealized gains or losses on available-for-sale securities, less intangible assets, while total risk-based capital adds certain debt instruments and qualifying allowances for loan losses. As of June 30, 2010, our consolidated regulatory capital ratios are Tier 1 Leverage Ratio of 1.05%, Tier 1 Risk-Based Capital Ratio of 1.52%, and Total Risk-Based Capital of 2.86%.
As of June 30, 2010, we believe Shore remained “well capitalized” under applicable banking regulations while BOHR was “significantly undercapitalized” and the consolidated Company was “critically undercapitalized.” Although there can be no assurance that we will be successful, the Board and management are continuing to explore options for raising additional capital and improving the capital adequacy of the Company and BOHR. BOHR could become critically undercapitalized if the Company’s expected capital raising transactions do not close by September 30, 2010.
Off-Balance Sheet Arrangements. We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet our customers’ financing needs. For more information on our off-balance sheet arrangements, see Note 15, Financial Instruments with Off-Balance-Sheet Risk, of the Notes to Consolidated Financial Statements contained in the 2009 Form 10-K.
Contractual Obligations. Our contractual obligations consist of time deposits, borrowings, and operating lease obligations. There have not been any significant changes in our contractual obligations from those disclosed in the 2009 Form 10-K.
Analysis of Results of Operations
Overview. Our net loss available to common shareholders for the three months ended June 30, 2010 was $54.0 million as compared with net loss available to common shareholders of $46.2 million for the three months ended June 30, 2009. During the first six months of 2010, we incurred a net loss available to common shareholders of $94.6 million, compared to the net loss available to common shareholders of $41.8 million for the first six months of 2009. The loss for the six months ended June 30, 2010 was driven by provision for loan losses expense of $100.3 million necessary to maintain the allowance for loan losses at a level necessary to cover expected losses inherent in the loan portfolio. Diluted loss per common share was $2.44 and $4.27 for the three and six months ended June 30, 2010, an increased loss of $0.31 and $2.35 over the diluted loss per common share of $2.13 and $1.92 for the three and six months, respectively, ended June 30, 2009.
Net Interest Income. Net interest income, a major component of our earnings, is the difference between the income generated by interest-earning assets reduced by the cost of interest-bearing liabilities. Net interest income for the three months ended June 30, 2010 was $17.7 million, a decrease of $8.2 million from the three months ended June 30, 2009. Net interest income for the six months ended June 30, 2010 was $39.6 million, a decrease of $12.3 million from the six months ended June 30, 2009. The decrease in net interest income was primarily the result of a decrease in interest income from loans of $13.5 million for the six months ended June 30, 2009 compared to the six months ended June 30, 2010 and an increase in nonaccrual loans. The net interest margin, which is calculated by expressing annualized net interest income as a percentage of average interest-earning assets, is an indicator of effectiveness in generating income from earning assets. Our net interest margin decreased to 3.16% for the first six months ended June 30, 2010 from 3.75% during the first six months of 2009. The net interest margin was 2.84% for the three months ended June 30, 2010 compared to 3.39% and 3.71% for the three months ended March 31, 2010 and June 30, 2009, respectively. The decline in net interest margin from prior periods is due primarily to increased levels of nonaccrual loans, an increase in low yielding balances at the FRB during the first quarter of 2010, and the effect of purchase accounting adjustments.
Our interest-earning assets consist of loans, investment securities, overnight funds sold and due from FRB, and interest-bearing deposits in other banks. Interest income on loans, including fees, decreased $8.0 million and $13.5 million to $28.2 million and $60.4 million for the three and six months, respectively, ended June 30, 2010, as compared to the same time periods during 2009. This decrease was a result of a decrease in average loan balances and an increase in nonaccrual loans. Interest income on investment securities increased $144 thousand and $81

39

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
thousand for the three and six months, respectively, ended June 30, 2010 compared to the same time period during 2009. Interest income on interest-bearing deposits in other banks decreased $5 thousand and $11 thousand for the three and six month periods, respectively, ended June 30, 2010 compared to the same time period during 2009. Interest income on overnight funds sold and due from FRB increased $140 thousand and $254 thousand for the three and six months, respectively, ended June 30, 2010 compared to the same time period during 2009.
Our interest-bearing liabilities consist of deposit accounts and borrowings. Interest expense on deposits increased $1.1 million and $914 thousand to $10.2 million and $20.3 million for the three and six months, respectively, ended June 30, 2010 compared to the same time periods during 2009. This increase resulted from a $299.5 million increase in average interest-bearing deposits, offset by a 17 basis point decrease in the average interest rate on deposits for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. This decrease in our average deposit rates resulted in large part from declining rates on certificates of deposits and savings deposits. A reduction of our average rate on time deposits to 1.93% for the first half of 2010 from 2.49% for the first half of 2009 contributed significantly toward the decrease in overall deposit rates. Interest expense on borrowings, which consisted of FHLB borrowings, other borrowings, and overnight funds purchased decreased $621 thousand and $1.7 million for the three and six months, respectively, ended June 30, 2010 compared to the same time periods during 2009. The $200.7 million decrease in the six month average borrowings netted against a 57 basis point increase in the average interest rate on borrowings produced this result.
The tables below present the average interest-earning assets and average interest-bearing liabilities, the average yields earned on such assets and rates paid on such liabilities, and the net interest margin for the three months ended June 30, 2010, March 31, 2010, and June 30, 2009 and six months ended June 30, 2010 and 2009.

40

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2010			March 31, 2010			June 30, 2009
		Annualized			Annualized			Annualized
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning assets
Loans	$2,005,022	$112,981	5.63%	$2,173,606	$130,809	6.02%	$2,609,810	$144,999	5.56%
Investment securities	204,998	6,838	3.34%	206,203	6,964	3.38%	159,740	6,260	3.92%
Interest-bearing deposits in other banks	54,877	133	0.24%	48,178	117	0.24%	11,229	20	0.18%
Overnight funds sold and due from FRB	236,675	477	0.20%	198,947	384	0.19%	21,790	48	0.22%

Total interest-earning assets	2,501,572	120,429	4.81%	2,626,934	138,274	5.26%	2,802,569	151,327	5.40%
Noninterest-earning assets	503,058			417,358			284,323

Total assets	3,004,630			3,044,292			3,086,892

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities
Interest-bearing demand deposits	918,835	15,501	1.69%	954,939	15,416	1.61%	642,179	6,245	0.97%
Savings deposits	77,812	502	0.64%	80,221	525	0.65%	118,979	1,181	0.99%
Time deposits	1,304,485	24,816	1.90%	1,284,574	25,095	1.95%	1,268,661	28,900	2.28%

Total interest-bearing deposits	2,301,132	40,819	1.77%	2,319,734	41,036	1.77%	2,029,819	36,326	1.79%
Borrowings	274,946	8,626	3.14%	276,890	8,290	2.99%	434,208	11,120	2.56%

Total interest-bearing liabilities	2,576,078	49,445	1.92%	2,596,624	49,326	1.90%	2,464,027	47,446	1.93%
Noninterest-bearing liabilities
Demand deposits	249,272			236,947			259,754
Other liabilities	22,350			21,082			32,804

Total noninterest-bearing liabilities	271,622			258,029			292,558

Total liabilities	2,847,700			2,854,653			2,756,585
Shareholders’ equity	156,930			189,639			330,307

Total liabilities and shareholders’ equity	$3,004,630			$3,044,292			$3,086,892

Net interest income		$70,984			$88,948			$103,881

Net interest spread			2.89%			3.36%			3.47%
Net interest margin			2.84%			3.39%			3.71%
Note: Interest income from loans included fees of $57 at June 30, 2010, $206 at March 31, 2010, and $1,456 at June 30, 2009. Average nonaccrual loans of $269,284 and $251,421 are excluded from average loans at June 30, 2010 and March 31, 2010, respectively. Average nonaccrual loans for June 30, 2009 were not material and are included in average loans above.

41

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

	Three Months Ended June 30, 2010 Compared to			Three Months Ended June 30, 2010 Compared to
	Three Months Ended March 31, 2010			Three Months Ended June 30, 2009
		Variance			Variance
		Attributable to			Attributable to
	Total	Rate	Volume	Total	Rate	Volume
Interest-Earning Assets:
Loans	$(17,828)	$(8,114)	$(9,714)	$(32,018)	$1,840	$(33,858)
Investment securities	(126)	(84)	(42)	578	(631)	1,209
Interest-bearing deposits in other banks	16	—	16	113	8	105
Overnight funds sold and due from FRB	93	21	72	429	(5)	434

Total interest-earning assets	(17,845)	(8,177)	(9,668)	(30,898)	1,212	(32,110)
Interest-Bearing Liabilities:
Deposits	(217)	—	(217)	4,493	(409)	4,902
Borrowings	336	390	(54)	(2,494)	4,031	(6,525)

Total interest-bearing liabilities	119	390	(271)	1,999	3,622	(1,623)

Net interest income	$(17,964)	$(8,567)	$(9,397)	$(32,897)	$(2,410)	$(30,487)

Note: The change in interest due to both rate and volume has been allocated to variance attributable to rate and variance attributable to volume in proportion to the relationship for the absolute amounts of change in each.

42

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

	Six Months Ended			Six Months Ended
	June 30, 2010			June 30, 2009			2010 Compared to 2009
		Annualized			Annualized		Interest
		Interest	Average		Interest	Average	Income/	Variance
	Average	Income/	Yield/	Average	Income/	Yield/	Expense	Attributable to
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Variance	Rate	Volume
Assets:
Interest-earning assets
Loans	$2,051,213	$121,846	5.94%	$2,601,379	$148,995	5.73%	$(27,149)	$5,692	$(32,841)
Investment securities	205,652	6,901	3.36%	168,041	6,738	4.01%	163	(428)	591
Interest-bearing deposits in other banks	51,546	125	0.24%	5,563	22	0.39%	103	(5)	108
Overnight funds sold and due from FRB	217,915	431	0.20%	20,849	45	0.22%	386	(4)	390

Total interest-earning assets	2,526,326	129,303	5.12%	2,795,832	155,800	5.57%	(26,497)	5,255	(31,752)
Noninterest-earning assets	498,026			321,309

Total assets	3,024,352			3,117,141

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities
Interest-bearing demand deposits	936,787	15,459	1.65%	639,103	6,497	1.02%	8,962	5,109	3,853
Savings deposits	79,010	513	0.65%	121,180	1,455	1.20%	(942)	(535)	(407)
Time deposits	1,294,584	24,955	1.93%	1,250,628	31,130	2.49%	(6,175)	(7,319)	1,144

Total interest-bearing deposits	2,310,381	40,927	1.77%	2,010,911	39,082	1.94%	1,845	(2,746)	4,590
Borrowings	275,913	8,459	3.07%	476,621	11,909	2.50%	(3,450)	4,076	(7,525)

Total interest-bearing liabilities	2,586,294	49,386	1.91%	2,487,532	50,991	2.05%	(1,605)	1,330	(2,935)
Noninterest-bearing liabilities
Demand deposits	243,144			245,588
Other liabilities	21,720			40,689

Total noninterest-bearing liabilities	264,864			286,277

Total liabilities	2,851,158			2,773,809
Shareholders’ equity	173,194			343,332

Total liabilities and shareholders’ equity	$3,024,352			$3,117,141

Net interest income		$79,917			$104,809

Net interest spread			3.21%			3.52%
Net interest margin			3.16%			3.75%
Note: Interest income from loans included fees of $363 at June 30, 2010 and $2,116 at June 30, 2009. Average nonaccrual loans of $319,673 are excluded from average loans at June 30, 2010. Average nonaccrual loans for June 30, 2009 were not material and are included in average loans above.
Noninterest Income. For the quarter ended June 30, 2010, total noninterest income was $5.3 million, a decrease of $324 thousand or 6% as compared to second quarter 2009. Noninterest income comprised 15% of total revenue for the second quarter of 2010 and 13% for the second quarter of 2009. For the six months ended June 30, 2010, we reported total noninterest income of $10.9 million, a $1.2 million or 10% decrease over the same period in 2009. Service charges on deposit accounts decreased $712 thousand or 17% to $3.4 million for the first six months of 2010 compared to the same period in 2009 due to reduced overdraft activity along with a change in policy reducing the number of overdraft charges a customer can incur on any given day. Mortgage banking revenue, which is primarily the income associated with originating and selling first lien residential real estate loans, was $4.4 million in the six month period ended June 30, 2010 compared to $3.0 million in the prior year period. This increase was driven by the higher levels of loan originations in 2010.

43

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS
We generated gains on sales of investment securities of $469 thousand during the first half of 2010 and none for comparative 2009. The deteriorating economy during 2009 and 2010 caused losses on foreclosed real estate. Losses on foreclosed real estate for the first half of 2010 and 2009 were $3.2 million and $339 thousand, respectively, and were included as a reduction to noninterest income. The following tables provide an analysis of noninterest income (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Service charges on deposit accounts	$1,755	$2,073	$3,420	$4,132
Mortgage banking revenue	2,604	1,397	4,359	3,039
Gain on sale of investment securities	390	—	469	—
Gain on sale of premises and equipment	18	(11)	43	(6)
Losses on foreclosed real estate	(2,476)	(337)	(3,214)	(339)
Other-than-temporary impairment of securities	—	(114)	(44)	(132)
Insurance revenue	1,279	1,339	2,599	2,651
Brokerage revenue	79	85	153	131
Income from bank-owned life insurance	424	405	824	805
Visa check card income	590	243	1,019	658
ATM surcharge fee	99	121	185	179
Wire fees	49	36	86	72
Rental income	48	41	84	107
Other	472	377	949	798

Total noninterest income	$5,331	$5,655	$10,932	$12,095

Noninterest Expense. Noninterest expense represents our overhead expenses. Total noninterest expense decreased $27.3 million or 54% for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. During the second quarter of 2009, we incurred a non-cash impairment charge associated with the goodwill created from the Shore acquisition of $28.0 million. Salaries and employee benefits expense increased $409 thousand for the second quarter of 2010 from the second quarter of 2009. Occupancy expense decreased $15 thousand for the second quarter of 2010 compared to the second quarter of 2009. Data processing expense decreased $126 thousand for the second quarter of 2010 compared to the second quarter of 2009. FDIC insurance was $1.2 million for the second quarter ended June 30, 2010 as compared with $2.7 million for the same period in 2009; the decrease was due to the special assessment charged during the second quarter of 2009. Equipment expense decreased 36% to $932 thousand for the three months ended June 30, 2010 as compared to the same period in 2009. For the second quarter of 2010, professional fees were $1.2 million compared to $688 thousand for comparative 2009. Professional fees increased primarily due to legal and consultant fees associated with loan collection activities. The following table provides an analysis of total noninterest expense (in thousands) by line item for the three and six months ended June 30, 2010 and 2009.

44

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Salaries and employee benefits	$10,955	$10,546	$20,705	$21,780
Occupancy	2,150	2,266	4,448	4,280
Data processing	1,169	1,295	2,649	2,493
Impairment of goodwill	—	27,976	—	27,976
FDIC insurance	1,169	2,661	2,225	3,301
Equipment	932	1,361	2,023	2,295
Professional fees	1,227	688	2,543	963
Amortization of intangible assets	442	747	937	1,081
Problem loan and repossessed asset costs	1,390	96	2,003	160
Bank franchise tax	439	329	949	773
Telephone and postage	412	477	803	917
Advertising and marketing	238	64	386	207
Directors’ and regional board fees	223	298	360	582
Stationary, printing, and office supplies	148	217	387	359
Other	2,192	1,309	3,617	3,011

Total noninterest expense	$23,086	$50,330	$44,035	$70,178

Total noninterest expense decreased $26.1 million or 37% for the first six months of 2010 compared to the first six months of 2009. During the second quarter of 2009, we incurred a non-cash impairment charge associated with the goodwill created from the Shore acquisition of $28.0 million. Salaries and employee benefits expense decreased $1.1 million for the first six months of 2010 from the first six months of 2009. Salaries and employee benefits expense in the first half of 2010 was positively impacted by the natural attrition in our workforce. Occupancy expense increased $168 thousand for the first six months of 2010 compared to the first six months of 2009 as a result of rental increases on existing leases and one new lease entered into during the first quarter of 2010. Data processing expense increased $156 thousand for the first six months of 2010 compared to the first six months of 2009 due to an increase in outsourced data processing fees charged from the outsource provider. FDIC insurance was $2.2 million for the six months ended June 30, 2010 as compared with $3.3 million for the same period in 2009; the decrease was due to the special assessment charged in 2009. Equipment expense decreased $272 thousand to $2.0 million for the six months ended June 30, 2010 as compared to the same period in 2009. For the first six months of 2010, professional fees were $2.5 million compared to $963 thousand for comparative 2009. Professional fees increased primarily due to legal and consultant fees associated with loan collection activities.
The efficiency ratio, calculated by dividing noninterest expense by the sum of net interest income and noninterest income excluding securities gains was 88% for the first six months of 2010 compared to 110% for the first half of 2009. Excluding the goodwill impairment charge, the efficiency ratio for the six months ended June 30, 2009 was 66%.
Income Tax Provision. Income tax benefit for the second quarter of 2010 was $2.2 million. We recorded a provision for income tax benefit of $2.1 million for the first six months of 2010. Management assesses the realizability of the deferred tax asset on a quarterly basis, considering both positive and negative evidence in determining whether it is more likely than not that some portion or all of the gross deferred tax asset would not be realized. A valuation allowance for the entire net deferred tax asset has been established as of June 30, 2010.

45

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 3. Quantitative and Qualitative Disclosures About Market Risk
The Company’s primary market risk is exposure to interest rate volatility. Fluctuations in interest rates will impact both the level of interest income and interest expense and the market value of the Company’s interest earning assets and interest bearing liabilities.
The primary goal of the Company’s asset/liability management strategy is to optimize net interest income while limiting exposure to fluctuations caused by changes in the interest rate environment. The Company’s ability to manage its interest rate risk depends generally on the Company’s ability to manage the maturities and re-pricing characteristics of its assets and liabilities while taking into account the separate goals of maintaining asset quality and liquidity and achieving the desired level of net interest income.
The Company’s management, guided by the Asset/Liability Committee, determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance sheet commitments. These decisions are based on management’s expectations regarding future interest rate movements, the state of the national and regional economy, and other financial and business risk factors.
The primary method that the Company uses to quantify and manage interest rate risk is simulation analysis, which is used to model net interest income from assets and liabilities over a specified time period under various interest rate scenarios and balance sheet structures. This analysis measures the sensitivity of net interest income over a relatively short time horizon. Key assumptions in the simulation analysis relate to the behavior of interest rates and spreads, the changes in product balances, and the behavior of loan and deposit customers in different rate environments.
The expected effect on net interest income for the twelve months following June 30, 2010 and December 31, 2009 due to an immediate change in interest rates is shown below. These estimates are dependent on material assumptions, such as those previously discussed.

	June 30, 2010		December 31, 2009
(in thousands)	Change in Net Interest Income		Change in Net Interest Income
	Amount	%	Amount	%
Change in Interest Rates:
+200 basis points	$4,778	6.34%	$(4,861)	(5.07)%
+100 basis points	1,566	2.08%	(2,129)	(2.22)%
-100 basis points	N/A	N/A	N/A	N/A
-200 basis points	N/A	N/A	N/A	N/A
The above analysis suggests that we project an increase in net interest income assuming an immediate increase in interest rates. It should be noted, however, that the simulation analysis is based upon equivalent changes in interest rates for all categories of assets and liabilities. In normal operating conditions, interest rate changes rarely occur in such a uniform manner. Many factors affect the timing and magnitude of interest rate changes on financial instruments. In addition, management may deploy strategies that offset some of the impact of changes in interest rates. Consequently, variations should be expected from the projections resulting from the controlled conditions of the simulation analysis. Management maintains a simulation model where it is assumed that interest rate changes occur gradually, that rate increases for interest-bearing liabilities lag behind the rate increases of interest-earning assets, and that the level of deposit rate increases will be less than the level of rate increases for interest-earning assets. In this model, we project an increase in net interest income due to rising rates, during the twelve months following June 30, 2010.

46

HAMPTON ROADS BANKSHARES, INC.
PART I. FINANCIAL INFORMATION
Item 4. Controls and Procedures
The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures as of the end of the period covered by this report were designed and functioning effectively to provide reasonable assurance that the information required to be disclosed by the Company in reports filed under the Securities Exchange Act of 1934, as amended, is (i) recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and (ii) accumulated and communicated to our management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding disclosure.
The status of the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) have changed materially from their status as of March 31, 2010. As of March 31, 2010, the Company’s management concluded that its internal controls over financial reporting were not effective as a whole, and that all of the significant deficiencies reported as of December 31, 2009 continued to exist, except for the deficiency related to inadequate controls over the accounting for income taxes. As of June 30, 2010, however, the Company had implemented new procedures that remediated all of the remaining significant deficiencies and the material weakness that previously existed.

47

HAMPTON ROADS BANKSHARES, INC.
PART II. OTHER INFORMATION
ITEM 1 — LEGAL PROCEEDINGS
In the ordinary course of operations, the Company may become a party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on our business, financial conditions, or results of operations.
ITEM 1A — RISK FACTORS
Except as discussed below, there have been no material changes to the risk factors disclosed in our Annual Report on Form 10-K/A for the year ended December 31, 2009 or Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010.
We may be unable to close on our previously announced capital raising transactions or carry out our recapitalization plan.
Regulatory authorities require us to maintain certain levels of capital to support our operations. As of June 30, 2010, the Company is “critically undercapitalized” and BOHR is “significantly undercapitalized.” Accordingly, we have an immediate need to raise capital. We believe that our previously-announced capital infusion of at least $275 million, which is expected to close in the third quarter of this year, will restore BOHR to “well capitalized” status. However, we may be unable to close on our previously-announced capital raising transactions, which are vital to our recapitalization plan. We may be unable to close these transactions in a timely manner, or at all, because of the failure to obtain required regulatory approvals, shareholder approvals or satisfy other closing requirements, which would adversely affect our financial position, results of operations and ability to restore our capital ratios.
BOHR may become subject to additional regulatory restrictions or be placed in receivership in the event that its regulatory capital levels continue to decline.
As of June 30, 2010, BOHR was “significantly undercapitalized” under the prompt corrective action provision of the Federal Deposit Insurance Act (the “FDI Act”) and related regulations. However, if we are unable to raise capital, BOHR is at risk of becoming “critically undercapitalized” in the near future. Under the FDI Act, depository institutions that are “critically undercapitalized” must be placed into conservatorship or receivership within 90 days of becoming critically undercapitalized, unless the institution’s primary federal regulator (in our case, the Federal Reserve) determines and documents that “other action” would better achieve the purposes of FDI Act. If an institution remains critically undercapitalized on average during the calendar quarter beginning 270 days after it became critically undercapitalized, the FDI Act requires the appointment of a receiver unless the Federal Reserve and the FDIC can certify that the institution is viable and not expected to fail and also affirmatively can determine that the institution has positive net worth, is in compliance with an approved capital restoration plan, is profitable or shows a sustainable upward trend in earnings and is reducing its ratio of nonperforming loans to total loans. We believe that our previously-announced capital infusion, will prevent BOHR from being placed into conservatorship or receivership. However, if this transaction does not close, it is possible that BOHR we will be placed into conservatorship or receivership. If BOHR is placed into conservatorship or receivership, the Company would suffer a complete loss of the value of its ownership interest in BOHR. Further, if one of our subsidiary banks fails and is placed into receivership, it is highly likely the FDIC will exercise its “cross guarantee” rights and close the other subsidiary banks in order to reduce any loss or cost to the FDIC. Such a course of events could cause the Company to file for bankruptcy or become subject to an involuntary bankruptcy filing and could result in a loss of all of the value of the Company’s outstanding securities.
We have entered into a written agreement with the FRB and the Bureau of Financial Institutions, which requires us to dedicate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities.
We have entered into a written agreement with the FRB and the Bureau of Financial Institutions. The Agreement could, among other things, inhibit our ability to grow our assets and further inhibit our ability pay dividends.
In addition, the written agreement requires us to implement plans to improve our credit risk management, operating and financial management and capital plans. While subject to the written agreement, we expect that our management and board of directors will be required to focus considerable time and attention on taking corrective actions to comply with its terms. There can be no assurance that we will be able to successfully address the regulators’ concerns in the written agreement or that we will be able to comply with the terms of the written agreement. If we do not comply with the written agreement, we could be subject to the assessment of civil money penalties, further regulatory sanctions, or other regulatory enforcement actions.
For more information regarding our written agreement with the FRB and the Bureau of Financial Institutions, see “Note B — Regulatory Matters and Going Concern Considerations—Written Agreement.”

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HAMPTON ROADS BANKSHARES, INC.
PART II. OTHER INFORMATION
The Company has restated its financial statements, which may have a future adverse effect.
The Company may continue to suffer adverse effects from the restatement of its previously issued financial statements that were included in its annual report on Form 10-K for the year ended December 31, 2009, as amended, and its quarterly report on Form 10-Q for the quarter ended March 31, 2010.
As a result of this matter, the Company may become subject to civil litigation or regulatory actions. Any of these matters may contribute to further ratings downgrades, negative publicity and difficulties in attracting and retaining customers, employees and management personnel.

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HAMPTON ROADS BANKSHARES, INC.
PART II. OTHER INFORMATION
ITEM 2 — UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
The Company announced an open ended program on August 13, 2003, by which management was authorized to repurchase an unlimited number of shares of the Company’s common stock in the open market and through privately negotiated transactions. The Company did not repurchase any shares of common stock other than through this publicly announced plan. There were no share repurchase transactions conducted during the second quarter of 2010.
ITEM 3 — DEFAULTS UPON SENIOR SECURITIES
None.
ITEM 4 — REMOVED AND RESERVED
None.
ITEM 5 — OTHER INFORMATION
None.
ITEM 6 — EXHIBITS

3.1	Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 16, 2009, incorporated herein by reference.

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, incorporated by reference from the Registrant’s Form 8-K, filed September 24, 2009.

4.1	Specimen of Common Stock Certificate, incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.

10.1	Amended and Restated Investment Agreement, dated June 30, 2010, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.2	CapGen Investment Agreement, dated June 30, 2010, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.3	Form of Amended and Restated Securities Purchase Agreement, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.4	Securities Purchase Agreement, dated June 30, 2010, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.5	Carlyle Investor Letter, dated June 30, 2010, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.6	Anchorage Investor Letter, dated June 30, 2010, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.7	CapGen Investor Letter, dated June 30, 2010, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.8	Consent Letter with affiliate of Davidson Kempner, dated June 30, 2010, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.9	Consent Letter with affiliates of Fir Tree, dated June 30, 2010, incorporated by reference from the Registrant’s Form 8-K, filed July 7, 2010

10.10	Material Definitive Agreement between Hampton Roads Bankshares, Inc. and Bank of Hampton Roads and Federal Reserve Bank of Richmond and Virginia Bureau of Financial Institutions, filed June 17, 2010 and incorporated by reference.

31.1	The Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer is filed herewith.

31.2	The Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer is filed herewith.

32.1	Statement of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350 is filed herewith.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAMPTON ROADS BANKSHARES, INC.
(Registrant)
DATE: August 16, 2010	/s/ Lorelle Fritsch
Lorelle Fritsch
Chief Financial Officer (On behalf of the Registrant and as Principal Financial Officer)

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